   As filed with the Securities and Exchange Commission on May 16, 2000
                                                     Registration No. 333-95377
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                --------------

                            Amendment No. 4 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                                  NOOSH, INC.
            (Exact name of registrant as specified in its charter)

     Delaware                     7379                            77-0495080
 (State or other
 jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or
  organization)       Classification Code Number)           Identification Number)

                                --------------

              3401 Hillview Avenue, Palo Alto, California, 94304
                                (650) 320-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                               Ofer Ben-Shachar
                President, Chief Executive Officer and Chairman
               3401 Hillview Avenue, Palo Alto, California 94304
                                (650) 320-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies To:

 Laura A. Berezin, Esq.                Steven B. Stokdyk, Esq.
   Cooley Godward LLP                    Sullivan & Cromwell
 Five Palo Alto Square         1888 Century Park East Blvd., 21st Floor
  3000 El Camino Real               Los Angeles, California 90067
Palo Alto, CA 94306-2155                    (310) 712-6600
     (650) 843-5000

                                --------------

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell nor does it seek an offer to buy these securities in +
+any jurisdiction where the offer or sale is not permitted.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated May 16, 2000.

                                4,000,000 Shares

                             [LOGO OF NOOSH, INC.]

                                  NOOSH, Inc.

                                  Common Stock

                                  ----------

  This is an initial public offering of common stock of NOOSH, Inc. All of the 4,000,000 shares of common stock are being sold by NOOSH.

  Prior to this offering, there has been no public market for our common stock. We estimate the initial public offering price will be between $11.00 and $13.00 per share. We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol "NOSH".

  See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of our common stock.

                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                                                                Per Share Total
                                                                --------- -----
Initial public offering price..................................    $      $
Underwriting discount..........................................    $      $
Proceeds, before expenses, to NOOSH............................    $      $

  To the extent that the underwriters sell more than 4,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 600,000 shares from NOOSH at the initial public offering price less the underwriting discount.

                                  ----------

  The underwriters expect to deliver the shares in New York, New York on , 2000.

Goldman, Sachs & Co.                                          Robertson Stephens

             Banc of America Securities LLC

                                       PaineWebber Incorporated

                                                                      E*OFFERING

                                  ----------

                        Prospectus dated         , 2000

[Description of Inside Front Cover Graphic: Graphic depicts the print job work-flow and communication process before and after Noosh.com.

The graphic on the left-hand side of the page depicts the process before Noosh.com and contains circles, squares and triangles, arranged in a circular pattern, representing the parties involved in the print production process. In the center of the circle is a square representing a print broker, a circle representing the printing sales representative and a triangle representing the print buyer. Connecting the three parties in the center of the circle with the parties forming the outside of the circle are numerous lines representing the multiple interactions among the multiple parties prior to deploying our Noosh.com service.

The graphic on the right-hand side of the page depicts the process after Noosh.com and also contains circles, squares and triangles, arranged in a circular pattern, representing the parties involved in the print production process. In the center of the circle is the Noosh logo. Lines connect the Noosh logo with each of the parties forming the outside of the circle representing the fact that Noosh acts as a central location enabling collaboration among all the parties involved in the print production process.]



Top caption:

Noosh leverages the power of the Internet
                to improve the process of managing the design,
                                   procurement and production of print projects.



Caption below                          Caption below
left-hand graphic:                     right-hand graphic:

Traditional Process of                 Process of Managing Print Using Noosh.com
Managing Print

[Description of gatefold graphics: Graphic depicts Web site page views of our Noosh.com service. In the center is a depiction of the first page of our Web site. Underneath, in a semi-circle, are five additional graphics depicting other Web site page views correlating to features available on Noosh.com. Features highlighted are "Open Job", "Request/Accept Estimates", Collaborate", "Order Management/Event Tracking", "Ship Completed Jobs" and "Management
Reporting."

Open Jobs:         The Jobs page contains current job status, due date, and key contact information.

Request/Accept
Estimates:         Print jobs can be created and submitted by buyers and quoted online by print vendors.

Collaborate:       Users can build job teams consisting of participants from
                   multiple organizations.

Order
Management/Event
Tracking:          The noosh.com service provides online ordering, confirmation and order status reports.

Ship Completed
Jobs: Print buyers can choose to ship projects to one or multiple locations, and noosh.com tracks the status of shipments.

Management
Reporting:         Noosh.com provides access to real-time job-management
                   reports.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding NOOSH, Inc., and our financial statements and the related notes appearing elsewhere in this prospectus. Unless otherwise indicated, this summary and all the information in this prospectus assumes the automatic conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering and no exercise of the underwriters' over-allotment option.

                                  Our Business

  We are a provider of business-to-business e-commerce solutions for the printing industry. We have developed and operate noosh.com, an Internet-based service for managing the design, procurement and production of print orders. Our service can be used to manage print products as diverse as business cards and stationery, promotional brochures and direct mail, customized packaging and labels, and books and magazines. Our service leverages the benefits of the Internet to enable print buyers, print vendors and other providers of related services to communicate and collaborate efficiently through the complex, multi-step process of a print job.

   Our service is primarily targeted at large corporations which budget at least $10 million annually for their print buying requirements and their print vendors. Print vendors who use our service generally pay us a transaction fee based on the size and volume of the print order, and print buyers who use our service generally pay us a monthly fee. As of May 11, 2000 over 40 print buyers have signed agreements with us to use our service. Of these, Bank of America Corp., the General Electric Company and Wells Fargo & Company have encouraged their printers to use our noosh.com service. In addition, to promote the acceptance of our service by large national corporations, we have entered into agreements with national vendors in the print industry under which they have agreed to market our service to their customers. To date, we have entered into four such print vendor agreements with Consolidated Graphics, Inc., Moore North America, Inc., R.R. Donnelley & Sons Company and Wallace Computer Services, Inc. under which they have agreed to market our services to their customers. As of May 11, 2000, we have also entered into agreements to use our service with over 198 smaller printers, pre-press vendors and print brokers. None of our company agreements obligate the print buyers, print vendors, pre-press vendors and print brokers to use our service and as of March 31, 2000 we had not generated significant revenue from these agreements. From January 1, 2000 through March 31, 2000, over 487 print orders have been issued by print buyers and accepted by print vendors through our noosh.com service.

  We were incorporated in August 1998 and have a limited operating history. For the three-month period ended March 31, 2000, we had revenue of $68,000. From inception through December 31, 1999, we were a development stage company and did not have any revenue. We also have a history of significant losses. We incurred a net loss of $17.6 million for the year ended December 31, 1999 and a net loss of $20.7 million for the three-month period ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of $38.6 million. We anticipate that we will continue to incur operating losses and negative operating cash flow in the foreseeable future. In addition, we operate in a competitive industry in which new competitors can enter with little difficulty. Accordingly, we expect competition in the market for print management services to intensify in the future. See "Risk Factors" beginning on page 6 to read about these and other factors you should consider before buying our shares.

                             Corporate Information

  We were incorporated in California in August 1998 and reincorporated in Delaware in March 2000. Our corporate offices are located at 3401 Hillview Avenue, Palo Alto, California 94304. Our telephone number at that location is
(650) 320-6000. Information contained on our Web site does not constitute part of this prospectus. We have filed for federal trademark registration for NOOSHSM, the NOOSHSM logo and LiveJobsSM. Other trademarks and tradenames appearing in this prospectus are the property of their holders.

                                  The Offering

 Common stock offered by NOOSH.............. 4,000,000 shares
 Common stock to be outstanding after this
  offering.................................. 37,602,173 shares
 Use of proceeds............................ For working capital and general corporate purposes.  See "Use of
                                             Proceeds".
 Proposed Nasdaq National Market symbol..... "NOSH"

  The number of shares of common stock to be outstanding after this offering is stated as of April 4, 2000 and includes:

 . 21,981,137 shares of common stock and Class B common stock to be issued upon automatic conversion of preferred stock upon completion of this offering, based on an assumed initial public offering price of $12.00 per share;

 . 4,000,000 shares of common stock to be issued upon completion of this offering; and

 . 35,000 shares of common stock issuable upon exercise of a portion of an outstanding warrant at an exercise price of $7.45 per share prior to this offering.

  The number of shares of common stock to be outstanding after this offering excludes:

 . 14,950,000 shares of common stock authorized for issuance under our employee stock option plans, non-employee directors' stock option plan and our employee stock purchase plan, of which 4,392,538 shares, at a weighted average exercise price of $2.06, were subject to outstanding options as of April 4, 2000;

 . warrants for 1,573,308 shares of common stock and Class B common stock that are exercisable as of April 4, 2000 at a weighted average exercise price of $11.31; and

 . warrants for an additional 2,785,250 shares of common stock that may become exercisable in the future based on the holders meeting stated volume targets for business conducted over our service.

  Upon completion of this offering, our executive officers, directors, principal stockholders and their affiliates will beneficially own, in the aggregate, approximately 64.3% of our outstanding common stock. In addition, following this offering, our existing stockholders will own approximately 89.4% of our stock. As a result, these stockholders may be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent a change of control of NOOSH.

                             SUMMARY FINANCIAL DATA

  The following summary financial data are derived from our financial statements included elsewhere in this prospectus. The pro forma balance sheet data reflects the receipt of net proceeds of $10.0 million upon the issuance and sale of 769,231 shares of Series E preferred stock to GE Capital Equity Investments, Inc., an affiliate of the General Electric Company, in April 2000. The pro forma as adjusted balance sheet data reflects the receipt of net proceeds from the sale of 4,000,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share after deducting an assumed underwriting discount and estimated offering expenses payable by us. The pro forma as adjusted balance sheet data also assumes the exercise of a portion of an outstanding warrant for a total of 35,000 shares of common stock at an exercise price of $7.45 per share prior to this offering. We have assumed that this portion of the warrant will be exercised prior to this offering because the exercise price is less than the assumed initial public offering price and this portion of the warrant expires on the closing of the offering.

                          Period from                Period from
                           August 3,                  August 3,
                           1998 (date                 1998 (date                           Period from
                               of                         of                                August 3,
                           inception)                 inception)   Three Months Ended     1998 (date of
                               to       Year Ended        to            March 31          inception) to
                          December 31, December 31,  December 31, ----------------------    March 31,
                              1998         1999          1999       1999        2000          2000
                          ------------ ------------  ------------ ---------  -----------  -------------
                                       (in thousands, except share and per share data)
Revenue.................         --            --           --          --            68           68
Cost of Revenue.........         --            --           --          --           141          141
                           ---------   -----------    ---------   ---------  -----------    ---------
Gross Profit............         --            --           --          --           (73)         (73)
Statements of Operations
 Data:
Operating expenses:
 Research and
  development (exclusive
  of non-cash
  compensation expense
  of $771, $17
  (unaudited) and $718
  (unaudited) in the
  year ended December
  31, 1999, and the
  three month periods
  ended March 31, 1999
  and 2000, respectively
  reported below).......   $     111   $     3,053    $   3,164         273        2,039        5,203
 Sales and marketing
  (exclusive of non-cash
  compensation expense
  of $984, $18
  (unaudited) and $2,266
  (unaudited) in the
  year ended December
  31, 1999, and the
  three month periods
  ended March 31, 1999
  and 2000, respectively
  and value of warrants
  granted of $1,468 and
  $3,914 (unaudited) in
  the year ended
  December 31, 1999 and
  the three month
  periods ended March
  31, 2000, respectively
  reported below).......          96         9,412        9,508         300        9,979       19,487
 Value of warrants
  granted in connection
  with marketing
  agreements............         --          1,468        1,468         --         3,914        5,382
 General and
  administrative
  (exclusive of non-cash
  compensation expense
  of $813, $1 unaudited
  and $1,289 unaudited
  in the year ended
  December 31, 1999, and
  the three month
  periods ended March
  31, 2000 respectively
  reported below).......         107         1,795        1,902         128        1,197        3,099
 Amortization of
  deferred stock
  compensation..........         --          2,568        2,568          36        4,273        6,841
                           ---------   -----------    ---------   ---------  -----------    ---------
 Total operating
  expenses..............         314        18,296       18,610         737       21,402       40,012
                           ---------   -----------    ---------   ---------  -----------    ---------
 Loss from operations...        (314)      (18,296)     (18,610)       (737)     (21,475)     (40,085)
Interest income, net....         --            648          648           4          801        1,449
                           ---------   -----------    ---------   ---------  -----------    ---------
Net loss................   $    (314)  $   (17,648)   $ (17,962)       (733)     (20,674)     (38,636)
                           ---------   -----------    ---------   ---------  -----------    ---------
Net loss per share--
 basic and diluted......   $   (0.12)  $     (4.13)   $   (4.77)  $   (0.22) $     (3.91)   $   (7.76)
                           =========   ===========    =========   =========  ===========    =========
Shares used in per share
 calculation--basic and
 diluted................   2,521,485     4,275,090    3,763,399   3,405,069    5,292,410    4,978,794
                           =========   ===========    =========   =========  ===========    =========
Pro forma net loss per
 share--basic and
 diluted................               $     (1.15)                          $     (0.79)
                                       ===========                           ===========
Shares used in pro forma
 net loss per
 share--basic and
 diluted................                15,356,918                            26,025,280
                                       ===========                           ===========

                                                       As of March 31, 2000
                                                  ------------------------------
                                                                      Pro Forma
                                                   Actual Pro Forma  As Adjusted
                                                  ------- ---------- -----------
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................ $48,917  $58,917    $102,618
Working capital..................................  49,076   59,076     102,777
Total assets.....................................  56,327   66,327     110,028
Long-term debt...................................      79       79          79
Total stockholders' equity.......................  54,213   64,213     107,914

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are those we currently believe are material to our business, our industry and this offering. If any of the following risks actually occurs, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment. See "Note Regarding Forward-Looking Statements".

                         Risks Related to Our Business

We only incorporated in August 1998 and generated no revenue through December 31, 1999. Because our limited operating history makes it difficult to evaluate our business, our future financial performance may disappoint investors and result in a decline in our common stock price.

  We were incorporated in August 1998 and have a limited operating history, which makes an evaluation of our current business and prospects difficult. Through December 31, 1999, we did not generate any revenue and, we have had only limited revenue for the three-month period ended March 31, 2000. In addition, the revenue and income potential of our business is unproven. Due to our limited operating history, it will be difficult to predict accurately our future revenue or results of operations. This may result in one or more quarters where our financial performance falls below expectations of investors. As a result, the price of our common stock may decline.

The market for Internet-based print management services is at an early stage of development and, if our noosh.com service does not achieve widespread commercial acceptance, we will be unable to generate revenue.

  Because the market for Internet-based print management services is at an early stage of development, our noosh.com service may fail to achieve market acceptance. The acceptance of our Internet-based service may be hindered by:

 . the reluctance of prospective customers to change their existing print purchasing habits and alter the nature of their direct print vendor relationships;

 . our failure to effectively communicate the value of our service to prospective customers;

 . the inability of national printers with whom we have a relationship to effectively co-market our service to their customers; and

 . the emergence of new technologies or industry standards that could cause our service to be less competitive.

If our potential customers do not recognize the value of, or choose not to adopt, our service, we will be unable to generate revenue.

Because print buyers and print vendors currently coordinate print orders through a medium other than the Internet, they may not accept our Internet-based print management service and our business could suffer.

  Most print buyers and print vendors currently coordinate the procurement and management of customized print orders through either a combination of telephone, facsimile and paper or through proprietary software solutions. Growth in the demand for our noosh.com service depends on the adoption of e-commerce and Internet services by print buyers and print vendors, which requires their acceptance of a new way of managing the design, procurement and production of print orders. However, we may not be able to persuade print buyers or print vendors to abandon their traditional print management processes because of comfort with these processes and because of the existing direct relationships between print buyers and their vendors. Our business could suffer if Internet-based print management services are not accepted or not perceived to be effective by print buyers and print vendors.

We expect to incur significant future operating losses and may never achieve profitability.

  From inception through December 31, 1999, we were a development stage company and did not have any revenue. In addition, we incurred a net loss of $17.6 million for the year ended December 31, 1999 and a net loss of $20.7 million for the three-month period ended March 31, 2000. We anticipate that we will continue to incur operating losses and net losses for the foreseeable future. The extent of our future losses are dependent, in part, on the amount of growth in our revenue relative to our operating expenses. However, we currently expect to increase our operating expenses significantly as we incur expenses related to the development, operation and marketing of our service. In turn, our ability to generate revenue depends on our ability to convert our current users to paying customers and obtain new customers. If we fail to generate significant revenue, or if our operating expenses increase without a corresponding increase in revenue, our losses will continue to increase in future periods.

  Through the remainder of fiscal 2000, we intend to commit significant resources to sales and marketing and research and development activities. In particular, we intend to increase our sales and marketing expenses to hire additional sales and marketing personnel, to develop relationships with print buyers, print vendors and providers of related services and to build brand recognition. Similarly, we intend to increase our research and development activities to hire additional personnel and enhance the features and functionality or our noosh.com service for the print market, as well as for other print-related markets such as creative design process management and file and data storage.

  We expect to use the proceeds of this offering primarily to fund the development of our noosh.com service, including development of new versions of our service, enhanced functionality and improvements of our LiveJobs technology. In addition, we expect to use a portion of the proceeds to increase our sales and marketing activities. Any remaining proceeds will be used for general and administrative purposes. In that regard, we are currently looking for additional space in anticipation of the expiration of our current lease.

Converting our users to revenue-generating customers and attracting new customers is a complex and time-consuming process which may take longer than we expect. If we are unable to maintain or attract customers which agree to pay reasonable amounts for our service, we will be unable to generate sufficient revenue.

  Our user agreements do not obligate our users to use our service. We cannot assure you that we will be able to convert our existing users to revenue-generating customers or what price these customers will be willing to pay for our service. In addition, the enterprise-wide implementation of our service by large print buyers or vendors can be complex and time consuming because it may require us to perform a workflow analysis to determine how our noosh.com service can best be used within the enterprise, input contact lists and past documents as templates, train individuals within the print buyer's or print vendor's organization in the use of our noosh.com service and, with the help of our customer service representatives, begin the process of creating print jobs. Depending on the size of the customer, and the number of individuals that need to be trained, this process may take several weeks to complete. Therefore, to sell our service successfully, we must educate our potential customers on the uses and benefits of our service, which can require significant time and resources on our part. Consequently, we can not assure you that we will be able to attract new customers. If we are unable to convert our existing users to revenue-generating customers or attract new customers, our ability to expand our business will be hindered.

Intense competition in our industry could substantially impair our business and our operating results.

  We expect competition in the market for Internet-based print management services to intensify significantly in the future because new competitors can enter the market with little difficulty and can launch new Internet-based services for a relatively low cost. Competitors may offer Internet-based print management services superior to our current or proposed offerings and achieve greater market acceptance. In addition, because we have only recently implemented a pricing structure for our service, we cannot be certain that current users and future customers will be willing to pay the prices we have set. If we do not achieve market acceptance before our competitors offer more attractive services, we will lose customers and our market share will decline.

  We currently compete with several companies that offer business-to-business Internet-based services or enterprise software applications for the printing industry. Currently, our three principal competitors include Collabria, Inc., printCafe, Inc. and Impresse Corporation. We potentially will compete with a number of other companies, including print vendors offering traditional methods of buying and managing print orders, such as R.R. Donnelley, and companies that provide proprietary management software. These companies may develop alternative print procurement and management services. In addition, existing print vendors, including some of our users, may develop competing Internet-based services for the management of print orders. These vendors have well-established relationships with our current print buyers and potential customers, a large base of installed customers, extensive knowledge of our industry and significantly greater financial and marketing resources than we do. In addition, existing print vendors may not charge additional fees for their Internet-based service. To the extent existing print vendors elect to offer their services over the Internet, their relationships with their customers, industry knowledge and pricing flexibility may provide them with a competitive advantage because print buyers may be unwilling to adopt or pay for a new Internet-based system or may be more comfortable adopting the Internet-based services offered by their current print vendors.

  We believe that the principal competitive factors affecting our market include adoption by a significant number of print buyers and print vendors, core technology, product quality and performance, breadth and depth of product features, industry-specific expertise, customer service and support and value of solution. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

Because our quarterly operating results are difficult to predict and likely to fluctuate in future periods, we may fail to meet the expectations of investors, which may cause the market price of our common stock to decrease.

  Operating results are difficult to predict and are likely to vary significantly from quarter to quarter in the future. We compete in the general printing market, which is characterized by individual orders from customers for specific printing projects rather than long-term contracts. Continued engagement for successive print orders depends on the customers' satisfaction with our service. Therefore, the number, size and profitability of print orders may fluctuate from quarter to quarter. As a result, our quarterly operating results are difficult to predict and may fall below the expectations of current or potential investors in some future quarters, which could lead to a significant decline in the market price of our stock.

Because we have granted some of our print vendors and print buyers performance-based warrants, we expect to incur substantial non-cash charges which will reduce our operating results.

  We expect to incur substantial non-cash charges associated with the grant of performance-based warrants for an aggregate of 4,393,559 shares of common stock to four print vendors and three print buyers. These warrants are exercisable in increments ranging from 5,000 shares of common stock to 900,000 shares of common stock when the holders meet stated volume targets for business conducted through our noosh.com service. These volume targets range from $5 million in print orders to $1.5 billion in print orders. For the quarter ended
December 31, 1999, we recorded a charge of $1.5 million in connection with portions of warrants issued to two print vendors, and for the quarter ended March 31, 2000, we recorded a charge of $3.9 million in connection with a portion of the warrant issued to a third print vendor. In addition, based on an assumed initial public offering price of $12.00 per share, we expect to record a charge of $5.7 million for the quarter ending June 30, 2000 in connection with a portion of a warrant issued to a print buyer. The remaining portions of these warrants and the remaining warrants are exercisable when the holders meet stated volume targets for business conducted on or through our noosh.com service. The magnitude of each additional charge will be measured and the charge will be taken when it becomes probable that applicable volume targets will be achieved. Although, the magnitude of these potential charges cannot be currently calculated, we expect that the charges will be relatively large and will reduce our operating results or increase our losses on an aggregate and per share basis in the year these charges are expensed. In addition, to the extent holders exercise their warrants, the total number of shares we have outstanding would increase correspondingly. As a result, investors would suffer additional dilution of their ownership interest and in the book value of their investment.

Because we may issue additional performance-based warrants in the future to encourage print buyers and print vendors to conduct business through our noosh.com service, investors may suffer additional dilution when these warrants are exercised, and we may incur additional non-cash charges which would harm our operating results.

  In order to attract additional users and to provide an incentive for our current users to increase their use of our noosh.com service, we may issue additional performance-based warrants. These warrants may become exercisable when the holders meet pre-determined targets for business conducted through our service. To the extent we issue these warrants at an exercise price that does not correspond to the market value of our common stock on the date the warrants are exercised, we may incur substantial non-cash charges which would reduce our operating results or increase our losses, on an aggregate and per share basis, in the year we record the charge. In addition, to the extent these warrants are exercised, investors would suffer additional dilution in their ownership interest and in the book value of their investment.

If we are unable to expand our sales, marketing and customer support infrastructure successfully, our ability to increase sales of our service will be compromised.

  Our ability to expand our business will depend in part on recruiting and training additional direct sales, marketing and customer support personnel, including additional personnel in new geographic markets as we expand. Competition for qualified sales, marketing and customer support personnel is intense. We may not be able to expand our direct sales force successfully, which would limit our ability to expand our customer base. We may be unable to hire highly trained customer support personnel, which would make it difficult for us to meet customer demands. Any difficulties we may have in expanding our sales, marketing or customer support organizations will have a negative impact on our ability to attract new customers and retain existing users.

Our key management and technical personnel are critical to our business and if they do not remain with us in the future, our remaining management may become distracted, our reputation may be harmed and our operating expenses could increase.

  Our future success will depend to a significant extent on the continued services of Ofer Ben-Shachar, our President and Chief Executive Officer, David Hannebrink, our Vice President of Marketing and Business Development, Lawrence Slotnick, our Vice President of Engineering, and Robert Shaw, our Senior Vice President of Sales. The loss of the services of any of these individuals could cause us to incur increased operating expenses and divert other senior management time in searching for their replacements. The loss of their services could also harm our reputation as our users could become concerned about our future operations. We do not have long-term employment agreements with any of these personnel.

If we are unable to continually attract and retain qualified personnel, we may not be able to support the growth of our business.

  In order for our business to be successful, we must be able to continually attract and retain qualified personnel. In particular, we may hire additional experienced sales and marketing personnel, software developers, qualified engineers and other employees. Competition for these individuals is intense, especially in the Internet industry. We cannot be certain that we will be successful in attracting and retaining such personnel. If we fail to recruit and retain additional key personnel, we may be unable to expand our business and sell the noosh.com service.

Because many of the members of our management team have been employed with us for less than one year, we cannot be certain that they will be able to manage our business successfully.

  We are dependent on the successful integration of our management team in order for our business to be successful. Because of our limited operating history, many of our existing management personnel have been employed by us for less than a year. Therefore, we cannot be certain that we will be able to allocate responsibilities satisfactorily and that the new members of our management team will succeed in their roles. Our inability to integrate members of our current management team or any additional qualified personnel would make it difficult for us to manage our business successfully and pursue our growth strategy.

If we are unable to update the features and functionality for our service in response to rapid changes in technologies, customer demands and competitive offerings, our service may become obsolete and we will be unable to compete.

  The market for e-commerce solutions for the printing industry is subject to rapidly changing technologies and customer demands. In particular, in recent years, the market for printed business materials has experienced significant changes due to advances in computer and communication technologies. These changes have led to the implementation of new industry standards. For example, certain products that were once commercially printed are now generated on computers through desktop publishing software. In addition, some information is now disseminated in a digital or electronic format rather than in a paper format. To meet these challenges, we must correctly interpret the trends in the market for printed business materials and in customers needs, enhance the features and functionality of our current service in response to these trends and develop and introduce new services in a timely and cost-effective manner. We cannot be certain that the features and functionality that we currently offer, or the features and functionality that we may offer in the future, will be sufficient to encourage and facilitate the use of our noosh.com service. For example, the trend to digital and electronic dissemination could reduce the demand for printing of some communications. If we or our customers are focused on these types of communications, we would need to focus on other types of printing jobs. If we are unable to accurately determine the needs of print buyers and print vendors or the direction of trends in the market for printed business materials, we will be unable to design or implement the appropriate features and functionality for our noosh.com service which would result in decreased demand for our noosh.com service and a corresponding decrease in our revenue.

We may incur substantial expenses pursuing new or complementary business objectives, which may harm our operating results.

  Part of our strategy is to pursue new or complementary business opportunities within and outside the printing industry and to expand internationally. We may not be able to expand our service offerings and related operations in a cost-effective or timely manner. Expansion of our business into other print-related markets such as creative design process management and file and data storage will require significant additional expenditures and strain our personnel and resources. For example, we may need to incur significant marketing expenses to develop relationships with new suppliers and customers. In addition, we cannot be certain that we will be able to use our Live Jobs technology to expand our service offerings outside the printing industry in a timely and cost-effective manner. Even if we are successful in applying our technology to non-print related markets, our new service offerings may not achieve market acceptance, which could damage our reputation.

Because we have recently granted stock options to our employees at exercise prices significantly below the assumed initial public offering price, we will recognize a significant deferred stock compensation expense which could harm our operating results.

  Since inception in August 1998 through April 2000, we have granted options to employees at exercise prices which, based on the assumed initial public offering price of $12.00, we determined are below the deemed fair market value of our common stock for financial reporting purposes. As a result, we have recorded deferred stock-based compensation of $32.0 million for the period since inception through March 31, 2000. Of this $32.0 million, we recognized deferred stock compensation expense of $2.6 million for the year ended December 31, 1999 and $4.3 million for the three-month period ended March 31, 2000. The remainder will be amortized as stock-based compensation over the vesting period of the options, or through 2004.

Third parties may increase the fees they charge us for their technology or refuse to license technology to us, which may increase our costs or harm our service.

  We rely on third parties to provide us with software for which we pay fees. For example, we license software from Oracle Corporation and WebLogic, Inc. to support our noosh.com service. These parties may increase their fees significantly or refuse to license their software to us. While other vendors may provide similar technology, this software provides the infrastructure on which our service operates and is therefore important to our business. We cannot be certain that we would be able to obtain the required substitute technology on favorable terms or on a timely basis. If we cannot obtain the required technology at a reasonable cost or this technology is inadequate, we may incur additional expenses or experience delays or disruptions in our service.

Our inability to protect our intellectual property rights from third-party challenges may significantly impair our competitive position.

  If we fail to protect our proprietary rights adequately, our competitors could offer similar services, potentially harming our competitive position. We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have filed for trademark protection for NOOSH, the NOOSH logo and LiveJobs. We also have four U.S. patent applications pending in connection with the internally developed software applications that comprise our LiveJobs technology. However, we do not have any issued patents to date, and we can not be sure any patents will issue. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. We also cannot be sure that competitors will not independently develop technologies that are substantially equivalent or superior to the proprietary technologies employed in our Internet-based service.

Our service may infringe on the intellectual property rights of third parties, which may result in lawsuits and prevent us from selling our service.

  In recent years, there has been significant litigation in the United States concerning patents and other intellectual property rights involving companies in the Internet industry. The software code relating to our noosh.com service or our methods of providing our noosh.com service may infringe on the proprietary rights of others and other parties may assert infringement claims against us. In February 2000, we received a letter from an individual, Henry B. Freedman, advising us that his patent may cover the software code comprising our noosh.com service and requesting that we consider licensing the patent. We are currently evaluating the patent. If this matter, or any similar future matters or claims, cannot be resolved through a license or similar arrangement, we could become a party to litigation. Intellectual property claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and result in invalidation of our proprietary rights. In addition, these claims, regardless of whether they result in litigation and regardless of the outcome of the litigation, would be time-consuming and expensive to resolve and divert management time and attention. Any intellectual property dispute may cause us to do one or more of the following:

 .  stop selling or using our service;

 . attempt to obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all; or

 .  redesign the service.

  If we are forced to take any of these actions, our business may be harmed. Although we carry general liability insurance, our insurance may not cover claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

                     Risks Related to the Internet Industry

We depend on the increasing use of the Internet and on the growth of electronic commerce. If businesses do not accept Internet-based print management services, our business will fail.

  For us to succeed, the Internet must continue to be adopted as a significant business-to-business tool for managing vital business functions such as managing and producing printed business materials. To date, many businesses have been deterred from using the Internet for a number of reasons, including:

 .  unavailability of cost-effective, high-speed Internet access;

 .  inconsistent quality of service;

 .  potentially inadequate development of the global Internet infrastructure;
   and

 . the difficulty of integrating existing business software applications with online systems.

  Although the Internet has been widely adopted for business transactions, it may not achieve broad market acceptance for managing the design, procurement and production of print orders. Companies that have already invested substantial resources in traditional methods of managing and producing printed business materials may be reluctant to adopt new Internet-based services.

Any damage to or failure of our service could disrupt our business and undermine our reputation.

  Our operations depend in part on our ability to protect our systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, hacker attacks, physical break-ins and similar events. Any software or hardware damage or failure that causes interruption or an increase in response time of our online service could reduce customer satisfaction and decrease usage of our service. Although current utilization of our system processing capacity is limited, our capacity needs and limitations have been relatively untested to date. In addition, our plans for increasing system processing capacity whenever utilization exceeds 25% could result in a significant expense which would divert resources from sales and marketing or research and development and which may reduce our ability to compete or may cause our losses to increase or profitability to decrease.

  We have entered into a colocation agreement with AboveNet, Inc. to provide data center colocation, Internet connectivity, conditioned power and support and maintenance of our hardware and software at AboveNet's San Jose, California facility. We have also entered into an agreement with InterNAP Network Services Corporation for Internet connectivity services at InterNAP's Fremont, California facility. Since our data warehousing and network facilities are located in California, an earthquake, other natural disaster, or telecommunications failure could affect our operations unexpectedly and prevent us from offering our service. We cannot be certain, and neither InterNAP nor AboveNet guarantee, that our service will be uninterrupted, error-free or secure. For example, on three prior occasions, our users have experienced disruptions in service. On one of these occasions, the service interruption lasted for six hours and was the result of system-wide network failure at our vendor's facility. On the other occasions, the interruptions lasted from one to two hours and were the result of either power failure at our vendor's facility or maintenance problems within Noosh. Any future interruptions, errors or breaches of security could harm our business and our reputation.

Security risks and concerns may deter the use of the Internet for conducting e-commerce, which may inhibit the use of our service and limit our growth.

  Secure transmission of confidential information over public networks is critical for conducting e-commerce. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems. If any well-publicized compromises of security were to occur, they could have the effect of substantially reducing the use of the Internet for commerce and communications, which could reduce usage of our service and harm our business. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our service or operations. In the past, computer viruses or software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our users, which could disrupt our network or make it inaccessible to users. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of proprietary information, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them.

Because the volume of data traffic over the Internet, in general, and our Web site, in particular, has increased significantly over a short period of time, users may experience performance problems with our service which may hinder the adoption of our Internet-based print management service.

  Our success in attracting and retaining customers and convincing them to increase their reliance on our Internet-based print management service depends on our ability to offer customers reliable and continuous service. This requires us to ensure continuous and error-free operation of our systems. To the extent that the volume of data traffic on our web site and other systems increases, we must upgrade and enhance our technical infrastructure to accommodate the increased demands placed on our systems. Our ability to increase the speed and reliability of our service, however, is limited by and depends upon both the infrastructure supporting the Internet and the internal networks of our existing users and future customers. As a result, the success of our service is dependent upon improvements in networking infrastructure. If these improvements are not available or are not implemented in a timely fashion by our current users and future customers, we will have difficulty in retaining current users or attracting new customers, and our business would be harmed.


Increasing governmental regulation of electronic commerce could limit our growth.

  The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our service, increase our cost of doing business or otherwise harm our business. Federal, state, local and foreign governments are considering legislative and regulatory proposals relating to Internet user privacy, security, taxation, pricing, quality of products and services and intellectual property ownership. How existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret and defamation is uncertain. In addition, the recent growth of Internet commerce has been attributed by some to the lack of sales and value-added taxes on interstate sales of goods and services over the Internet. Numerous state and local authorities have expressed a desire to impose such taxes on sales to consumers and businesses in their jurisdictions. The Internet Tax Freedom Act of 1998 prevents imposition of such taxes through October 2001. If the federal moratorium on state and local taxes on Internet sales is not renewed, or if it is terminated before its expiration, sales of goods and services over the Internet could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Internet-based commerce, including sales of our service.

                         Risks Related to this Offering

In the future, we may need to raise additional capital to fund our operations. Any difficulty in obtaining additional financial resources could force us to curtail our operations or prevent us from pursuing our growth strategy.

  We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. However, even with the proceeds of this offering, we may need to raise additional capital in the future in order to fund our planned expansion of operations, to pursue additional customer sales and to pursue our growth strategy. Our future capital requirements will depend on many factors that are difficult to predict, including our rate of revenue growth, our operating losses, the cost of obtaining new customers, the cost of upgrading and maintaining our infrastructure and other systems and the size, timing and structure of any acquisition that we complete. As a result, we cannot predict with certainty the timing or amount of our future capital needs. We have no commitments for additional financing, and we may experience difficulty in obtaining additional funding on favorable terms or at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, promote our brand identity, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could force us to curtail our operations and would have a negative effect on our business.

  Any future funding may dilute the ownership of our stockholders or impose limitations on our operations. If we raise additional funding through the issuance of equity, the percentage of our company owned by our then current stockholders will be correspondingly reduced.

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock will be determined through negotiations between us and the representatives of the underwriters. However, we cannot predict whether the market price of our common stock following this offering will be below, at, or above the initial public offering price. We also cannot be certain whether an active trading market in the common stock will develop following this offering and how liquid that market will be. As a result, if you decide to purchase our shares, you may not be able to resell your shares at or above the initial public offering price. In addition, in the past, we have issued performance-based warrants to print buyers and print vendors in order to encourage their use of our service. Because these warrants become exercisable based on usage by the holder, they encourage the holder to use the noosh.com service. If the market price for our common stock is volatile, our ability to issue warrants to print buyers and vendors may be compromised and our ability to grow our business may be impaired.

  The market price for our shares of common stock may be volatile. A number of factors can contribute to volatility in our stock price, including:

 .  actual or anticipated variations in our quarterly operating results;

 . changes in market valuations of other Internet or online business-to-business e-commerce companies such as Ariba, Inc. or Commerce One, Inc.;

 . the gain or loss of significant relationships with national printers such as Consolidated Graphics, Inc., Moore North America, Inc., R.R. Donnelley &
   Sons Company and Wallace Computer Services or major print buyers;

 . announcements of technological innovations or significant contracts by us or our primary competitors, Collabria, Inc., printCafe, Inc. and Impresse Corporation;

 .  acquisitions, strategic partnerships, joint ventures or capital commitments;

 .  additions or departures of key personnel such as Ofer Ben-Shachar, David
   Hannebrink, Lawrence Slotnick and Robert Shaw; and

 .  general conditions in the Internet commerce and printing industries.

  In addition, the stock market in general has experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. This is particularly characteristic of many companies in the technology and emerging growth sectors. A prolonged decline in our stock price could make it difficult to attract or retain employees. For example, recent declines in the stock prices of many technology companies have resulted in a substantial increase in employee attrition. Some companies have been forced to grant additional stock options or reprice existing options to retain employees. In addition, a prolonged decrease in our stock price could make it more difficult to raise additional capital by accessing the public markets. Our failure to raise additional capital through the public markets would have an adverse affect on our liquidity and on the growth of our business unless we can locate other sources of funding.

  In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention. In addition, any litigation could harm our operating results or our ability to attract and retain new employees.

Our existing stockholders will be able to exercise significant control over all matters requiring stockholder approval.

  On completion of this offering, our executive officers, directors and greater than 5% stockholders, consisting of Accel Partners, Advanced Technology Ventures, Meritech Capital and R.R. Donnelley and their affiliates, will beneficially own, in the aggregate, approximately 64.3% of our outstanding common stock. As a result, these stockholders, acting together, would be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us.

Provisions of our charter documents and Delaware law contain provisions that may discourage a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

  Provisions of our certificate of incorporation and our bylaws may have the effect of delaying or preventing an acquisition, a merger in which we are not the surviving company or changes in our management. These provisions:

  . establish a classified board of directors so that not all members of the board may be elected at one time;

  . authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  .  limit who may call a special meeting of the stockholders;

  . prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  . establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

  In addition, because we reincorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination including us. These provisions could limit the price that investors might be willing to pay in the future for our common stock.

Future sales of our common stock may depress our stock price.

   Sales of our common stock into the market could cause the market price of our common stock to drop significantly, even if our business is doing well. After this offering, we will have outstanding 37,602,173 shares of common stock assuming no exercise of the underwriters' over-allotment option. All the 4,000,000 shares sold in this offering will be freely tradable at the date of this prospectus. The remaining 33,602,173 shares of our common stock that will be outstanding after this offering will be eligible for sale as follows:

   Number of Shares   Date eligible for sale
   ----------------   ----------------------
    20,106,997        180 days after the date of this prospectus, if sales
                      meet the restrictions under federal securities laws

    13,495,176        Beginning in November 2000, if sales meet the
                      restrictions under federal securities laws

  The table above gives effect to lockup agreements with the underwriters or agreements with us under which our directors, officers, employees and other stockholders have agreed not to sell, transfer or otherwise dispose of their shares of common stock for 180 days after the date of this prospectus. Although there is no agreement or understanding for the underwriters to waive the lock-up agreements, Goldman, Sachs & Co. may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements.

  Additionally, of the 4,392,538 shares that may be issued upon the exercise of outstanding options as of April 4, 2000, approximately 2,416,264 shares will be vested and eligible for sale 180 days after the date of this prospectus. As of April 4, 2000, warrants for 1,573,308 shares of common stock and Class B common stock were exercisable and warrants for an additional 2,785,250 shares of common stock and Class B common stock may become exercisable in the future based on the holders meeting stated volume targets for business conducted over our service. If exercised, the earliest that these shares will be eligible for sale under Rule 144 is December 2000. For a further description of the eligibility of shares for sale into the public market following this offering, see "Shares Eligible for Future Sale".

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these statements. In some cases, you can identify statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue" or the negative of these terms or other comparable terminology.

  Although we believe that the expectations reflected in the statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the statements after the date of this prospectus to conform these statements to actual results or events except to the extent required under law.

                   USE OF PROCEEDS AND PLAN OF OPERATION

  We estimate that the net proceeds to us from the sale of the shares being offered will be $43.4 million, at an assumed initial public offering price of $12.00 per share, after deducting an assumed underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, then we estimate that the net proceeds to us from the sale of the shares being offered will be $50.1 million.

  We intend to use all of the proceeds for working capital and general corporate purposes. However, we have not made a specific allocation of the proceeds. The primary purposes of this offering are to fund our operations, increase our visibility in the marketplace, create a public market for our common stock and facilitate future access to public equity markets. We may also use a portion of the net proceeds to acquire complementary technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations involving any of these transactions.

  Through the remainder of fiscal 2000, we intend to commit significant resources to sales and marketing and research and development activities. In particular, we intend to increase our sales and marketing expenses to hire additional sales and marketing personnel, to develop relationships with print buyers, print vendors and providers of related services and to build brand recognition. Similarly, we intend to increase our research and development activities to hire additional personnel and enhance the features and functionality or our noosh.com service for the print market as well as for other print-related markets such as creative design process management and file and data storage.

  In addition to the proceeds from this offering, we may require additional funds to support our growth. We may seek to obtain additional funds after this offering through equity or debt financings. We cannot be certain that additional financing will be available to us on favorable terms, if at all. If adequate funds are not available to us on acceptable terms, our business will be harmed. If we are unable to obtain additional funds, we estimate that our current cash resources, interest income and the proceeds of this offering will be sufficient to fund our operations for the next 18 months, depending on the amount of sales and market and research and development activities actually conducted. However, this estimate is based on assumptions regarding the growth of our business and our expenses. If these assumptions prove to be wrong and if we do not generate significant revenue from our business, we may need to raise additional funds prior to that time.

  Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of March 31, 2000 on an actual, pro forma and pro forma as adjusted basis. The pro forma column reflects the receipt of net proceeds of $10.0 million upon the issuance and sale of 769,231 shares of Series E preferred stock to GE Capital Equity Investments in April 2000 and the automatic conversion of all shares of outstanding preferred stock, into 21,981,137 shares of common stock and Class B common stock upon the closing of this offering, based on an assumed initial public offering price of $12.00 per share. The pro forma as adjusted column reflects our pro forma capitalization plus:

 . our sale of 4,000,000 shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting an assumed underwriting discount and estimated offering expenses payable by us; and

 . 35,000 shares of common stock issuable upon exercise of a portion of an outstanding warrant at an exercise price of $7.45 per share prior to this offering. We have assumed that this portion of the warrant will be exercised prior to the closing of this offering because the exercise price is less than the assumed initial public offering price and this portion of the warrant expires on the closing of the offering.

  None of the columns reflect:

 . 14,950,000 shares of common stock authorized for issuance under our employee stock option plans, non-employee directors' stock option plan and our employee stock purchase plan of which 4,392,538 shares were subject to outstanding options as of April 4, 2000;

 . warrants for 1,573,308 shares of common stock and Class B common stock that were exercisable as of April 4, 2000 at a weighted average exercise price of $11.31; and

 . warrants for an additional 2,785,250 shares of common stock and Class B common stock outstanding as of April 4, 2000 that may become exercisable in the future based on the holders meeting stated volume targets for business conducted over our service.

  You should read the table below along with our balance sheet as of March 31, 2000 and the related notes.

                                                      As of March 31, 2000
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                  (in thousands, except share
                                                             data)
Cash and cash equivalents......................  $ 48,917   $58,917    $102,618
                                                 ========  ========    ========
Long-term debt.................................  $     79  $     79    $     79
                                                 --------  --------    --------
Stockholders' equity:
 Preferred stock, par value $0.001; 16,035,000
  shares authorized, actual; 15,200,000 shares
  authorized pro forma; 5,000,000 shares
  authorized, pro forma as adjusted; 14,614,631
  shares issued and outstanding, actual; no
  shares issued and outstanding, pro forma and
  pro forma, as adjusted ......................        14        --          --
 Common stock, par value $0.001; 45,000,000
  shares authorized, actual and pro forma;
  75,000,000 shares authorized, pro forma as
  adjusted; 11,586,036 shares outstanding,
  actual; 33,562,215 shares outstanding pro
  forma; 37,597,215 shares outstanding pro
  forma as adjusted ...........................        11        32          36
 Additional paid-in capital....................   121,036   131,029     174,726
 Deferred stock compensation...................   (25,171)  (25,171)    (25,171)
 Notes receivable from common stockholders.....    (3,041)   (3,041)     (3,041)
 Deficit accumulated during the development
  stage........................................   (38,636)  (38,636)    (38,636)
                                                 --------  --------    --------
 Total stockholders' equity ...................    54,213    64,213     107,914
                                                 --------  --------    --------
  Total capitalization.........................  $ 54,292  $ 64,292    $107,993
                                                 ========  ========    ========

                                   DILUTION

  Our pro forma net tangible book value as of March 31, 2000 was $64.2 million, or $1.87 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding after giving effect to the sale and issuance of 769,231 shares of Series E preferred stock in April 2000 and the automatic conversion of all shares of outstanding preferred stock into 21,981,137 shares of common stock and Class B common stock upon the closing of this offering based on an assumed initial public offering price of $12.00 per share. Dilution in net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 4,000,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, after deducting an assumed underwriting discount and estimated offering expenses payable by us and after giving effect to the issuance of 35,000 shares of common stock upon the exercise of a portion of a warrant at an exercise price of $7.45 per share prior to this offering, our pro forma net tangible book value at March 31, 2000 would have been $107.9 million or $2.81 per share of common stock. We have assumed that this portion of the warrant will be exercised prior to this offering because the exercise price is less than the assumed initial public offering price and this portion of the warrant expires on the closing of the offering. This represents an immediate increase in pro forma net tangible book value of $0.94 per share to existing stockholders and an immediate dilution of $9.19 per share to new investors purchasing shares at the assumed initial offering price. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share...............       $12.00
     Pro forma net tangible book value per share at March 31,
      2000....................................................... $1.87
     Increase per share attributable to new investors............  0.94
                                                                  -----
   Net tangible book value per share after the offering..........         2.81
                                                                        ------
   Dilution per share to new investors...........................       $ 9.19
                                                                        ======

  The following table summarizes, as of March 31, 2000, after giving effect to the Series E preferred stock issued and the issuance of 35,000 shares of common stock upon the exercise of a portion of a warrant, the differences between the existing stockholders and new investors in this offering with respect to the number of shares of common stock and preferred stock purchased from us, the total consideration paid to us and the average price per share paid:

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent per Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 33,597,215    89%  $ 92,801,000    66%   $ 2.76
New investors.................  4,000,000    11     48,000,000    34     12.00
                               ----------   ---   ------------   ---
  Totals...................... 37,597,215   100%   140,801,000   100%
                               ==========   ===   ============   ===

  The preceding tables assume no issuance of shares of common stock or Class B common stock under warrants or our stock plans after March 31, 2000. As of April 4, 2000, there were outstanding:

 . 4,392,538 shares subject to outstanding options at a weighted average exercise price of $2.06 per share;

 . warrants for 1,573,308 shares of common stock and Class B common stock that are exercisable at a weighted average exercise price of $11.31; and

 . warrants for an additional 2,785,250 shares of common stock and Class B common stock that may become exercisable in the future based on the holders meeting stated volume targets for business conducted over our service.

  If all of these options were exercised, then the total dilution per share to new investors would be $8.34.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read together with our financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statements of operations data and the balance sheet data presented below have been derived from financial statements that have been audited by PricewaterhouseCoopers, independent accountants, included elsewhere in this prospectus.

                          Period from                Period from
                           August 3,                  August 3,
                           1998 (date                 1998 (date
                               of                         of                               Period from
                           inception)                 inception)   Three Months Ended     August 3, 1998
                               to       Year Ended        to            March 31,            (date of
                          December 31, December 31,  December 31, ----------------------  inception) to
                              1998         1999          1999       1999        2000      March 31, 2000
                          ------------ ------------  ------------ ---------  -----------  --------------
                             (in thousands, except share and                  (unaudited)
                                     per share data)
Revenue.................   $     --    $       --     $     --    $     --   $        68    $      68
Cost of Revenue.........         --            --           --          --           141          141
                           ---------   -----------    ---------   ---------  -----------    ---------
Gross Profit............         --            --           --          --           (73)         (73)

Statements of Operations
 Data:
Operating expenses:
Research and development
 (exclusive of non-cash
 compensation expense of
 $771, $17 (unaudited)
 and $718 (unaudited) in
 the year ended
 December 31, 1999 and
 the three month periods
 ended March 31, 1999
 and 2000 respectively
 reported below)........         111         3,053        3,164         273        2,039        5,203
Sales and marketing
 (exclusive non-cash
 compensation expenses
 of $984, $18
 (unaudited) and $2,266
 (unaudited) in the year
 ended December 31, 1999
 and the three month
 periods ended March 31,
 1999 and 2000
 respectively and value
 of warrants granted of
 $1,468 and $3,914
 unaudited in the year
 ended December 31, 1999
 and the three month
 period ended March 31,
 2000, respectively,
 reported below)........          96         9,412        9,508         300        9,979       19,487
Value of warrants
 granted in connection
 with marketing
 agreements.............         --          1,468        1,468         --         3,914        5,382
General and
 administrative
 (exclusive of non-cash
 compensation expense of
 $813, $1 (unaudited),
 $1,289 (unaudited) in
 the year ended December
 31, 1999 and the
 three month periods
 ended March 31, 1999
 and 2000, respectively
 reported below)........         107         1,795        1,902         128        1,197        3,099
Amortization of deferred
 stock compensation.....         --          2,568        2,568          36        4,273        6,841
                           ---------   -----------    ---------   ---------  -----------    ---------
   Total operating
    expenses............         314        18,296       18,610         737       21,402       40,012
                           ---------   -----------    ---------   ---------  -----------    ---------
Loss from Operations....        (314)      (18,296)    ( 18,610)       (737)     (21,475)     (40,085)
Interest income, net....         --            648          648           4          801        1,449
                           ---------   -----------    ---------   ---------  -----------    ---------
Net loss................   $    (314)  $   (17,648)   $ (17,962)  $    (733) $    20,674    $ (38,636)
                           =========   ===========    =========   =========  ===========    =========
Net loss per share,
 basic and diluted......   $   (0.12)  $     (4.13)   $   (4.77)  $   (0.22) $     (3.91)   $   (7.76)
                           =========   ===========    =========   =========  ===========    =========
Shares used in per share
 calculation--basic and
 diluted................   2,521,485     4,275,090    3,763,399   3,405,069    5,292,410    4,978,794
                           =========   ===========    =========   =========  ===========    =========
Pro forma net loss per
 share--basic and
 diluted................               $     (1.15)                          $     (0.79)
                                       ===========                           ===========
Shares used in pro forma
 net loss per share--
 basic and diluted......                15,356,918                            26,025,280
                                       ===========                           ===========

                                                            As of
                                                         December 31,    As of
                                                        -------------- March 31,
                                                         1998   1999     2000
                                                        ------ ------- ---------
                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents.............................. $1,117 $48,349  $48,917
Working capital........................................    902  47,238   49,076
Total assets...........................................  1,239  53,029   56,327
Long-term debt.........................................    --       79       79
Total liabilities......................................    241   2,137    2,114
Total stockholders' equity.............................    998  50,892   54,213

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is a discussion of our operations and should be read together with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

  We were incorporated in August 1998, and we initiated testing of our service with users, whom we refer to as beta users, in July 1999. On October 1, 1999, we made our service commercially available to users other than our beta users. From inception through December 31, 1999, we were a development stage company, and we did not generate any revenue, and our operating activities were related primarily to the design and development of our noosh.com service, building our corporate infrastructure, establishing relationships with print buyers and vendors and raising capital. During this period, we expanded our organization by hiring personnel in key areas, particularly sales and marketing and research and development. From inception through December 31, 1999, we accumulated net losses of $18.0 million. Our net losses for the three-month period ended March 31, 2000 were $20.7 million.

  We first recognized revenue in connection with the use of our noosh.com service during the three-month period ended March 31, 2000. During this period, approximately 487 print orders were issued by print buyers and accepted by print vendors through our service. We recognized revenues of approximately $68,000 during this quarter. The aggregate amount paid or payable by print buyers to print vendors for these print orders was approximately $3.1 million, with an average order size in excess of $6,300. Generally, we charge print vendors a transaction fee based on the size of the print order and the aggregate volume of orders processed by the particular user. We enter into agreements with print vendors that typically have a term of one to two years. These agreements do not require the print vendors to use our service. Some large print vendors will receive discounts based on aggregate volume and other services they provide. In addition, print buyers generally pay us a monthly fee for using our service. However, our pricing strategy has only recently been implemented and, as a result, the fees that we charge and the volume discounts that we offer to print buyers and print vendors vary widely and may change in the future. To date, we have charged print vendors transaction fees which usually range from approximately 1% to 3% of the aggregate dollar volume of the print order, and we have charged print buyers monthly fees which usually range from several hundred to several thousand dollars per month. We determine the amount of our fees based on the size and bargaining leverage of the user, the aggregate monthly dollar volume of usage and the volume of print orders that we expect to be processed through our noosh.com service in the future.

  As we seek to expand our business, we intend to continue to commit significant resources to sales and marketing and research and development activities. We expect that we will incur losses and generate negative cash flow from operations for the foreseeable future. Our ability to achieve profitability depends upon our ability to increase our sales substantially. In view of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results, including our operating expenses, may not be predictive of our future performance.

  In December 1999, we entered into agreements with two print vendors, Consolidated Graphics and Wallace Computer Services, under which they will be able to process print orders placed by their customers using our service. In connection with these agreements, we issued a warrant to Wallace Computer Services to purchase 270,000 shares of common stock and a warrant to Consolidated Graphics to purchase 225,000 shares of common stock. A total of 140,000 shares subject to the Wallace warrant were immediately exercisable. Of these 140,000 shares, the right to purchase 35,000 shares will terminate upon the closing of this offering. An additional 35,000 shares subject to the

Wallace warrant are exercisable on December 31, 2000, or earlier, if certain targets for business conducted over our service are met, at an exercise price of $7.45 per share. The value of these portions of the warrant, $1,468,000, was charged to operations for the year ended December 31, 1999 because there were no performance targets associated with their exercise. A total of 75,000 shares subject to the Consolidated Graphics warrant were immediately exercisable at an exercise price of $11.00 per share. The value of this portion of the warrant, $373,000, was also charged to operations for the year ended December 31, 1999 because there were no performance targets associated with its exercise. The remaining portions of these two warrants become exercisable only when these print vendors meet stated volume targets for business conducted over our service at exercise prices ranging from $7.45 per share to the fair market value of our common stock on the date the volume targets are met. The remaining shares under the warrants will be valued and a charge will be taken in a similar manner when it becomes probable that the volume targets will be met.

  In January 2000, we entered into an agreement with a print buyer, Bank of America Technology and Operations, Inc., under which Bank of America will be able to process its print orders using our service. In connection with that agreement, we issued Bank of America a warrant to purchase 50,000 shares of common stock. All of the shares are exercisable at an exercise price of $11.00 per share, but only if Bank of America meets a stated volume target for business conducted over our service. A charge on these shares will be taken using the Black-Scholes option pricing model, assuming a term of three years and expected volatility of 60%. This charge will be taken when it becomes probable that the volume target will be met.

  In January 2000, we entered into an agreement with R.R. Donnelley to co-market and make our noosh.com service available to R.R. Donnelley's customers. In connection with the agreement, R.R. Donnelley purchased 1,272,727 shares of series D preferred stock for a total of $14.0 million. In addition, we issued two warrants to R.R. Donnelley to purchase an aggregate of 2,780,158 shares of common stock at an exercise price of $11.00 per share. A total of 946,308 shares of common stock are issuable immediately upon the exercise of portions of the warrants. The remaining portions of the warrants are exercisable when R.R. Donnelley or, in the case of one of the warrants, a specific business unit of R.R. Donnelley, meets volume targets for business conducted over our service at an exercise price of $11.00 per share. Using the Black-Scholes option pricing model and assuming a term of two years and expected volatility of 60%, the fair value of the shares that are immediately exercisable under the warrants approximated $3.9 million. Accordingly, we recorded a charge of $3.9 million for the quarter ending March 31, 2000 in connection with these warrants. The remaining shares under the warrants will be valued and a charge will be taken in a similar manner when it becomes probable that the volume targets will be met. We have also granted R.R. Donnelley the right to require us to register the sales of the shares of common stock issuable to them upon conversion of the warrants.

  In February 2000, we entered into agreements with a print vendor, ColorGraphics, Inc., and a print buyer, J.Crew Group Inc., under which they will be able to process their print orders using our service. In connection with these agreements, we issued a warrant to ColorGraphics to purchase 100,000 shares of common stock and a warrant to J.Crew to purchase 10,000 shares of common stock. The ColorGraphics warrant is exercisable on the date following the first anniversary of the date of grant and only to the extent ColorGraphics meets volume stated targets for business conducted over our service. The exercise price of the ColorGraphics warrant ranges from the initial public offering price to the fair market value of our common stock as of the end of the calendar quarter during which the volume target is met. The J. Crew warrant is exercisable on the date following the first anniversary of the date of grant and only to the extent J. Crew meets a target for business conducted over our service. The exercise price for the J. Crew warrant is equivalent to the initial public offering price per share.

  In April 2000, we entered into an agreement with a print buyer, General Electric Capital Services, Inc., an affiliate of the General Electric Company, under which GE, and any affiliate of GE, will be able to process their print orders using our service. In connection with this agreement, GE Capital Equity Investments, Inc., another affiliate of the General Electric Company, purchased 769,231 shares of Series E preferred stock for a total of $10.0 million. The shares of Series E preferred stock held by GE Capital Equity Investments will convert into Class B common stock upon the closing of this offering. In addition, we issued GE Capital Equity Investments a warrant to purchase up to 958,400 shares of capital stock. A portion of the warrant, for a total of 432,000 shares of capital stock, is immediately exercisable. The remaining portion of the warrant becomes exercisable in increments when GE, together with its affiliates, meets stated volume targets for business conducted over our service and recommends our service to a stated percentage of identified print vendors and customers of GE Capital's Card Services. Initially, the exercise price of the warrant is $13.00 per share. Upon the automatic conversion of our Series E preferred stock upon the closing of this offering, the exercise price of the warrant will be adjusted to the lesser of $13.00 per share or the conversion price of the Series E preferred stock in effect immediately prior to such conversion. Initially, the warrant is exercisable for Class B common stock. At the option of GE Capital Equity Investments, on the date 90 days after this offering, a portion of the warrant may be exercisable for common stock. In addition, on the earlier of April 4, 2001 or the date 180 days after this offering, the remainder of the warrant will become exercisable for common stock. Using a Black-Scholes option pricing model and assuming a term of four years, an initial public offering price of $12.00 per share and expected volatility of 60%, the fair value of the shares that are immediately exercisable under the warrant approximated $5.7 million. Accordingly, we will record a charge of $5.7 million for the quarter ending June 30, 2000 in connection with this portion of the warrant. The remaining shares under the warrant will be valued and a charge will be taken in a similar manner when its becomes probable that the targets applicable to the shares will be met. GE Capital Equity Investments also has the right to require us to register the sales of the common stock issuable upon conversion of the warrant.

  We expect to incur substantial non-cash charges associated with the grant of these performance-based warrants. These warrants are exercisable in increments ranging from 5,000 shares of our common stock to 900,000 shares of our common stock when the holders meet stated volume targets for business conducted through our service. These volume targets range from $5 million in print orders to $1.5 billion in print orders. However, our user agreements with Consolidated Graphics, Wallace Computer Services, Bank of America, R. R. Donnelley, ColorGraphics, J. Crew and General Electric Capital Services do not obligate these users to use our noosh.com service. Further, because we have only limited revenue to date, we can not determine whether these users will be able to meet the volume targets stated in their warrant agreements.

  We may grant performance-based warrants in the future to provide an incentive for our users to increase their use of our noosh.com service. These warrants would become exercisable when the holders meet pre-determined targets for business conducted through our service. To the extent we issue these warrants at an exercise price that does not correspond to the market value of our common stock on the date the warrants are exercised, we may incur substantial non-cash charges which would reduce our operating results or increase our losses, on an aggregate and per share basis, in the year we record the charge. In addition, to the extent these warrants are exercised, investors would suffer additional dilution in their ownership interest and in the book value of their investment.

  Options granted to our employees from our inception through March 31, 2000 have been granted at exercise prices which, based on the assumed initial public offering price of $12.00 per share, we determined are below the deemed fair market value for financial reporting purposes. Since inception through March 31, 2000, we had recorded aggregate deferred stock compensation for these options of $32.0 million. The deferred stock compensation is being amortized over the vesting periods of the stock options. We recognized no deferred stock compensation expense during the period ended December 31, 1998, $2.6 million for the year ending December 31, 1999 and $4.3 million for the three month period ended March 31, 2000. Future amortization based on options granted through March 31, 2000 is anticipated to be approximately:

     Nine Months Ending December 31,                                    Amount(s)
     -------------------------------                                   -----------
         2000......................................................... $12,934,000
     Year Ended December 31,
     -----------------------
         2001.........................................................   7,696,000
         2002.........................................................   3,553,000
         2003.........................................................     980,000
         2004.........................................................       8,000

Results of Operations

   Three-Month Period Ended March 31, 1999 and March 31, 2000

   Revenue

  From inception through the period ended December 31, 1999 we were a development stage company, and we did not have any revenue. For the three-month period ended March 31, 2000, we recognized revenue of approximately $68,000. This revenue was derived from transaction fees for the use of our noosh.com service. We typically charge print vendors a transaction fee based on the size of the print order and the aggregate volume of orders processed by the print vendor. We also typically charge print buyers monthly service fees. Revenue from transaction fees is recognized upon completion of the associated print project. Revenue from monthly service fees is recognized ratably over the month.

   Cost of Revenues

  Cost of revenues consists primarily of all direct and indirect labor expenses related to the customer support organization. Cost of revenues increased from $0 for the three-month period ended March 31, 1999 to $141,000 for the three-month period ended March 31, 2000. This increase primarily resulted from the addition of customer support personnel and the development of our customer support call center.

   Operating Expenses

  We categorize our operating expenses into research and development, sales and marketing, general and administrative, value of warrants granted in connection with marketing agreements and amortization of deferred stock compensation.

   Research and Development. Research and development expenses consist of personnel and other expenses associated with developing and enhancing software in support of our noosh.com service. Research and development expenses increased from $273,000 for the three-month period ended March 31, 1999 to $2,039 million for the three-month period ended March 31, 2000. The increase was primarily due to additional personnel and associated costs related to the design, development and maintenance of our noosh.com service, and content and design expenses. We believe that our success is dependent in large part on continued enhancement of our noosh.com service. Accordingly, we expect research and development expenses to increase in future periods.

   Sales and Marketing. Sales and marketing expenses consist primarily of participation in trade shows, advertisements, training, operations personnel and related costs for our sales, marketing, training and operations staff. Sales and marketing expenses increased from $300,000 for the three-month period ended March 31, 1999 to $10.0 million for the three-month period ended March 31, 2000. This increase primarily resulted from expenses related to increases in sales and marketing personnel and participation in industry trade shows. We intend to increase our sales and marketing expenses in future periods to develop relationships with print buyers, print vendors and providers of related services and to build brand recognition.

   General and Administrative. General and administrative expenses consist primarily of salaries to employees and fees for professional services. General and administrative expenses increased from $128,000 for the three-month period ended March 31, 2000 to $1.2 million for the three-month period ended March 31, 2000. The increase was primarily due to the addition of finance and administrative personnel as well as expenses related to increased professional service fees. We expect general and administrative expenses to increase in future periods to the extent we continue to expand operations and bear the increased expenses associated with being a public company.

   Value of Warrants Granted in Connection with Marketing Agreements. For the three-month period ended March 31, 2000, we recognized costs totaling $3.9 million related to the valuation of the portions of warrants exercisable without performance obligations to R.R. Donnelley.

   Amortization of Deferred Stock Compensation. For the three-month period ended March 31, 2000, we recorded aggregate deferred stock compensation of $14.1 million in connection with some of the stock options we have granted. We expensed $4.3 million of deferred stock compensation in the three-month period ended March 31, 2000. The deferred compensation amounts are being amortized over the vesting period of the stock options, generally four years. We recognized deferred stock compensation expense of $36,000 during the three-month period ended March 31, 1999.

   Interest Income, Net

  Interest income, net has been derived primarily from earnings on cash investments. Interest income, net increased to $801,000 for the three-month period ended March 31, 2000 from $4,000 for the three-month period ended March 31, 1999. The increase was primarily due to higher average cash balances during the three-month period ended March 31, 2000. We expect our interest income to increase in the short term as a result of our investing the proceeds from our sale of Series E preferred stock and this offering.

  Period Ended December 31, 1998 and Year Ended December 31, 1999

  Revenue

  From inception through the period ended December 31, 1999, we were a development stage company and had no revenue.

  Operating Expenses

  Research and Development. Research and development expenses increased from $111,000 for the period ended December 31, 1998 to $3.1 million for the year ended December 31, 1999. These expenses in 1998 were comprised primarily of salaries for an initial development team. In 1999, these expenses consisted principally of staffing and associated costs related to the design and development and maintenance of our noosh.com service, and content and design expenses.

  Sales and Marketing. Sales and marketing expenses increased from $96,000 for the period ended December 31, 1998 to $9.4 million for the year ended December 31, 1999. These increases primarily resulted from expenses related to increases in sales and marketing personnel and an increase in expenses associated with the development and implementation of our branding, promotion and marketing campaigns, for a full fiscal year.

  General and Administrative. General and administrative expenses increased from $107,000 for the period ended December 31, 1998 to $1.8 million for the year ended December 31, 1999 primarily as a result of operations for the full fiscal year and the addition of finance and administrative personnel as well as expenses related to increased professional service fees.

  Value of Warrants Granted in Connection with Marketing Agreements. For the year ended December 31, 1999, we recognized costs totaling $1,468,000 related to the valuation of the portions of warrants exercisable without performance obligations to two print vendors.

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  Amortization of Deferred Stock Compensation. We recorded aggregate deferred stock compensation of $17.9 million in connection with some of the stock options we granted through December 31, 1999. We expensed $2.6 million of this deferred stock compensation in the year ended December 31, 1999, related to these stock options. The deferred compensation amounts are being amortized over the vesting period of the stock options, generally four years.

  Interest Income, Net

  We had no interest income, net for the period ended December 31, 1998 and $648,000 for the year ended December 31, 1999, which resulted from higher average cash balances for a full fiscal year.

  Income Taxes

  We incurred operating losses and accordingly did not record a provision for income taxes for any of the periods presented. On December 31, 1999, for federal and state income tax purposes, we had net operating loss carryforwards of $13.1 million and $150,000. These net operating losses will expire in the years 2005 through 2019 if not utilized. Future changes in our share ownership, as defined in the Tax Reform Act of 1986 and similar state provisions, may restrict the utilization of carryforwards.

Liquidity and Capital Resources

  Since our inception in August 1998 through March 31, 2000, we have funded our operations primarily through the sale of $79.6 million of equity securities. As of March 31, 2000, our principal sources of liquidity were cash and cash equivalents of $48.9 million. In addition, in April 2000, we raised an additional $10.0 million from the sale of our equity securities.

  Net cash used in operating activities was $123,000 for the period ended December 31, 1998, $12.0 million for the year ended December 31, 1999 and $13.0 million for the three-month period ended March 31, 2000. Net cash used in operating activities for the period ended December 31, 1998 primarily resulted from operating losses of $314,000 incurred during the period. Net cash used in operating activities for the year ended December 31, 1999 primarily resulted from operating losses of $17.6 million, partially offset by $4.0 million of amortization of deferred stock compensation and the value of warrants granted in connection with marketing agreements. Net cash used in operating activities for the three-month period ended March 31, 2000 primarily resulted from operating losses of $20.7 million, partially offset by $8.2 million of amortization of deferred stock compensation and the value of warrants granted in connection with marketing agreements.

  Net cash used in investing activities was $72,000 for the period ended December 31, 1998, $3.7 million for the year ended December 31, 1999, and $1.7 million for the three-month period ended March 31, 2000. The cash used in investing activities in these periods was related principally to purchases of computer equipment and, to a lesser extent, software and office furniture to support expansion of our operations.

  Net cash provided by financing activities was $1.3 million for the period ended December 31, 1998, $62.9 million for the year ended December 31, 1999 and $15.6 million for the three-month period ended March 31, 2000. Cash provided by financing activities was primarily from proceeds of the sale of our preferred stock.

  As of March 31, 2000, we had operating lease obligations of $2.3 million for 2000, $1.5 million for 2001 and $1.0 million for 2002.

  In future periods, we anticipate significant increases in operating expenses primarily as a result of planned investment to support increased sales and marketing activities and ongoing research and development activities. We believe that our current balances of cash and cash equivalents, without the proceeds of this offering, will be sufficient to meet our anticipated cash needs for working capital, operating expenses and capital expenditures for at least the next twelve months. We expect to use the

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proceeds of this offering primarily to fund the development of our noosh.com service, including development of new versions of our service, enhanced functionality, and improvements of our LiveJobs technology. In addition, we may use a portion of the proceeds to increase our sales and marketing activities. Any remaining proceeds may be used for general and administrative purposes, including facilities expansion. In that regard, we are currently looking for additional facilities when the lease on our corporate headquarters expires in December 2000. We believe our current cash resources, interest income and the proceeds of this offering will be sufficient to fund our activities for 18 months, even if we do not generate revenue from operations. After that, we may need additional capital if we are unable to generate sufficient revenue to support our business. This estimate is based on assumptions regarding the expected growth of our business, our anticipated hiring and facilities needs and our expectations as to further product development expenses. If these assumptions prove to be wrong, we may need to raise additional funds prior to that time to fund additional expansion, develop new or enhanced services, respond to competitive pressures or make acquisitions. Moreover, if we generate significant revenue from our operations, the proceeds of this offering may not be fully utilized within 18 months. Although we have no current plans to do so, we may seek to raise additional funds after this offering through equity or debt financings if we need additional capital after we have utilized the proceeds of this offering. We cannot be certain that additional financing will be available to us on favorable terms, if at all. If adequate funds are not available on acceptable terms, our business will be harmed. If additional funds were raised through the issuance of equity securities, the percentage ownership of Noosh by our stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to our common stock. See "Risk Factors--In the future, we may need to raise additional capital to fund our operations. Any difficulty in obtaining additional financial resources could force us to curtail our operations or prevent us from pursuing our growth strategy."

Year 2000 Readiness Disclosure

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish dates before and after January 1, 2000. This could result in system failures or miscalculations causing disruption of operations for any company using computer programs or hardware. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid year 2000 issues.

  The majority of software and hardware we use to manage our business has been purchased or developed by us within the last 24 months. While this does not completely protect us against year 2000 exposure, we believe our exposure is limited because the technology we use to manage our business is not based upon hardware and software systems that were already developed or installed.

  To date, we have not experienced any material interruptions in our operations related to the year 2000 issue. We have not incurred material costs with respect to our year 2000 remediation efforts and do not expect that future costs will be material. However, if we, or third-party providers of hardware, software and communications services fail to remedy any future year 2000 issues, the result could be lost revenues, increased operating expenses, the loss of users and other business interruptions, any of which could harm our business. The failure to adequately address year 2000 compliance issues in the delivery of products and services to our users could result in claims against us of misrepresentation or breach of contract and related litigation, any of which could be costly and time consuming to defend.

  We have not developed and do not plan to develop any specific contingency plans for year 2000 issues. Our worst case scenario for year 2000 problems would be our inability to operate our noosh.com service.

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Quantitative and Qualitative Disclosures About Market Risk

  The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk of loss. Most of our cash equivalents and short-term investments are at fixed interest rates. Therefore, the value of these investments is subject to market risk. This means that a change in prevailing interest rates causes the market value of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the market value of our investment will decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. The average duration of all of our investments as of December 31, 1999 and March 31, 2000 was less than one year. Due to the short term nature of these investments, we believe we have no material exposure to interest rate arising from our investments. Therefore, no tabular disclosure is required. As of March 31, 2000, we did not have any hedging instruments.

  We operate solely in the United States and all expenses to date have been made in United States dollars. Accordingly, we have not had any exposure to foreign currency rate fluctuations or weak economic conditions in foreign markets. However, in future periods, we expect to sell in foreign markets, including Europe and Asia. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause our service to be less attractive in foreign markets.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards, requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 is effective for fiscal years beginning after June 30, 2000. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we do not believe that the adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP') No. 98-1, "Software for Internal Use" which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of this SOP did not have any significant effect on our financial statements.

  In December, 1999, SAB 101 was issued which summarizes the Security and Exchange Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective in the second quarter of 2000. We do not expect SAB 101 to have a material effect on our financial position, results of operation or cash flow.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transaction Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). This interpretation clarifies the definition of employee for purposes of applying Accounting Practice Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. We do not expect the adoption of FIN 44 to have a material effect on our financial statements.

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                                    BUSINESS

Overview

  We are a provider of business-to-business e-commerce solutions for the printing industry. We have developed and operate noosh.com, an Internet-based service for managing the design, procurement and production of print orders. Our service is designed to address the complex, multi-step process of completing a print order. It leverages the benefits of the Internet to enable print buyers, print vendors and other providers of related services to communicate and collaborate efficiently throughout the life cycle of a print order. Our service is primarily targeted at large corporations which budget at least $10 million annually for their print buying requirements and their print vendors. Print vendors who use our service generally will pay us a transaction fee based on the size and volume of the print order, and print buyers who use our service generally will pay us a monthly fee. As of May 11, 2000, over 243 print buyers and print vendors have signed agreements with us for the use of our service. Of these, Bank of America and Wells Fargo have encouraged their print vendors to adopt our noosh.com service, and GE has agreed to encourage its print vendors, the print vendors of its affiliates and the major retail customers of G.E. Capital's Card Services to adopt noosh.com. In addition, to promote the acceptance of our service by large corporations, we have entered into co-marketing agreements with national vendors in the print industry. To date, these vendors include Consolidated Graphics, R.R. Donnelley, Moore and Wallace Computer Services.

Industry Background

  Growth of Business-to-Business Commerce on the Internet

  The Internet has emerged as one of the fastest growing communications mediums in history and is fundamentally reshaping the way businesses interact with other businesses. The Internet enables businesses to integrate complex business processes, exchange information easily with multiple partners and provide buyers and sellers with a consistent means of executing transactions. As a result, companies of all sizes are adopting Internet strategies to conduct business. According to Forrester Research, business-to-business e-commerce is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003.

  The widespread adoption of business-to-business e-commerce is driving the demand for industry-specific solutions that offer business environments that can accommodate increasingly large numbers of users. These e-commerce solutions provide businesses with opportunities to reduce the costs of accessing information and to expand their ability to conduct transactions with multiple parties. Business-to- business e-commerce solutions are being targeted at and are most likely to be accepted by industries characterized by a large number of buyers, sellers and intermediaries, a high degree of fragmentation, significant dependence on information exchange, high transaction volumes and broad user adoption of the Internet.

  The U.S. Printing Industry

  The U.S. printing industry is very large, with numerous print buyers, print vendors and other providers of related services, interacting with one another in the process of managing the design, procurement and production of printed business materials. Total sales in the U.S. printing industry were $149 billion in 1998, according to Printing Industries of America, an industry trade association. Total worldwide sales in the printing industry were $365 billion in 1998 according to TrendWatch, an independent market research firm. The printing industry includes the following product categories:

 . Basic business printing, which includes simple, standardized products such as business cards, stationery and business forms;


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 .  Promotional printing, which consists of customized products such as brochures, direct mail and catalogs;

 . Bill-of-material printing, which consists of customized packaging, labels and other shipping materials;

 .  Publications, which includes newspapers, magazines and books; and

 .  Specialty printing, such as T-shirts, calendars and souvenirs.

  The traditional process of designing, procuring and producing a print order can require extensive collaboration by multiple parties and can be highly inefficient. CAP Ventures, Inc., an independent print research firm, estimates that for every $1 paid by a print buyer to a print vendor, there are $5 to $8 of additional costs associated predominantly with late fees, reworks, obsolete materials and shipping. These expenses result from the traditional labor-intensive process of managing a print order, as well as delays from and miscommunications among the many people from multiple organizations who must collaborate through the various steps required to complete a print order. Key processes that require the coordination of multiple parties include job design and specification, submitting requests for estimates, vendor selection, job revision, production, warehousing, shipment and payment.

  The U.S. printing industry is highly fragmented, with an estimated 51,000 printing businesses, 60,000 related creative concerns such as advertising agencies, graphic design firms, publishers and corporate design groups, 12,000 print brokers and thousands of print-buying organizations. Contributing to this fragmentation is the capital-intensive nature of print production, which causes print vendors to specialize in specific print products based on the type of equipment they own. Therefore, print vendors generally offer a limited selection of customizable products.

  This high degree of industry fragmentation and specialization generally leads print buyers, particularly large enterprises with a broad range of printing needs, to establish relationships with multiple print vendors. According to CAP Ventures, a large print buying company spends between 6% and 15% of its annual revenues to design, develop, procure, produce, distribute and store printed and electronic documents and business communications programs. Each individual print order typically involves the collaboration of multiple parties across such varied organizations as the print buyer, print vendor, advertising agency, independent designer, prepress specialist, bindery specialist, direct mailer and print broker. Further, most large print buyers lack standardized procurement, print management and tracking tools, hindering the development of their spending and operating controls. According to CAP Ventures, over 80% of print buyers manage the print process inefficiently, resulting in up to a 40% waste of investment in annual print spending.

  Limitations of Existing Print Management Processes

  The typical process of producing a customized print product involves multiple interactions among many people within numerous organizations, or a "many-to-many" workflow process. For example, a large print buyer may engage advertising and creative agencies to design, specify and buy print on its behalf. Alternatively, print buyers may coordinate these processes in-house or rely on a print broker to act as a sales middleman or project manager. Once a print order is completed, direct mail and fulfillment companies often coordinate the receipt, packaging and mailing of print products from several printers simultaneously. As a result of this complicated production chain, we believe that a print order which costs several thousand to several hundred thousand dollars may require the collaboration of 10 to 30 people across three to seven organizations.


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

  Lacking a centralized system for coordinating these many-to-many workflow processes, the production of customized print products traditionally has been characterized by significant inefficiencies, including:

Print Buyer

 . Numerous communications across multiple mediums, including telephone, facsimile, email, voicemail and paper;

 .  Cumbersome, error-prone procurement cycle;

 .  Labor-intensive print vendor selection process;

 .  Inconsistent pricing from numerous print vendors;

 . Difficulty managing, coordinating and accounting for numerous print orders across multiple organizations and from numerous print vendors;

 .  Unreliable storage and delivery of content files; and

 . Obsolete inventory, accounting for a significant percentage of annual print spending.

Print Vendor

 .  High customer acquisition and retention costs;

 .  Costly sales order administration and customer service;

 . Difficulty managing, coordinating and accounting for numerous print orders across multiple organizations;

 . Manual reconciliation of internal job specifications, changes, file and production instructions;

 .  Rework resulting from poorly documented specifications and other errors; and

 .  Inefficient equipment utilization.

  In addition, agencies and brokers who serve as intermediaries between print buyers, print vendors and other providers of related services face many of these same inefficiencies.

  The most common method today for coordinating the procurement and management of customized print orders remains a combination of telephone, facsimile and paper. Using these "one-to-one" communication tools, print buyers and vendors manually conduct the multiple steps required to manage the print order, including project design, proofing, rework and delivery. More recently, some print buyers and vendors have adopted software solutions designed to automate different elements of the design, procurement and production processes. While these proprietary software solutions improve on some of the inefficiencies of traditional paper and phone-based methods, they too are largely inadequate because they are based on one-to-one processes, while corporate print orders generally require many-to-many communications. More specifically, one-to-one methods are inadequate because:

 . the production of a customized print product requires extensive interaction and collaboration across many organizations and among numerous parties;

 . the creative process of producing a customized print product is dynamic and highly iterative, requiring all parties to have input throughout the process; and

 . full automation of any single print buyer/print vendor solution can require a substantial investment in proprietary software and system integration that often cannot be leveraged across multiple print buyer/print vendor relationships.

  Collectively, these shortcomings make one-to-one solutions difficult to scale and thus limit their widespread adoption by the printing industry. We believe that print buyers, print vendors and the numerous providers of related services involved in the production of a print order desire a standardized, collaborative environment where they can easily manage the entire print order life

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

cycle. We believe that these needs can be addressed with a comprehensive, Internet-based communication and collaboration service for the management of the design, procurement and production of print.

The Noosh.com Service

  We have developed and operate noosh.com, an Internet-based service for managing the design, procurement and production of print orders. Our noosh.com service is designed specifically to address the complex needs of the printing industry and offers a set of features that are not generally available from off-the-shelf software solutions. Key elements of our service include:

 . providing a central location where all current information about a print order is readily accessible through an Internet browser;

 . enabling collaboration among all parties involved at each step of the print order life cycle in an Internet environment in which additional parties can be added rapidly and cost-effectively; and

 . enabling parties to build project specific working groups consisting of participants from multiple organizations.

  We believe that the principal benefits to print buyers, print brokers and advertising agencies using our noosh.com service are:

  Increased Productivity. We provide online, real-time access to information regarding the status of a print order. This capability reduces the time it takes print buyers to determine the progress of their print job and to identify the status of proposed changes. This capability can also substantially reduces the manual communication methods involved in the traditional process of producing a print order, enabling more efficient job management. As a result, our service can be particularly helpful to users who manage multiple jobs from several print vendors simultaneously.

  Reduced Print Purchasing Costs. Our service can reduce print purchasing costs by allowing print buyers to analyze purchasing trends and conduct a broader request for quotes process. As a result, print buyers can reduce procurement costs and benefit from better vendor management.

  Shortened Job Lead Times. Noosh.com enables print buyers to design, procure and produce print orders more efficiently by providing a centralized location where the multiple parties involved in the print supply chain can collaborate with each other in real time regarding the print order. This collaboration capability can reduce miscommunications among the parties, which in turn results in fewer errors and shorter job lead times.

  Better Tracking and Communication. Our service maintains a detailed history of changes to job specifications and tracks print budgets and usage. Our service also allows users to send messages and assign tasks to one another within a standard communication environment.

  We believe that our service also offers significant benefits to print vendors, related suppliers, print brokers and advertising agencies, including:

  Enhanced Customer Relationships. By allowing print vendors to manage print orders through our collaboration and messaging capabilities, noosh.com can simplify the daily routine of the vendor's customer service personnel, thereby allowing for improved responsiveness and higher quality customer service relative to traditional methods of managing print.

  Reduced Print Production Costs. Our service centralizes information regarding a print project. This helps users to reduce paperwork and improve accuracy by identifying job problems early in the print job life cycle that, if left unattended, could result in costly reworks, document distributions and higher administrative costs.

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  Higher Sales Productivity.  Because our service streamlines the procurement process, print vendors are able to reduce their selling and marketing costs while extending their reach. Print vendors, therefore, have the opportunity to access new customers and markets through our service. In addition, because noosh.com simplifies the process for managing print orders, printers can allocate sales and marketing resources to developing new client relationships.

  Minimal Initial Investment. Because noosh.com is an entirely Internet-based service and, other than a browser, does not require the purchase of any software, print buyers and print vendors are able to establish an Internet presence easily and quickly with little or no initial investment.

Our Strategy

  To grow our business and customer base and increase usage of our service, we intend to:

  Capitalize on Market Position. We believe that we are one of the first companies to offer a completely Internet-based service for managing the design, procurement and production of print orders. As of May 11, 2000 over 243 print buyers and print vendors have signed agreements with us to use our service. To increase the number of print buyers, print vendors and other related parties using our service, we intend to build on the existing print relationships of our current users with other companies in the print supply chain. Our direct sales force, comprised of 70 professionals as of March 31, 2000, targets primarily large print buyers and print vendors.

  Build Brand Recognition. We intend to develop the most well-known and trusted brand as the leading Internet-based service for managing the design, procurement and production of print orders. We intend to pursue an aggressive brand development strategy through targeted advertising and promotions, press coverage and participation in trade association and industry events. Additionally, we will also rely on our co-marketing relationships with national print vendors in order to build our brand recognition.

  Develop Relationships with National Printers. We intend to develop relationships to increase our customer base, broaden our service offerings and enhance our technology platform. Specifically, we are seeking co-marketing relationships with national printers. We have already entered into these types of agreements with Consolidated Graphics, R.R. Donnelley, Moore and Wallace Computer Services under which they have agreed to co-market our service to their customers. By aggressively pursuing these types of relationships, we believe we can help strengthen our value proposition for both print buyers and vendors and generate increased usage of our noosh.com service.

  Maintain Technology Leadership. We intend to maintain our technology leadership by continuously improving the functionality of our services to meet the evolving needs of our current users and our future customers. For example, we intend to develop business relationships with enterprise resource planning and business-to-business e-commerce software vendors by using our technology to integrate our noosh.com service with the enterprise resource planning or management software systems of these vendors. This capability would enable our current users and our future customers to use both our noosh.com service and the products and services of these vendors to conduct e-commerce. Additionally, we plan on developing links with the information systems of print vendors and graphic file transfer and management services to improve production workflow, reduce data entry at the print vendors' sites and provide complementary services for print vendors.

  Foster Our Commitment to Customer Service. We focus on serving the interests of our users because we believe a loyal base of users will afford us a significant competitive advantage. Throughout each phase of the design and implementation of our service, we maintain an active

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

dialogue with our users. At every stage of our design process, we seek user feedback to develop new versions of and add enhancements to our system to better serve the needs of our users. We also intend to enhance our customer service capabilities by expanding our customer support and account management teams and improving our online training tools.

  Pursue Additional Revenue Opportunities. We intend to pursue additional revenue opportunities by expanding our business and using our LiveJobs technology in other print-related markets, such as creative design process management and file and data storage. We also plan to expand internationally into other markets that we believe would benefit from our service. Further, we see applications for our technology in other non print-related markets. Additionally, we intend to pursue selective acquisitions of, or investments in, complementary products, services and businesses.

Products and Services

  We provide a comprehensive, business-to-business, Internet-based service for managing the design, procurement and production of print orders. Our service uses our patent-pending LiveJobs technology to enable print buyers, print vendors and other providers of related services involved in the print production and management process to communicate and collaborate with each other regarding any print order. Each user with a noosh.com password can access the noosh.com web site with a standard Internet browser. Using their password-protected account, each user can have access to the print jobs they are working on, to lists of their customer and business contacts and to reports of historical performance.

  Print buyers can easily create job specifications, submit the specifications to print vendors for bids, award the print order to the chosen print vendor, post the resulting print order online and collaborate with necessary parties throughout the design, procurement and production stages of the print order. Print vendors have access to the print buyer's specifications after they have been asked to quote on a print order through noosh.com. Print vendors may submit quotes and subsequently manage print orders through our collaboration and messaging capabilities. As the print order progresses, print buyers and print vendors may notify each other of status changes, pose specification questions, revise schedules, and collaborate on other aspects of the print order in real time so that problems are resolved expeditiously.

  Our service can be accessed through standard web browsers by corporations, their print vendors and other participants in the print supply chain, such as graphic design, advertising and marketing agencies. Other than the browser, there is no special software required to use noosh.com.

  With our service, we create a standardized environment which addresses the printing industry's communications and procurement needs by:

 . providing a central location where all current information about a print order, including specifications, job status, estimates, change orders and shipping instructions, is located;

 . enabling collaboration among print buyers, print vendors and other providers of related services involved in the print production and management process;

 . enabling parties to build a team on a project and print order basis consisting of participants from multiple organizations;

 . assigning roles and privileges to individual team members, designating their status and ability to view or make changes to a print order; and

 .  providing secure and selective access on print orders.

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

  Our service enables print buyers, print vendors and other providers of related services to communicate and collaborate efficiently throughout the life cycle of a print order. The key features of our service are:

  Estimating, Quoting and Specifications Management. Print jobs can be created and submitted by buyers, and quoted online by print vendors. The buyer decides which and how many print vendors can bid on a job. Job specifications and order revisions are managed consistently, enabling buyers and print vendors to share common order description formats.

  Order Management. Noosh.com provides online ordering, confirmation and order status from design through delivery. This enables collaborative management and tracking of orders by print buyers, print vendors, graphic designers and direct mail and fulfillment companies. Online records of complete order history and revisions give everyone involved in the order a comprehensive, relevant, up-to-the-minute status.

  Management Reporting. Noosh.com provides print buyers with access to a range of detailed performance reports, including purchasing, client history and print vendor activity. Noosh.com also provides print vendors with a variety of detailed reports, including account history and sales performance.

  Content Delivery and File Management. Noosh.com allows for text and graphic file transfers, real-time proofing and job file archiving, which are key features needed to develop an integrated and full-service online environment for creating and producing complex print orders.

  Integration with Other Systems. Our technology allows us to integrate our noosh.com service with our users' information systems, including their operating resource procurement, enterprise resource planning or print management systems.

  Industry Reference. Noosh.com provides profiles of print vendors registered with our service for review by print buyers and advertising agencies. Our service also contains reference information about the printing industry for all visitors, regardless of whether they have an account with us.

Users

  We primarily target major corporations which budget at least $10 million annually for their print buying requirements, together with their printers. In addition, we also target print brokers which serve these large print buyers, printers and advertising agencies.

  Since we initiated testing of our noosh.com service in July 1999 through May 11, 2000, over 243 print buyers and print vendors have signed agreements with us to use our service. The following is a list of print buyers, printers and other providers of related services who have entered into agreements to use our service and to pay us for training, technical support, implementation services or user or transaction fees in connection with their use of our service:

   Print Buyers
   Advantica                                 Infusive Marketing Group
   Aetna Services, Inc.                      J.Crew Group Inc.
   American Leprosy Mission                  La Bov & Beyond, Inc.
   Ameritech                                 Lake Design
   Bank of America Corp.                     Levi Strauss & Co.
   Blue Shield Blue Cross -- South           Media Post Communications
    Carolina                                 Merrill Lynch Asset Management
   Champion International                    Miller Freeman, Inc.
   Compact Air Products, Inc.                MINDEF
   Cornell Dubilier                          Modus Media International, Inc.
   Cran Barry, Inc.                          Multiple Zones International
   Creative Producers Group                  Orbit
   Dean Johnson Design                       Para-Chem Southern Inc.
   Digital Art Exchange                      Publicis Technology
   Dunlop Slazenger Corporation              Stimuli Lab, LLC
   E*TRADE Group, Inc.                       The Timberland Company
   Faith Inkubators                          Tom Peters Company
   General Electric Capital Services, Inc.,  Tribe Design
    an affiliate of the General Electric     Upward Unlimited, Inc.
    Company                                  Wells Fargo & Company
   Husk-Jennings Advertising                 West Publishing Corporation
   I Was Framed, Inc.                        Wizards of the Coast

                     Printers with Co-Marketing Agreements

                       ColorGraphics, Inc.
                       Consolidated Graphics, Inc. and
                        their 63 affiliated companies
                       Moore North America, Inc.
                       R.R. Donnelley & Sons Company
                       Wallace Computer Services, Inc.

   Printers, Pre-Press Vendors and Print
   Brokers

   ABC Synnyvale                               F.C.L. Graphics Inc.
   Ace Printing                                Favorite Printing
   Action Printing                             FBK Group
   AD&P, Inc.                                  Federal Envelope Co.
   Advanced Color Graphics                     First Impressions Lithographic Co.
   Adventures in Advertising                   Fong Brothers Printing
   Allied Printing Services, Inc.              FoxIntegrity Graphics Inc.
   Alphagraphics                               Franklin Press
   American Lithographers, Inc.                Frontier Printing, Inc.
   American Printing Co.                       Gamma One, Inc.
   Anchor Direct                               General Printing
   Applied Printing Technologies, L.P.         Gopher State Litho, Inc.
   Artisan Press Inc.                          Grande & Associates, Inc.
   Assembly Services and Packaging             Heart Printing & Graphics, Inc.
   Atlantic Envelope Co.                       Heinrich Envelope Corp.
   Automated Graphic Systems                   House of Printing
   Babor Forms, Inc.                           IC Group
   Baucom Press                                IGI/Earthcolor
   Bayshore Press, Inc.                        Image Systems, Inc.
   Bibbero Systems, Inc.                       Imperial Company, Inc.
   Bofors Inc.                                 Impressions, Inc.
   Bomant Graphics                             Infinity Direct
   Business Card Express Florida               Infographics
   Capital Printing Co., Inc                   Iridio Digital Printing
   Capstone Consulting Group, Inc.             Japs-Olson
   Carqueville Graphics, Inc.                  Johnson & Quin, Inc.
   Castle-Pierce Printing Co.                  Just Solutions
   Challenge Printing, Inc.                    Kelvyn Press, Inc.
   Colorado Printing Co.                       LAgraphico.com
   ColorMagic, Inc.                            LA Label Company
   Color-Trek Inc.                             Liberty Graphic Systems, Inc.
   Colson Printing Co.                         Litho Press Inc.
   Commercial Printing Co.                     Litho Technical Services
   Corporate Express, Doc & Print Mgmt         Louis Printing Services
   Creative Mailings, Inc.                     M&M Printing, Inc.
   Creative Retail Packaging                   Mackay Envelope Corp.
   Crowson-Stone Printing Co.                  Marketing IV, Inc.
   CRT Color Printing, Inc.                    Maximum Graphics Corporation
   Custom Tabs, Inc.                           McCallum Envelope & Printing Co.
   Cyberprinter/CP Direct                      Media Graphix, Inc.
   Daily Printing, Inc.                        Mercury Signs & Display, Inc.
   Dan Dolan Printing, Inc.                    Meredith-Webb Printing Co.
   Dean Litho                                  Metro Printing, Inc.
   Deluxe Color Printers                       Metrographics
   DG Printing, Inc.                           Metropolitan Printing Service, Inc.
   Digidel, Inc.                               MidAtlantic Printers, Ltd.
   Direct Mail Express                         Miller Promotional Graphics (MPG)
   Diversified Graphics Incorporated           Momentum Communications
   Eastern Rainbow Inc.                        Montague Spragens
   E.C.G., Inc.                                Moran Printing Company
   Ed Garvey and Company                       Nahan Printing, Inc.
   Elements                                    National Indexing Systems, Inc.
   ESCO                                        National Mail Graphics Corporation
   Etheridge Printing Company                  NCR Corporation
   F&T Graphics Inc.                           New Leaf Press

   Newport Printing Systems               Shapco Printing, Inc.
   No Other Impressions, Inc.             Source, Inc.
   Northstar Computer Forms, Inc.         Spencer & Worth, Ltd.
   Nova Graphics, Ltd.                    Stormm Graphicworks, Inc.
   Outlook Envelope                       Sweet Waverly Printing Co.
   Pacific Communication Concepts, Inc.   Syracuse Colour Graphics
   Packaging Results, Inc.                Systems Packaging
   Paramount Miller Graphics              Tension Envelope Corporation
   Patterson Printing Company             The Bureau of Engraving Inc.
   Penn Lithographics                     The Horah Group
   Perfect Image                          The Irving Press, Inc.
   PGI Web, Inc.                          The John Roberts Company
   Pikes Peak Litho                       The Journeyman Press Inc.
   Precision Direct, Inc.                 The Printery, Inc.
   Pride in Graphics                      TN Printing
   Princeton Press                        Transo Envelope Co.
   Print Craft, Inc.                      Tri Graphics
   Printergy, Inc.                        Tulip Graphics, Inc.
   Printers Unlimited, Inc.               Unicorn Graphics
   Printing, Inc.                         Universal Printing
   Printing Control                       Victor Envelope Corp.
   Printing Express, Inc.                 Volume Press
   Prodigy Press, Inc.                    Waller Press
   Rainbow Graphics, Inc.                 Waters Lithograph Inc.
   Response Envelope                      Western Graphics
   Rhodes Productions                     Western Press
   Richardson & Edwards, Inc.             Wetzel Brothers
   Rite Envelope & Graphics               Wicklander Printing Corporation
   Royal Envelope Corp.                   Williams Printing Company
   RW Nielsen Associates                  Winchester Printers, Inc.
   Santa Cruz Web Integration and Design  Wintry Press
   Schiele Group                          Wright Color Graphics
   Sexton Printing Service Envelope       XYAN.com

Sales, Marketing and Customer Service

  We sell our service in the United States primarily through our direct sales organization. As of March 31, 2000, our direct sales force consisted of 70 sales professionals located in nineteen offices throughout the United States. We believe that we have hired top sales professionals from leading printing, graphic arts and enterprise software companies. Our sales force targets executive level decision makers in large print-buying organizations across a broad range of industries. We believe that these executives are also influential in promoting the adoption of our service among print vendors. We intend to expand our sales force into additional major markets across the country in order to broaden our customer base.

  Our marketing programs are designed to increase brand awareness, educate our target market about our services and generate new sales opportunities. As of March 31, 2000, our marketing team consisted of 30 marketing professionals. We have engaged in marketing activities that include trade shows, seminars, press relations, direct mailings, Web site marketing, trade association relations and industry analyst relations. We also have co-marketing agreements with national print vendors. To help increase our customer base, we also have entered into agreements to conduct co-marketing activities with corporate procurement system providers, including Commerce One, Inc. and, through a memorandum of understanding, Ariba Technologies, Inc.

  Our customer service organization assists users in planning, learning and implementing our noosh.com service. As of March 31, 2000, we employed twelve professionals in our customer service organization. We have a technical support team available to users by telephone, over the Internet or by electronic mail in order to resolve their customer support requests. In addition, we offer training to users of our noosh.com service through live classes.

  We plan to expand the size of our sales and marketing and customer supports organizations and to establish additional sales offices. Our ability to do so will depend on recruiting and training additional direct sales, marketing and customer support personnel. If we are unable to hire highly trained sales, marketing and customer support personnel, we would be unable to either increase our customer base or meet customer demands.

Commercial Relationships With National Printers and Print Buyers

  We are actively seeking to develop commercial relationships with national printers in which they would co-market our service to their customers and with national print buyers in which they would co-market and endorse our service to their printers and business partners. These relationships are intended to help us rapidly gain adoption of our service and, in some cases, involve capital investment and incentives to meet targeted dollar volume of usage through our noosh.com service. For example, we have entered into agreements with the General Electric Company, R.R. Donnelley, Consolidated Graphics, Moore and Wallace Computer Services.

  In January 2000, we entered into a co-development and co-marketing agreement with R.R. Donnelley, a leading North American commercial printer and information services company, to develop a co-branded Web site utilizing the noosh.com service for R.R. Donnelley's customers, particularly in the catalog, magazine and book publishing markets. In the fiscal year ended December 31, 1998, R.R. Donnelley reported that revenues from these markets accounted for over one-half of its consolidated net sales of $5.0 billion. Under the agreements, we and R.R. Donnelley committed to actively promote and market the noosh.com service to R.R. Donnelley's customers. In connection with the agreements, R.R. Donnelley purchased approximately $14.0 million of our Series D preferred stock. We issued R.R. Donnelley warrants to purchase our common stock. A portion of each warrant is exercisable only when R.R. Donnelley meets stated volume targets for business conducted over our service. R.R. Donnelley also agreed to pay to us a transaction fee based on the aggregate volume of print orders processed by them. R.R. Donnelley is not committed to any volume targets.

  In April 2000, we entered into a print buyer agreement with General Electric Capital Services, Inc., an affiliate of the General Electric Company, under which GE and its affiliates will be able to process their print orders using our noosh.com service. Under this agreement, GE committed to use reasonable commercial efforts to introduce and provide an endorsement of our noosh.com service to its print vendors and to major retail customers of GE Capital's Card Services and to recommend that these vendors and customers use noosh.com for their print jobs. GE also agreed to use reasonable commercial efforts to assist us in identifying and facilitating the deployment of our LiveJobs collaboration technology as a procurement solution in markets other than print and to serve as a beta customer for at least one such new offering. The parties also agreed to participate in mutually agreeable co-marketing activities and events designed to promote the parties' alliance. In connection with the agreement, General Electric Capital Corporation, an affiliate of GE, assigned to us rights relating to its technology designed to measure the quality of products and services rendered to GE by its vendors. In connection with the agreement, GE Capital Equity Investments, another affiliate of GE, purchased $10.0 million of our Series E preferred stock. In addition, we granted GE Capital Equity Investments a warrant to purchase an aggregate of 958,400 shares of our capital stock. Although GE is not committed to any volume targets under the print buyer agreement, portions of the warrant are exercisable only when GE, together with its affiliates, meets stated volume targets for business conducted over our service and recommends our service to a stated percentage of identified print vendors and customers of GE Capital's Card Services.

  We rely on these types of relationships to help generate increased usage of noosh.com and strengthen our value proposition to our users. As a result, we expect to continue to devote engineering and marketing resources to develop these relationships. However, we cannot be certain that we will be able to enter into additional commercial relationships with national printers or print buyers.

NOOSH Technology and System Architecture

  Our noosh.com service is an Internet-based application that allows us to add new users and support existing users and effectively control access to print projects, worldwide, from a single location. It resides on our servers colocated at AboveNet's San Jose, California facility. Our users access noosh.com using standard Internet browsers, which eliminates the need to install our software at the customer site and facilitates rapid integration of any enhancements to our service.

  Our principal technical assets are our internally developed software applications that comprise noosh.com. Noosh.com is built on a multi-layer system architecture, centered around our LiveJobs technology. By designing these software layers to function independently of each other and by taking advantage of multi-computer configurations at our AboveNet data center, we seek to provide continuous access to noosh.com, even in the event that some element of our system fails. Our service is designed to run on a variety of hardware platforms and will allow us to add capacity as transaction volumes increase.

   Communications Layer. The communications layer connects our service with our customers' desktop computers. The ability to integrate these diverse systems has enabled us to create a collaborative online environment supporting a wide range of users. The NOOSH firewall filters the incoming data stream and provides a first line of site security. Our communications architecture is based on standard industry technologies and protocols.

   Interface and Presentation Layer. The interface and presentation layer provides the "look and feel" of noosh.com. Based upon user requests and access rights, this layer retrieves information from the lower layers of the system and transforms it into presentable content, which is delivered to the desktop by the communications layer.

   LiveJobs Technology. Our LiveJobs technology delivers the business logic necessary to allow the user to access, manage and communicate information about each print order. Each print order is modeled in our application as a sequence of user-determined workflow steps. In order to facilitate communication between users, we have developed event notification and messaging capabilities that assist our users in completing each workflow step. This notification subsystem also enables communication with customers' third-party print management tools.

   Enterprise Services Layer. The enterprise services layer facilitates information exchange with our data repository. Our databases are implemented using industry-leading database software from Oracle and run on standard server hardware.

  We control access to our service through login, authentication and authorization mechanisms and user role definitions, allowing the automated enforcement of access privileges. Our LiveJobs technology helps assure that users only see the information to which they are permitted access based on their role in a job or project and their group manager's authorization.

Intellectual Property

  We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and consultants and other third parties and control access to software, documentation and other proprietary information. Currently we have four U.S. patents pending relating to our noosh.com service. We do not have any issued patents. We have also filed for federal trademark registration for "NOOSH" and the "NOOSH" logo in the United States, Canada, Japan and Europe and for "LiveJobs" in the United States. However, we cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. We also cannot be sure that competitors will not independently develop technologies that are substantially equivalent or superior to the proprietary technologies employed in our Internet-based services. If we fail to protect our proprietary rights adequately, our competitors could offer similar services, potentially harming our competitive position and decreasing our revenues in the United States and other jurisdictions.

  In addition, in recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, including among companies in the Internet industry. The software code relating to our noosh.com service or our methods of providing our noosh.com service may infringe on the proprietary rights of others and they may assert infringement claims against us. In February 2000, we received a letter from an individual, Henry B. Freedman, advising us that his patent may cover the software code comprising our noosh.com service and requesting that we consider licensing the patent. We are currently evaluating the patent. However, based upon our preliminary review we do not believe that we require a license under the patent to operate our current service. If this matter or any other matters or claims that may be asserted against us in the future cannot be resolved through a license or similar arrangement, we could become a party to litigation. Any claim of infringement of proprietary rights of others, even if ultimately decided in our favor, could result in substantial costs and diversion of resources. In addition, we cannot be sure that licenses to third-party technology will be available to us at a reasonable cost, or at all. If we were unable to obtain a license on reasonable terms, we could be forced to redesign our service or to cease selling or using it.

Competition

  We primarily encounter competition with respect to different aspects of our service from print vendors offering traditional methods of designing and managing print orders, such as R.R. Donnelley companies that offer business-to-business Internet-based procurement services focused on the print industry such as Collabria, Inc., printCafe, Inc. and Impresse Corporation, or traditional enterprise software companies that offer proprietary management software and may develop alternative print procurement and management services. In addition, some large commercial print vendors have developed proprietary e-commerce services and other print vendors may develop or acquire competing services. Because barriers to entry in the market for Internet-based print management services are relatively insubstantial, we expect additional competition from other established and emerging companies as the market continues to develop and expand.

  We believe that the principal competitive factors affecting our market include adoption by a significant number of print buyers and print vendors, product quality and performance, industry-specific expertise, customer service and support, core technology, breadth and depth of product features and value of solution. Although we believe that our solution currently competes favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

  Some of our current and potential competitors may develop Internet-based solutions that achieve greater market acceptance than our service. Many of our existing and potential competitors have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors can undertake more extensive marketing campaigns for their brands, products and services, adopt more aggressive pricing policies and make more attractive offers to customers, potential employees, distribution partners, and commercial print suppliers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. For example, other Internet-based print management services may establish relationships with business-to-business procurement system providers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly achieve customer acceptance.

Employees

  As of March 31, 2000, we had 214 full-time employees. Of these employees, we have 130 in sales and marketing, 48 in research and development, five in customer support and 31 in general and administrative services and operations. None of our employees is represented by a labor union, and we consider our labor relations to be good.

Facilities

  We are headquartered in Palo Alto, California, where we lease approximately 23,000 square feet pursuant to a term lease that expires on December 31, 2000 and 9,000 square feet pursuant to a term lease that expires on December 31, 2001. These facilities are used for executive office space, including sales and marketing, finance and administration, research and design and customer support. We also lease an aggregate of approximately 38,000 square feet in Broomfield, Connecticut; Santa Monica and Irvine, California; Atlanta, Georgia; Chicago, Illinois; Cincinnati, Ohio; Dallas, Texas; Indianapolis, Indiana; Jacksonville, Florida; McLean, Virginia; Milwaukee, Wisconsin; Needham, Massachusetts; New York, New York; Parsippany, New Jersey; Plymouth, Minnesota; Portland, Oregon; and St. Louis, Missouri. These facilities are used for our sales activities. The term lease for our facility in Needham, Massachusetts expires on October 21, 2002, the term lease for our facility in New York, New York expires on November 15, 2000, the term lease for our facility in McLean, Virginia expires on November 15, 2004, the term lease for our facility in Parsippany, New Jersey expires on July 30, 2003, the term lease for our facility in Chicago, Illinois expires on May 1, 2003 and the term lease for our facility in Irvine, California expires on May 22, 2005. The other facilities are leased on a month-to-month basis. We believe that we will need to obtain additional space for our headquarters and additional sales offices in the near future and that this additional space can be obtained on commercially reasonable terms.

Legal Proceedings

  From time to time, we may be involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Currently, we are not a party to any material litigation or arbitration proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Certain Key Employees

  The following table sets forth information regarding our executive officers, directors and certain key employees as of April 4, 2000:

          Name           Age                              Position(s)
          ----           ---                              ----------
Ofer Ben-Shachar........  39 President, Chief Executive Officer and Chairman of the Board
Kevin Akeroyd...........  31 Vice President of Sales
David Hannebrink........  50 Vice President of Marketing and Business Development
Raymond Martinelli......  41 Vice President of Human Resources
Timothy Moore...........  43 Vice President of Strategic Alliances, General Counsel and Secretary
Hagi Schwartz...........  38 Vice President of Finance and Chief Financial Officer
Robert Shaw.............  37 Senior Vice President of Sales
Lawrence Slotnick.......  48 Vice President of Engineering
Mathew Spolin...........  28 Chief Technology Officer
Steven Baloff...........  44 Director
Edward Barr.............  63 Director
Kathy Levinson..........  44 Director
Arthur Patterson........  56 Director

  Ofer Ben-Shachar founded NOOSH and has served as our President, Chief Executive Officer and Chairman of the Board since August 1998. From December 1994 until February 1998, Mr. Ben-Shachar was the founder, Chairman and Chief Technical Officer of NetDynamics, Inc., an Internet-based technology company that was acquired by Sun Microsystems Inc. in summer 1998. Prior to NetDynamics, Mr. Ben-Shachar founded Software Xcellence, a software consulting company, and served as president until December 1994. From June 1987 to October 1990, Mr. Ben-Shachar served as a senior software engineer for Teknekron Software Systems, now Tibco Software Inc. Mr. Ben-Shachar holds a B.S. degree, cum laude, in Math and Computer Science from Hebrew University in Jerusalem and an M.S. in Computer Science from Washington State University.

  Kevin Akeroyd has served as our Vice President of Sales since August 1999. From July 1990 to August 1999, Mr. Akeroyd worked at R.R. Donnelley & Sons Company, a provider of printing and integrated services, in a variety of positions, including National Sales Vice President for their PreMedia division. Mr. Akeroyd holds a B.A. degree in Business Administration from the University of Washington.

  David Hannebrink has served as our Vice President of Marketing and Business Development since January 1999. From May 1997 to December 1998, he was a consultant providing general management and marketing services to small and mid-sized companies. In November 1982 he founded Covalent Systems Corporation, a supplier of enterprise software and data collection systems for the printing and electronic publishing industries. Mr. Hannebrink was with Covalent, and with Logic Associates, Inc. after it acquired Covalent, until April 1997. He served in several senior executive positions at Covalent, including service as President and Chief Executive Officer of Covalent from March 1991 to April 1995. Most recently, he served as Vice President Sales and Marketing of Logic. Mr. Hannebrink holds a B.S. degree in Mechanical Engineering from Cornell University, an S.M. degree in Mechanical Engineering from the Massachusetts Institute of Technology and an M.B.A. degree from the Leavey School of Business at Santa Clara University.

  Raymond Martinelli has served as our Vice President of Human Resources since September 1999. From July 1995 to September 1999, Mr. Martinelli was Vice President of Human Resources for Computer Curriculum Corporation, a provider of educational software and services for K-12 schools. From August 1988 to July 1995, Mr. Martinelli was Divisional Human Resources Manager at Apple

Computer, Inc. Mr. Martinelli holds a B.A. degree in Organizational Communications from California State University, Sacramento and an M.A. degree in Organizational Development from Golden Gate University.

  Timothy Moore has served as our Vice President of Strategic Alliances and General Counsel since January 2000. Mr. Moore has also served as our Secretary since inception. From October 1997 to January 2000, Mr. Moore was a partner in the law firm of Cooley Godward LLP, where his practice focused on the representation of emerging technology companies. Prior to joining Cooley Godward, Mr. Moore served for two years as Vice President, Strategic Investments and General Counsel of Verity, Inc. From 1986 to 1996, Mr. Moore practiced law at Gray Cary Ware & Freidenrich, where he was elected partner in 1991 and was a member of the compensation committee. Mr. Moore holds a J.D. degree from Stanford Law School and a B.A. degree in Economics, with distinction, from Stanford University.

  Hagi Schwartz has served as our Vice President of Finance and Chief Financial Officer since October 1999. From January 1996 to October 1999, Mr. Schwartz served as Chief Financial Officer and Vice President of Finance of Check Point Software Technologies Ltd., a worldwide leader in securing the Internet. From April 1991 to December 1995, Mr. Schwartz served as the acting Chief Financial Officer and Controller of Mercury Interactive Corporation, a software testing company. Mr. Schwartz holds a B.A. degree in Accounting and Economics from Bar Ilan University, Israel.

   Robert Shaw has served as our Senior Vice President of Sales since January 2000. From July 1985 to January 2000, Mr. Shaw worked at R.R. Donnelley & Sons Company, a provider of printing and integrated services, in a variety of capacities including Senior Vice President of Sales and Marketing for the Merchandise Media Business and Senior Vice President of Business-to-Business. Mr. Shaw holds a B.A. degree in Business Administration and a B.S. degree in Economics from Geneva College in Western Pennsylvania.

  Lawrence Slotnick has served as our Vice President of Engineering since April 1999. From April 1997 to April 1999, he served as Vice President of Internet and Enterprise Products at Apple Computer, Inc. where he was responsible for charting Apple's strategic course for networking, collaboration and communications products. From August 1995 to April 1997 he served as Vice President of Engineering for the Global Business Systems division of Octel Communications Corp. From March 1991 to June 1995, Mr. Slotnick served as Vice President of Product Development in Apple's Claris subsidiary. Mr. Slotnick holds B.S. and M.S. degrees in Computer Science from the University of California, Berkeley.

  Mathew Spolin has served as our Chief Technology Officer since January 1999. Prior to joining us, Mr. Spolin was professional services and product manager at Pangea Systems, Inc., a Java Fund startup specializing in development and maintenance of large enterprise systems for pharmaceutical research. From March 1993 to April 1997, he was the senior bioinformatics architect for Human Genome Sciences, Inc., a genomics and pharmaceutical company. Mr. Spolin holds a B.S. in Computer Information Systems from The American University in Washington D.C.

  Steven Baloff has served as a member of our board of directors since April 1999. Since February 1996, Mr. Baloff has worked for Advanced Technology Ventures, a venture capital firm, and currently serves as a General Partner. Prior to joining Advanced Technology Ventures, Mr. Baloff was Chief Executive Officer and founder of Worldview, a co-creator of Travelocity. Mr. Baloff has also held a variety of executive positions with Covalent Systems. Mr. Baloff serves on the boards of directors of several privately held companies. Mr. Baloff holds an A.B. degree in Economics from Harvard University and an M.B.A. degree from Stanford University.

  Edward E. Barr has served as a member of our board of directors since March 2000. Since 1998, Mr. Barr served as Chairman of Sun Chemical Group, B.V., the holding company of Sun Chemical Corporation, a manufacturer of printing inks and organic pigments. From 1987 to 1998, Mr. Barr served as President and Chief Executive Officer of Sun Chemical. Mr. Barr also is Chairman of the Board of Kodak Polychrome Graphics, Sun Chemical's joint-venture with Kodak Company and a provider of printing supplies to the graphics art market. Mr. Barr also serves on the boards of directors of Sun Chemical's parent company, Dainippon Ink & Chemicals of Tokyo, Japan, United Water Resources, Inc., a provider of water and waste water services and First Union Corporation, a financial services company. Mr. Barr is a trustee of Northwestern Mutual Life Insurance Company. Mr. Barr holds a B.S. degree in Business from New York University's Stern School of Business and an M.S. degree in Economics from the University of Michigan.

  Kathy Levinson has served as a member of our board of directors since November 1999. Since January 1999, Ms. Levinson has served as President and Chief Operating Officer of E*TRADE Group, Inc., a global provider of electronic personal financial services. Since January 1996, Ms. Levinson served as President and Chief Operating Officer of E*TRADE Securities, Inc., a wholly owned subsidiary of E*TRADE Group, Inc. From 1980 to 1994, Ms. Levinson worked at Charles Schwab & Co., Inc., a securities brokerage firm, in a variety of senior executive positions. Ms. Levinson holds a B.A. degree in Economics from Stanford University.

  Arthur Patterson has served as a member of our board of directors since April 1999. He is currently General Partner at Accel Partners, a venture capital firm which he co-founded. He is currently on the board of directors of Actuate Corp., an Internet reporting company, Weblink Wireless Inc., a wireless messaging company, and Portal Software Inc., an Internet billing company, as well as several privately held Internet services companies. Mr. Patterson holds A.B. and M.B.A. degrees from Harvard University.

Board Composition

  We currently have five directors. Prior to this offering, the holders of our Series A preferred stock, Series B preferred stock and common stock, each voting as a separate class, are entitled to elect one member of our board of directors. Currently, Mr. Baloff is serving as the Series A director, Mr. Patterson is serving as the Series B director and Mr. Ben-Shachar is serving as the common stock director. This right to elect directors will expire upon the closing of this offering. All remaining members of our board of directors are elected by the holders of our common stock and preferred stock, voting together as a single class. Upon the closing of this offering, the terms of office of the board of directors will be divided into three classes. As a result, a portion of our board of directors will be elected each year by the common stockholders. The division of the three classes, the initial directors and their respective election dates are as follows:

 . the class I directors will be Ofer Ben-Shachar and Arthur Patterson, and their terms will expire at the annual meeting of stockholders to be held in 2001;

 . the class II directors will be Steven Baloff and Edward Barr, and their terms will expire at the annual meeting of stockholders to be held in 2002; and

 . the class III director will be Kathy Levinson, and her term will expire at the annual meeting of stockholders to be held in 2003.

  At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of NOOSH.

Board Committees

 . Audit Committee. Our audit committee reviews our internal accounting procedures and consults with, and reviews the services provided by, our independent auditors. Current members of our audit committee are Steven Baloff, Edward Barr and Kathy Levinson.

 . Compensation Committee. Our compensation committee reviews and recommends to the board of directors the compensation and benefits of all our officers and reviews general policy relating to compensation and benefits of our employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. Current members of the compensation committee are Steven Baloff and Arthur Patterson.

Compensation Committee Interlocks and Insider Participation

  Neither member of the compensation committee has at any time been an officer or employee of NOOSH. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Director Compensation

  We do not provide cash compensation to members of our board of directors for their services as members of the board or for attendance at committee meetings. Members of the board of directors are reimbursed for some expenses in connection with attendance at board and committee meetings. Under our 1998 equity incentive plan and our 2000 equity incentive plan, non-employee directors are eligible to receive stock option grants at the discretion of our board of directors or other administrator of the plan. In May 1999, Arthur Patterson, one of our non-employee directors, received an option to purchase 300,000 shares of common stock at an exercise price of $0.1375 per share. In November 1999, Kathy Levinson, one of our non-employee directors, received an option to purchase 100,000 shares of common stock at an exercise price of $1.50 per share. In January 2000, Steven Baloff, one of our non-employee directors, received an option to purchase 25,000 shares of common stock at $2.50 per share. In March 2000, Edward Barr, one of our non-employee directors, received an option to purchase 25,000 shares of common stock at an exercise price of $9.50 per share. These options vest over a three year period in equal monthly increments.

  In January 2000, we adopted our 2000 non-employee directors' stock option plan to provide for the automatic grant of options to purchase shares of our common stock to our directors who are not employees of NOOSH or any of our affiliates. Any non-employee director elected after the effective date of this offering will automatically receive an option to purchase 25,000 shares of common stock when elected to the board of directors. Starting at the annual stockholder meeting in 2001, all non-employee directors will receive an annual option to purchase 10,000 shares of common stock. See "--Stock Plans--2000 Non-Employee Directors' Stock Option Plan" for a more detailed explanation of the terms of these stock options.

Executive Compensation

  The following table sets forth information concerning the compensation received for services rendered to us by our Chief Executive Officer and our four other most highly compensated executive officers in 1999 who earned, or would have earned on an annualized basis, more than $100,000 during the fiscal year ended December 31, 1999.

                       Summary Annual Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                       Annual         (Option
                                                    Compensation      Awards)
                                                  ---------------- ------------
                                                                    Number of
                                                                    Securities
                                                                    Underlying
           Name and Principal Position             Salary   Bonus    Options
           ---------------------------            -------- ------- ------------
Ofer Ben-Shachar................................. $163,333     --        --
 President, Chief Executive Officer
 and Chairman of the Board
Kevin Akeroyd(1).................................   56,248 $25,004   100,000
 Vice President of Sales
David Hannebrink(2)..............................  143,750  60,000   416,000
 Vice President of Marketing
 and Business Development
Hagi Schwartz(3).................................   32,290  65,000   300,000
 Vice President of Finance
 and Chief Financial Officer
Lawrence Slotnick(4).............................  107,116  15,000   450,000
 Vice President of Engineering

--------
(1) Mr. Akeroyd joined NOOSH in August 1999. On an annualized basis, Mr. Akeroyd's base salary would have been $150,000. Mr. Akeroyd is guaranteed a minimum monthly commission of $6,250 until January 1, 2001. Until January 1, 2001, Mr. Akeroyd is also eligible to receive an additional monthly commission of $6,250 for achieving sales commission goals.
(2) Mr. Hannebrink joined NOOSH in January 1999. On an annualized basis, Mr. Hannebrink's base salary would have been $150,000. Mr. Hannebrink is also eligible to receive a bonus of $30,000 for each fiscal year upon achievement of quarterly performance milestones.
(3) Mr. Schwartz joined NOOSH in October 1999. On an annualized basis, Mr. Schwartz's base salary would have been $154,992.
(4) Mr. Slotnick joined NOOSH in April 1999. On an annualized basis, Mr. Slotnick's base salary would have been $160,008. Mr. Slotnick is also eligible to receive a bonus of $30,000 for each fiscal year upon achievement of quarterly performance milestones.

Option Grants

  The following table sets forth information regarding stock options granted, if any, to our Chief Executive Officer and our four other most highly compensated executive officers during the fiscal year ended December 31, 1999. Percentage of total options as set forth below was calculated based on an aggregate of 5,294,990 shares of common stock granted under the 1998 equity incentive plan in fiscal 1999. The potential realizable value as set forth below was calculated based on the ten-year term of the option and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date based on the exercise price and an assumed initial public offering price of $12.00 per share. In addition, the 0% column calculates the value of the option on the date of grant based on the exercise price of the option and the deemed fair market value for financial reporting purposes that we used in calculating deferred stock compensation.

                        Option Grants During Fiscal 1999

                                    Percentage
                                     of Total                        Potential Realizable Value At
                         Number of   Options                         Assumed Annual Rates of Stock
                         Securities  Granted   Exercise              Price Appreciation for Option
                         Underlying   during    Price                            Term
                          Options     Fiscal     Per    Expiration ---------------------------------
Name                      Granted      1999     Share      Date        0%         5%         10%
----                     ---------- ---------- -------- ---------- ---------- ---------- -----------
Ofer Ben-Shachar........      --        --         --        --           --         --          --
Kevin Akeroyd...........  100,000      1.9%    $  0.50   8/18/09   $  400,000 $1,811,594 $ 2,779,537
David Hannebrink........  416,000      7.9%     0.0325   1/24/09      108,160  7,730,710  11,757,355
Hagi Schwartz...........  300,000      5.7%       1.00   10/7/09    1,680,000  5,284,782   8,188,612
Lawrence Slotnick.......  400,000      8.5%     0.1375    6/7/09      441,000  7,391,375  11,263,149
                           50,000                 1.00   10/7/09      280,000    880,797   1,364,769

  The options listed in the table above are subject to vesting. The option shares vest over a four-year period, with 25% of the option shares vesting after one year and 2.08% vesting monthly thereafter. See "Stock Plans" for a description of the material terms of these options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 1999. Options granted to purchase shares of our common stock under our 1998 equity incentive plan are immediately exercisable by certain optionees at the discretion of the board, but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. The repurchase option generally lapses over a four year period, with 25% lapsing after the first year and 2.08% lapsing monthly thereafter. In the event that an employee ceases to provide service to us or our affiliates, we have the right to repurchase any of that employee's unvested shares of common stock at the original option price. Amounts shown in the value realized column were calculated based on the difference between the option exercise price and the fair market value of the common stock on the date of exercise, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares of common stock underlying the option. Exercise prices ranged from $0.0325 to $1.00. We have calculated the value of unexercised in-the-money options based on the assumed initial public offering price of $12.00 per share of common stock without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the aggregate exercise price payable for these shares.

                                                  Number of
                                                 Securities
                                                 Underlying
                                                 Unexercised
                                                 Options at      Value of Unexercised
                                                December 31,    In-the-Money Options at
                           Shares                   1999           December 31, 1999
                         Acquired on   Value   --------------- -------------------------
          Name            Exercise    Realized Vested Unvested Exercisable Unexercisable
          ----           -----------  -------- ------ -------- ----------- -------------
Ofer Ben-Shachar........       --        --      --       --           --        --
Kevin Akeroyd...........       --        --      --   100,000  $1,150,000        --
David Hannebrink........   416,000(1)  $0.00     --       --           --        --
Hagi Schwartz...........   300,000(2)   0.00     --       --           --        --
Lawrence Slotnick.......       --        --      --   450,000   5,025,000        --

--------
(1) As of December 31, 1999, 416,000 shares held by Mr. Hannebrink were unvested and subject to repurchase by us.
(2) As of December 31, 1999, 300,000 shares held by Mr. Schwartz were unvested and subject to repurchase by us.

Employment Arrangements

  At the time of commencement of employment, our employees generally sign offer letters specifying the basic terms and conditions of employment. In October 1999, we entered into an employment offer letter with Hagi Schwartz, our Vice President of Finance and Chief Financial Officer. Under his employment offer letter, we granted Mr. Schwartz an option to purchase 300,000 shares of common stock at an exercise price of $1.00 per share. This option will vest 25% on the first anniversary of his date of hire with the remainder vesting monthly over the following three years. In the event Mr. Schwartz voluntarily terminates his employment or is involuntarily terminated without cause, he is entitled to six months continued salary and benefits and our repurchase right with respect to his option shares continues to lapse over the six-month period.

  In January 2000, we entered into an employment offer letter with Timothy Moore, our Vice President of Strategic Alliances, General Counsel and Secretary. Under his employment offer letter, we granted Mr. Moore an option to purchase 285,000 shares of common stock at an exercise price of $2.25 per share. This option will vest 25% on the first anniversary of his date of hire with the remainder vesting monthly over the following three years. In the event Mr. Moore is terminated without cause, he is entitled to six months continued salary, benefits and vesting of stock options. In addition, in the event Mr. Moore is terminated without cause before the first anniversary of his date of hire, he is entitled to vesting for each month of employment.

  In January 2000, we entered into an employment offer letter with Robert Shaw, our Senior Vice President of Sales. Under his employment offer letter, we granted Mr. Shaw an option to purchase 270,000 shares of common stock at an exercise price of $2.50 per share. This option will vest 25% on the first anniversary of his date of hire with the remainder vesting monthly over the following three years. In the event Mr. Shaw is terminated without cause he is entitled to twelve months continued salary and benefits. In addition, in the event Mr. Shaw is terminated without cause before the first anniversary of his date of hire, 25% of his option shares would become immediately vested.

  We have also entered into employment offer letters with Mathew Spolin, our Chief Technology Officer, Lawrence Slotnick, our Vice President of Engineering, Kevin Akeroyd, our Vice President of Sales, and David Hannebrink our Vice President of Marketing and Business Development. These offer letters specify the basic terms of their employment, including their monthly salary, bonus arrangement, stock option grant and benefits package.

Stock Plans

 2000 Equity Incentive Plan

  Our board of directors adopted our 2000 plan in January 2000, and our stockholders approved the 2000 plan in March 2000. The 2000 plan will be effective on the effective date of this offering. At that time, no further option grants will be made under our 1998 plan described in more detail below.

  Share Reserve. A total of 6,000,000 shares of our common stock have been reserved for issuance under the 2000 plan. On the date of each annual stockholders' meeting, beginning with the annual stockholders' meeting in 2001, the share reserve will increase by the least of the following:

 .  4.5% of our total outstanding common stock;

 .  2,000,000 shares of our common stock; or

 .  a lesser amount as determined by our board of directors.

When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock awards shall again become available for issuance under the 2000 plan.

  Eligibility. The 2000 plan permits the grant of options to employees, directors and consultants. Options may be either incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, or NSOs. In addition, the 2000 plan permits the grant of stock bonuses and rights to purchase restricted stock.

  The 2000 plan is administered by our board of directors. Our board of directors may delegate its authority to administer the 2000 plan to a committee of two or more board members appointed by the board of directors. The administrator has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an ISO or NSO, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and to specify other terms of awards.

  In general, the term of the stock options granted under the 2000 plan may not exceed ten years. An optionholder may not transfer a stock option other than by will or the law of descent or distribution. The exercise price for an ISO cannot be less than 100% of the fair market value of our common stock on the date of grant. The exercise price for NSOs cannot be less than 85% of the fair market value of our common stock on the date of grant. In the event the optionholder is a 10% stockholder, then the exercise price per share of an ISO cannot be less than 110% of the fair market value of our common stock on the date of grant.

  Unless the terms of an optionholder's stock option agreement provide for earlier termination, in the event an optionholder's service relationship with us ceases due to death, the optionholder's beneficiary may exercise any vested options up to 18 months after the date the service relationship ends. In the event an optionholder's service relationship with us ceases due to disability, the optionholder may exercise any vested option up to twelve months after the date the service relationship ends. If an optionholder's relationship with us ceases for any reason other than disability or death, the optionholder may, unless the terms of the stock option agreement provide for earlier termination, exercise any vested options up to three months from the date the service relationship ends.

  ISOs may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No ISO may be granted to any person who at the time of the grant owns or is deemed to own stock possessing more than 10% of the total combined voting power of us or any of our affiliates unless the term of the ISO award does not exceed five years from the date of grant.

  Effect on Options of a Change in Control. In the event of a change in control in the beneficial ownership of NOOSH, all outstanding stock awards under the 2000 plan either will be assumed, continued or substituted for by any surviving entity. If the surviving entity determines not to assume, continue or substitute for these awards, the vesting provisions of such stock awards will be accelerated and all outstanding awards will be immediately exercisable. Awards not exercised prior to the effective date of the change of control shall terminate and cease to be outstanding. In certain change in control circumstances the vesting provisions of the outstanding stock awards will be accelerated automatically. Furthermore, if a holder of a stock award is terminated due to a constructive termination or involuntarily terminated without cause within one month before or 13 months after a change in control, the vesting of that holder's stock awards will be accelerated.

  Other Provisions. The terms of any stock bonuses or restricted stock purchase awards granted under the 2000 plan will be determined by the administrator. The administrator may award stock bonuses in consideration of past services without a purchase payment. The purchase price of restricted stock under any restricted stock purchase agreement will not be less than 85% of the fair market value of our common stock on the date of grant. Shares sold or awarded under the 2000 plan may be subject to repurchase by us.

  Our board of directors may amend or modify the 2000 plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to options or unvested awards unless the participant consents to such an amendment or modification. In addition, the approval of our stockholders is required for our board of directors to:

 . increase the maximum number of shares issuable under the 2000 equity incentive plan (except for permissible adjustments in the event of certain changes in the company's capitalization);

 .  materially modify the eligibility requirements for participation; or

 .  materially increase the benefits accruing to participants.

1998 Equity Incentive Plan

  Our board of directors adopted and our stockholders approved our 1998 equity incentive plan in November 1998. The 1998 plan was amended in April 1999 and in December 1999, and our stockholders approved both amendments. An aggregate of 8,000,000 shares of common stock currently are authorized for issuance under the 1998 plan. Upon the effective date of this offering, no further option grants will be made under the 1998 plan. The options granted under the 1998 plan have substantially the same terms as will be in effect for grants made under the 2000 plan. With respect to change in control provisions, all outstanding options under the 1998 plan either will be assumed or substituted by any surviving entity. If the surviving entity determines not to assume or substitute such awards, the vesting schedule of all outstanding awards shall accelerate and all outstanding awards will be immediately exercisable. Awards not exercised prior to the effective date of the change in control shall terminate and cease to be outstanding on the effective date of a change in control.

  As of April 4, 2000, options to purchase a total of 3,490,050 shares of common stock had been exercised, none of which had been repurchased and 2,808,522 of which were subject to repurchase; options to purchase a total of 4,392,538 shares of common stock with a weighted average price of $2.06 per share were outstanding; and 117,412 shares remained available for future issuance under the 1998 plan. As of April 4, 2000, the board had not granted any stock bonuses or stock appreciation rights under the 1998 plan.

2000 Employee Stock Purchase Plan

  Our board of directors adopted the 2000 employee stock purchase plan in January 2000, and our stockholders approved the 2000 stock purchase plan in March 2000.

  Share Reserve. A total of 600,000 shares of common stock have been authorized for issuance under the 2000 purchase plan. On the date of each annual stockholders' meeting, beginning with the annual stockholders' meeting in 2001, the share reserve will increase by the least of the following:

 .  1.5% of our total outstanding common stock;

 .  600,000 shares of our common stock; or

 .  a lesser amount as determined by the board of directors.

  The 2000 purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under the 2000 purchase plan, eligible employees will be able to purchase common stock at a discount price in periodic offerings. The 2000 purchase plan will commence on the effective date of this offering.

  Eligibility. All employees are eligible to participate in the 2000 purchase plan so long as they are employed by us, or a subsidiary designated by the board of directors, for at least 20 hours per week and are customarily employed by us, or a subsidiary designated by the board of directors, for at least five months per calendar year. Any employee who is a 5% stockholder is not eligible to participate in the 2000 purchase plan.

  Under the 2000 purchase plan, employees who participate in an offering generally may have up to 15% of their earnings for the period of that offering withheld. The amount withheld is used on each purchase date of the offering period to purchase shares of common stock. The price paid for common stock on the purchase dates will equal the lower of 85% of the fair market value of the common stock on the first day of the offering period or 85% of the fair market value of the common stock on the purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

  Effect of a Change in Control. Upon a change in control of the beneficial ownership of us, our board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor entity or the board of directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the effective date of the change in control transaction.

  Other Provisions. Our board of directors has the authority to amend or terminate the 2000 purchase plan; provided, however, that no amendment or termination of the 2000 purchase plan may adversely affect any outstanding rights to purchase common stock. Amendments generally will be submitted for stockholder approval only to the extent required by law.

 2000 Non-Employee Directors' Stock Option Plan

  Our board of directors adopted the 2000 non-employee directors' stock option plan in January 2000, and our stockholders approved the 2000 non-employee directors' stock option plan in March 2000. The directors' plan will be effective on the effective date of this offering.

  Share Reserve. A total of 350,000 shares of our common stock have been reserved for issuance under the 2000 directors' plan. When a stock option expires or is terminated before it is exercised, the shares not acquired pursuant to the stock option shall again become available for issuance under the 2000 directors' plan.

  Eligibility and Option Terms. The directors' plan permits the grant of NSOs to non-employee directors. The 2000 directors' plan is administered by our board of directors. However, the grant of stock options is automatic.

  On the effective date of this offering, each non-employee director will automatically be granted an option to purchase 25,000 shares of common stock, unless that director has previously been granted an option. Any individual who becomes a non-employee director after this offering will automatically receive this initial grant upon being elected to the board of directors. On each annual stockholders' meeting, beginning with the annual stockholders' meeting in 2001, any person who is then a non-employee director will automatically be granted an option to purchase 10,000 shares of common stock.

  In general, the stock options granted under the directors' plan may not exceed ten years. An optionholder may not transfer a stock option other than by will or the law of descent or distribution. The exercise price for nonstatutory stock options will be 100% of the fair market value of the common stock on the date of grant.

  Unless the terms of an optionholder's stock option agreement provide for earlier termination, in the event an optionholder's service relationship with us ceases due to death, the optionholder's beneficiary may exercise any vested options up to 18 months after the date such service relationship ends. In the event an optionholder's service relationship with us ceases due to disability, the optionholder may exercise any vested option up to twelve months after the cessation of service. If an optionholder's relationship with us ceases for any reason other than disability or death, the optionholder may, unless the terms of the stock option agreement provide for earlier termination, exercise any vested options up to three months from the date the service relationship ends.

  Effect on Options of a Change in Control. In the event of certain changes in control in the beneficial ownership of us, the vesting provisions of all outstanding stock options under the directors' plan will be accelerated and the stock options will be terminated upon the change of control if not previously exercised.

  Other Provisions. Our board of directors may amend or modify the directors' plan at any time. However, no such amendment or modification shall adversely affect the rights and obligations with respect to options unless the participant consents to such an amendment or modification.

 401(k) Plan

  We sponsor a 401(k) plan, a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. All employees are eligible to participate. Participants may make pre-tax contributions to the 401(k) plan of up to 25% of their eligible earnings, subject to a statutorily prescribed annual limit ($10,500 in 2000). Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the 401(k) plan's trustee.

  Each participant's contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Limitation of Liability of Directors and Indemnification Matters

  Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

 .  any breach of their duty of loyalty to the corporation or its stockholders;

 . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 .  unlawful payments of dividends or unlawful stock repurchases or redemptions;
   or

 .  any transaction from which a director derives an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our other employees and agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity and certain other capacities, including serving as a director of another corporation at the request of our board, regardless of whether the bylaws would permit indemnification.

  We intend to enter into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our certificate of incorporation and our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding arising out of these persons' services as a director or officer for us, any of our subsidiaries or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

  At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted.

Change of Control Arrangements

  In August 1998 and September 1998, we entered into founder stock purchase agreements with Ofer Ben-Shachar, our President, Chief Executive Officer and Chairman of the Board. Under the terms of the agreements, as amended in April 1999, approximately 33% of his shares were immediately vested with approximately 1.85% of his shares vesting monthly thereafter. Upon involuntary termination prior to a change of control of us, approximately 11% of his shares would become immediately vested. Upon involuntary termination following a change of control of us, 100% of his remaining unvested shares would become immediately vested.

  In October 1999, we entered into an employment offer letter with Hagi Schwartz, our Vice President of Finance and Chief Financial Officer, and in January 2000, we entered into an employment offer letter with Timothy Moore, our Vice President of Strategic Alliances, General Counsel and Secretary. Under the terms of their employment offer letters, Mr. Schwartz and Mr. Moore are entitled to full acceleration of the unvested portion of their option shares in the event of a change of control.

  According to the terms of the stock option grants to four of our directors, Steven Baloff, Edward Barr, Kathy Levinson and Arthur Patterson, vesting of their option shares will immediately accelerate upon a change of control transaction.

  For more information about the change of control provisions under our stock plans, See "--Stock Plans."

                           RELATED PARTY TRANSACTIONS

  The following executive officers, directors or holders of more than five percent of any class of our voting securities purchased securities in the amounts as of the dates shown below. For more detail on shares held by these purchasers see "Principal Stockholders." All preferred share amounts are listed on an as-converted to common stock basis.

                                                           Shares of Preferred Stock
                                                    --------------------------------------- Warrants for
                                    Common Stock    Series A  Series B  Series C  Series D  Common Stock
                                  ----------------- --------- --------- --------- --------- ------------
Ofer Ben-Shachar................          8,000,000 2,999,998   160,000   100,671    45,455        --
Kevin Akeroyd...................            100,000       --        --        --        --         --
David Hannebrink................            436,706       --        --        --        --         --
Raymond Martinelli..............             75,000       --        --        --        --         --
Timothy Moore...................            285,000       --        --        --        --         --
Hagi Schwartz...................            310,000       --     14,546       --        --         --
Robert Shaw.....................            270,000       --        --        --        --         --
Lawrence Slotnick...............            400,000       --        --        --        --         --
Mathew Spolin...................            216,720       --        --        --        --         --
Steven Baloff...................             25,000       --        --        --        --         --
Edward Barr.....................             25,000       --        --        --        --         --
Kathy Levinson..................            100,000       --        --        --        --         --
Accel Internet Fund II L.P.(1)..                --        --    605,090   139,597       --         --
Accel Investors '98 L.P.(1).....                --        --    401,456    92,617       --         --
Accel Keiretsu VI L.P.(1).......                --        --     75,636    17,450       --         --
Accel VI L.P.(1)................                --        --  4,736,000 1,092,618       --         --
Advanced Technology Ventures V,
 L.P.(2)........................                --        --  2,106,582   560,913       --         --
ATV Entrepreneurs V, L.P.(2)....                --        --     75,236    20,033       --         --
MeriTech Capital Affiliates L.P.
 ...............................                --        --        --     32,215       --         --
MeriTech Capital Partners L.P.
 ...............................                --        --        --  1,981,208       --         --
R. R. Donnelley & Sons Company..                --        --        --        --  1,272,727  2,780,158
Price Per Share.................  $0.00125 to $9.50 $    0.65 $    2.75 $    7.45 $   11.00  $   11.00
Date(s) of Purchase.............       8/98 to 3/00     11/98      4/99     11/99      1/00       1/00

--------
(1) Arthur Patterson, one of our directors, is a general partner of Accel Partners.
(2) Steven Baloff, one of our directors, is a general partner of Advanced Technology Ventures.

  We have entered into the following agreements with our executive officers, directors and holders of more than five percent of our voting securities.

  Co-Marketing Agreement. In January 2000, we entered into a co-development and co-marketing agreement with R.R. Donnelley, a beneficial holder of 6.5% of our common stock. Under the agreement, we and R.R. Donnelley are committed to actively promote and market the noosh.com service to R.R. Donnelley's customers, particularly in the catalog, magazine and book publishing markets. R.R. Donnelley also agreed to pay us a transaction fee based on the aggregate volume of print orders processed by them. R.R. Donnelley is not committed to any volume targets.

  Amended and Restated Investor Rights Agreement. We, the preferred stockholders described above and R.R. Donnelley have entered into an agreement, under which they and other stockholders will have registration rights with respect to their shares of common stock which we refer to as registrable shares, following this offering. These registration rights include two demand registration rights, an unlimited number of registration rights requiring us to register sales of their shares when we undertake a public offering, or piggyback registration rights, and an unlimited number of Form S-3 registration rights. In order to exercise their demand registration rights, stockholders holding at least 30% of the registrable shares must submit a written request that we file a registration statement for a public offering of the registrable shares having an anticipated aggregated offering price of at least $15,000,000. In order to exercise their piggyback registration rights, each holder of registrable shares must submit written notice to us within 15 days of receiving notice from us that we intend to file a registration statement for the public offering of our common stock. In order to exercise their Form S-3 registration rights, stockholders holding at least 20% of the registrable shares must submit a written request that we effect a registration on Form S-3. See "Description of Capital Stock--Registration Rights" for a further description of the terms of this agreement.

  E*TRADE Agreement. In December 1999, we entered into our standard form of print buyer agreement with E*TRADE Group, Inc. Kathy Levinson, one of our directors, serves as president and chief operating officer of E*TRADE. Under the agreement, if E*TRADE uses our service, it has agreed to pay us a monthly service fee based upon applicable dollar volumes.

  Indebtedness of Management. From April 1999 to March 2000, we made loans to the following officers and directors:

   Name                                                 Amount      Due Date
   ----                                                -------- ----------------
   David Hannebrink................................... $ 13,520   April 15, 2001
   Hagi Schwartz......................................  300,000  October 8, 2004
   David Hannebrink...................................  100,000 November 1, 2000
   Kevin Akeroyd......................................   49,900  January 3, 2005
   Raymond Martinelli.................................   59,925  January 3, 2005
   Timothy Moore......................................  641,250  January 3, 2005
   Steven Baloff......................................   61,475 January 15, 2005
   David Hannebrink...................................  100,000 January 15, 2002
   Robert Shaw........................................  674,730 January 15, 2005
   Hagi Schwartz......................................   64,990 February 4, 2005
   Edward Barr........................................  237,475   March 15, 2005

Each loan was made under a promissory note secured by a pledge of early exercised common shares. The notes bear interest at between 6% and 6.8% per year.

  Stock Options. Stock option grants to our executive officers and directors are described in this prospectus under the captions "Management--Director Compensation" and "--Executive Compensation."

  Management Rights. In November 1999, we entered into a management rights letter agreement with MeriTech Capital, a holder of 6.0% of our common stock. Under the terms of the letter agreement, MeriTech is entitled to consult with and advise us on significant business issues and to attend all board meetings in a non-voting observer capacity.

  Executive Employment Arrangements. In October 1999, we entered into an employment offer letter with Hagi Schwartz, our Vice President of Finance and Chief Financial Officer. In January 2000, we entered into employment offer letters with Robert Shaw, our Senior Vice President of Sales, and Timothy Moore, our Vice President of Strategic Alliances and General Counsel.
See "Management--Employment Arrangements."

  Indemnification Agreements. We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of April 4, 2000, and as adjusted to reflect the sale of our common stock in this offering, by:

 . our Chief Executive Officer and each of our four other most highly compensated executive officers;

 .  each director;

 . each stockholder who is known by us to own beneficially 5% or more of any class of our voting securities; and

 .  all directors and executive officers as a group.

  Percentage of ownership in the following table is calculated based on 33,602,173 shares of common stock outstanding as of April 4, 2000 and 37,602,173 shares of common stock outstanding after completion of this offering.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 4, 2000 are deemed outstanding. Those shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals named above is: 3401 Hillview Avenue, Palo Alto, CA 94304.

                                               Beneficial Ownership
                          --------------------------------------------------------------
                                      Number of
                                     Options or    Shares
                                      Warrants   NOOSH may
                                     Exercisable Repurchase
                                       Within      Within                   Percent
                                      60 Days of 60 Days of            -----------------
Name and Address of        Number of  April 4,    April 4,              Before   After
Beneficial Owner           Shares(1)    2000       2000(2)    Total    Offering Offering
-------------------       ---------- ----------- ---------- ---------- -------- --------
Ofer Ben-Shachar(3).....   6,120,977       --    1,185,147   7,306,124   21.7%    19.4%

Kevin Akeroyd...........         --        --      100,000     100,000      *        *

David Hannebrink........     142,039       --      277,334     436,706    1.3      1.2

Hagi Schwartz...........      14,546       --      310,000     324,546      *        *

Lawrence Slotnick.......         --        --      341,667     450,000    1.3      1.2

Steven Baloff(4)........   3,078,094       --       15,973   3,095,456    9.2      8.2

Edward Barr.............         --        --       23,612      25,000      *        *

Arthur Patterson(5).....   7,160,464   108,333         --    7,268,797   21.6     19.3

Kathy Levinson(6).......      95,543       --       83,334     178,877      *        *

Accel Partners(5).......   7,160,464       --          --    7,160,464   21.3     19.0

Advanced Technology
 Ventures(4)............   3,070,456       --          --    3,070,456    9.1      8.2

MeriTech Capital(7).....   2,013,423       --          --    2,013,423    6.0      5.4

R.R. Donnelley & Sons
 Company................   1,272,727   961,308         --    2,234,035    6.5      5.8

All directors and
 executive officers as a
 group (13 persons)(8)..  16,817,595   108,333   3,098,002  20,032,226   59.4%    53.1

--------
 *  Less than 1% of the outstanding shares of common stock.
(1) Excludes shares of common stock subject to a right of repurchase within 60 days of April 4, 2000.
(2) The unvested portion of the shares of common stock is subject to a right of repurchase, at the original option price, in the event the holder ceases to provide services to Noosh and its affiliates or upon a change of control of NOOSH. The option exercise prices range from $0.0325 to $9.50.
(3) Does not include 3,983,500 shares held by the Ben-Shachar Family Generation Skipping Trust. Mr. Ben-Shachar has no voting or investment power with respect to the shares and, therefore, does not have beneficial ownership of the shares.
(4) Includes 2,975,187 shares held by Advanced Technology Ventures V, L.P., and 95,269 shares held by ATV Entrepreneurs V, L.P. Advanced Technology Ventures is located at 485 Ramona Street, Suite 200, Palo Alto, CA 94301. Mr. Baloff is a general partner of Advanced Technology Ventures and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.
(5) Includes 744,687 shares held by Accel Internet Fund II L.P., 494,073 shares held by Accel Investors '98 L.P., 93,086 shares held by Accel Keiretsu VI L.P. and 5,828,618 shares held by Accel VI L.P. Accel Partners are located at 428 University Avenue, Palo Alto, CA 94303. Mr. Patterson is a general partner of Accel Partners and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.
(6) Includes 78,877 shares held by Internet Experience, L.P. Internet Experience is located at 4500 Bohannan Drive, Menlo Park, CA 94025. Ms. Levinson is a general partner and a limited partner of Internet Experience and disclaims beneficial ownership of these shares except to the extent of her proportionate partnership interest in these shares.
(7) Includes, 32,215 shares held by MeriTech Capital Affiliates L.P. and 1,981,208 shares held by MeriTech Capital Partners L.P. MeriTech Capital is located at 428 University Avenue, Palo Alto, CA 94303.
(8) Total number of shares includes 10,309,797 shares of common stock held by entities affiliated with directors and executive officers. See footnotes 4 through 6 above.

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, our authorized capital stock will consist of 75,000,000 shares of common stock, $0.001 par value, 2,600,000 shares of Class B common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock and Class B Common Stock

  As of April 4, 2000, there were 33,602,173 shares of capital stock outstanding, held of record by 106 stockholders. These amounts assume the conversion of all outstanding shares of preferred stock into common stock and Class B common stock, based on an assumed initial public offering price of $12.00, which is to occur upon the closing of this offering. In addition, as of April 4, 2000, there were 4,392,538 shares of common stock subject to outstanding options. Upon completion of this offering, there will be 37,602,173 shares of common stock and Class B common stock outstanding, assuming no additional exercise of outstanding stock options.

  Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

  The rights of holders of Class B common stock will be identical to the rights of holders of common stock except that the holders of Class B common stock do not have voting rights. Commencing on the date 90 days after this offering, twenty-five percent of the outstanding Class B common stock may be converted into common stock on a one-to-one basis at the option of the holder. In addition, commencing on the earlier of April 4, 2001, 180 days after this offering or upon our written consent, the remaining shares of Class B common stock may be converted into shares of common stock on a one-to-one basis. There are currently no shares of Class B common stock outstanding.

Preferred Stock

  Upon the completion of the offering, each outstanding share of Series A and Series B preferred stock will automatically convert into two shares of common stock, each outstanding share of Series C and Series D preferred stock will automatically convert into one share of common stock and each outstanding share of Series E preferred stock will convert into the number of shares of Class B common stock that is equal to $13.00 divided by the lesser of the conversion price of the Series E preferred stock in effect immediately prior to the automatic conversion or 85% of the initial public offering price per share. Assuming an initial public offering price of $12.00 per share, upon completion of this offering, each share of Series E preferred stock will convert into 1.27 shares of Class B common stock.

  According to our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board shall designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

Warrants

  As of April 4, 2000, we had outstanding the following warrants:

 . A warrant to purchase 270,000 shares of common stock, of which a total of 140,000 shares is immediately exercisable. Of these 140,000 shares, the right to purchase 35,000 shares will terminate upon the closing of this offering. An additional 35,000 shares are exercisable on December 31, 2000 or earlier if stated volume targets for business conducted over our service are met. The remaining portion of the warrant becomes exercisable in increments only upon the holder meeting stated volume targets. The exercise price for the warrant ranges from $7.45 per share to the fair market value of our common stock on the date the volume targets are met. This warrant expires in December 2002.

 . A warrant to purchase 225,000 shares of common stock, of which a total of 75,000 shares is immediately exercisable. The remaining portion of the warrant becomes exercisable in increments upon the holder meeting stated volume targets. The exercise price for the warrant ranges from $11.00 per share to the fair market value of our common stock at the end of the calendar quarter that the stated volume target is met. This warrant expires in December 2002.

 . Two warrants to purchase a total of 2,780,158 shares of common stock at an exercise price of $11.00 per share. A portion of the warrants, for a total of 961,308 shares of common stock, is immediately exercisable. The remaining portions of the warrants become exercisable in increments upon the holder meeting stated volume targets. These warrants expire in January 2003.

 . A warrant to purchase 50,000 shares of common stock at an exercise price of $11.00. The entire warrant becomes exercisable upon the holder meeting stated volume requirements. This warrant expires in January 2003.

 . A warrant to purchase 100,000 shares of common stock. The warrant becomes exercisable in increments one year from the date of grant and only to the extent the holder meets stated volume targets. The exercise price for the warrant ranges from the initial public offering price per share to the fair market value of our common stock as of the end of the calendar quarter during which the stated volume targets are met. This warrant expires in February 2003.

 . A warrant to purchase 10,000 shares of common stock. The entire warrant becomes exercisable one year from the date of grant and only if the holder meets a target for the conduct of business over our service. The exercise price will be the initial public offering price per share. This warrant expires in February 2003.

 . A warrant to purchase 958,400 shares of capital stock at an initial exercise price of $13.00 per share. A portion of the warrant, for a total of 432,000 shares of capital stock, is immediately exercisable. The remaining portion of the warrant becomes exercisable in increments upon the holder meeting stated targets. Initially, the warrant is exercisable for Class B common stock. At the option of the holder, on the date 90 days after this offering, a portion of the warrant will become exercisable for common stock. In addition, on the earlier of April 4, 2001 or the date 180 days after this offering, the remainder of the warrant will become exercisable for common stock. This warrant expires in April 2004.

  Each of the warrants contains provisions for the adjustment of the exercise prices and the aggregate number of shares that may be issued upon exercise of the warrants in the event of a stock split, stock dividend, reorganization, reclassification or consolidation. In addition, the warrant that is initially exercisable for Class B common stock provides that the exercise price will adjust upon the closing of this offering to a price equal to the lesser of $13.00 or the conversion price of the Series E preferred stock in effect immediately prior to its automatic conversion into Class B common stock upon completion of this offering. In addition, each warrant allows for cashless exercise.

Registration Rights

  The holders of 21,989,137 shares of the common stock currently outstanding or issued or issuable upon conversion of the preferred stock and Class B common stock, R.R. Donnelley, with respect to 2,780,158 shares of common stock issuable upon conversion of the warrants issued to it, and GE Capital Equity Investments, with respect to 958,400 shares of common stock issuable upon conversion of the Class B common stock issuable upon conversion of the warrant issued to it, are entitled to require us to register the sales of their shares under the Securities Act, under the terms of an agreement between us and the holders of these securities. Subject to limitations specified in the agreement, these registration rights include the following:

 . two demand registration rights that holders may exercise no sooner than 180 days after our initial public offering, which require us to register the sale of a holder's shares, subject to the discretion of our board of directors to delay the registration;

 . an unlimited number of registration rights that require us to register sales of a holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register; and

 . an unlimited number of rights to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise if they request registration of the sale of more than $750,000 of common stock following the time we first qualify for the use of this form of registration with the Securities and Exchange Commission.

  In addition, the holders of 8,000,000 shares of the common stock that will be outstanding after this offering are entitled to the same piggyback and Form S-3 registration rights listed above.

  We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate as to a holder's shares when that holder may sell those shares under Rule 144(k) of the Securities Act, which for most parties means two years after the acquisition of the shares from us.

Anti-Takeover Provisions

 Delaware Law

  We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

 . our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

 . upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

 . on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

  Section 203 defines a "business combination" to include:

 . any merger or consolidation involving the corporation and the interested stockholder;

 . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

 . in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

 . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

 Certificate of Incorporation and Bylaw Provisions

  Our amended and restated certificate of incorporation and bylaws, to be effective upon the closing of this offering, divide our board into three classes as nearly equal in size as possible, with each class serving a three-year term. The terms are staggered, so that one-third of the board is to be elected each year. The classification of our board could have the effect of making it more difficult than otherwise for a third party to acquire control of us, because it would typically take more than a year for our stockholders to elect a majority of our board. In addition, our amended and restated certificate of incorporation and bylaws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, and may not be taken by written consent in lieu of a meeting. The bylaws will also provide that special meetings of the stockholders may be called only by our board of directors, our Chairman of the Board or our Chief Executive Officer. Under our bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements. Finally, our amended and restated certificate of incorporation and bylaws will not permit stockholders to take any action without a meeting.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The transfer agent's address is 40 Wall Street, 46th Floor, New York, New York, 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

  Upon completion of the offering, we will have 37,602,173 outstanding shares of common stock, outstanding options to purchase 4,392,538 shares of common stock and outstanding warrants to purchase 4,358,558 shares of common stock and Class B common stock, assuming no additional option or warrant grants or exercises after April 4, 2000. We expect that the 4,000,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% or greater stockholders.

  The remaining 33,602,173 shares outstanding and 8,606,133 shares subject to outstanding options and warrants are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, such as under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

  As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

 . Beginning 180 days after the effective date, 20,106,997 shares will be eligible for sale pursuant to Rule 144, Rule 144(k) and Rule 701.

 . Beginning in November 2000, the remaining 13,495,176 shares will be eligible for sale under Rule 144, Rule 144(k) or Rule 701 once they have been held for the required period of time.

  Additionally, of the 4,392,538 shares that may be issued upon the exercise of outstanding options as of April 4, 2000, approximately 2,416,264 shares will be vested and eligible for sale beginning 180 days after the effective date. As of April 4, 2000, warrants for 1,573,308 shares of common stock and Class B common stock were exercisable and warrants for an additional 2,785,250 shares of common stock and Class B common stock may become exercisable in the future based on the holders meeting stated volume targets for business conducted over our service. If exercised, the earliest that these shares will be eligible for sale under Rule 144 is December 2000.

Lock-Up Agreements

  Our directors, officers, employees and other stockholders, who together hold all of our securities, have entered into lock-up agreements in connection with this offering or are locked up under agreements with us. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by Goldman, Sachs & Co.

Rule 144

  In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 . one percent of the number of shares of common stock then outstanding, which will equal approximately 373,910 shares immediately after this offering; and

 . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

  Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

  Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 90 days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 90 days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Registration Rights

  On the date 180 days after the completion of this offering, the holders of 29,989,137 shares of our common stock will have rights to require us to register their shares under the Securities Act. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable.

Stock Options

  We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1998 equity incentive plan, the 2000 equity incentive plan, the 2000 employee stock purchase plan and the 2000 non-employee directors' stock option plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resalable under Rule 701. As of April 4, 2000 options to purchase 4,392,538 shares of common stock were outstanding, of which options to purchase 1,111,379 shares were vested and exercisable. In addition, as of that date, we had reserved 217,412 shares for possible future issuance under our 1998 equity incentive plan, and an aggregate of 6,950,000 shares for possible future issuance under our 2000 equity incentive plan, 2000 employee stock purchase plan and 2000 non-employee directors' stock option plan.

                                  UNDERWRITING

  NOOSH and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., FleetBoston Robertson Stephens Inc., Banc of America Securities LLC, PaineWebber Incorporated and E*OFFERING Corp. are the representatives of the underwriters.

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   Goldman, Sachs & Co. ..............................................
   FleetBoston Robertson Stephens Inc. ...............................
   Banc of America Securities LLC.....................................
   PaineWebber Incorporated...........................................
   E*OFFERING Corp. ..................................................
                                                                         -----

     Total............................................................
                                                                         =====

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 600,000 shares from NOOSH to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in the same proportion as set forth in the table above.

  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by NOOSH which are expected to be a negotiated percentage of the initial public offering price. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 600,000 additional shares.

                                 Paid by NOOSH

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per Share..................................................  $        $
   Total......................................................  $        $

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $     per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $    per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

  NOOSH and its directors, officers, employees and other stockholders have agreed with the underwriters, except under limited circumstances, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

  Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock has been negotiated among NOOSH and the representatives of the underwriters. Among the primary factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were NOOSH's historical performance, estimates of NOOSH's business potential and earnings prospects, an assessment of Noosh's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  NOOSH has applied to have its common stock listed for quotation on the Nasdaq National Market under the symbol "NOSH."

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short-sale covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  The underwriters have reserved for sale, at the initial public offering price, up to 600,000 shares or 15%, of the common stock offered hereby for print vendors, print buyers, professional service providers, consultants and other business partners designated by NOOSH who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby. These shares are not subject to lock-up agreements with the underwriters.

  A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters or securities dealers. The representatives of the underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distribution will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

  NOOSH estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,200,000. These expenses include approximately $22,000 for the SEC and NASD filing fees, $95,000 for the Nasdaq National Market application fee, $20,000 for blue sky expenses, $250,000 for printing, $750,000 for legal and accounting fees and expenses, and $15,000 for transfer agent fees.

  NOOSH has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

  The validity of the common stock offered hereby will be passed upon for NOOSH by Cooley Godward LLP, Palo Alto, California and for the underwriters by Sullivan & Cromwell, Los Angeles, California. As of the date of this prospectus, Cooley Godward LLP, together with certain investment funds affiliated with the firm, own an aggregate of 120,834 shares of our common stock.

                                    EXPERTS

  The financial statements as of December 31, 1998 and 1999 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

  The reports and other information we file with the SEC can be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 140, Citicorp Center, 50 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available the reports and other information we have filed with the SEC.

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants........................................  F-2
Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000
 (unaudited).............................................................  F-3
Statements of Operations for the period from inception to December 31,
 1998, Year ended December 31, 1999, and the period from inception to
 December 31, 1999, the three month period ended March 31, 1999
 (unaudited) and 2000 (unaudited), and the period from inception to March
 31, 2000 (unaudited)....................................................  F-4
Statements of Stockholders' Equity for the period from inception to March
 31, 2000 (unaudited)....................................................  F-5
Statements of Cash Flows for the period from inception to December 31,
 1998, Year ended December 31, 1999, and the period from inception to
 December 31, 1999, the three month period ended March 31, 1999
 (unaudited) and 2000 (unaudited), and the period from inception to March
 31, 2000 (unaudited)....................................................  F-7
Notes to Financial Statements............................................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and stockholders of NOOSH, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flow present fairly, in all material respects, the financial position of NOOSH, Inc. (a company in the development stage) at December 31, 1998 and 1999 and the results of its operations and cash flows for the period from August 3, 1998 (date of inception) to December 31, 1998 and the year ended December 31, 1999, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
January 21, 2000

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                                   Pro Forma at
                             December 31, December 31,  March 31,   March 31,
                                 1998         1999        2000         2000
                             ------------ ------------ ----------- ------------
                                                       (Unaudited) (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents..    $1,117      $ 48,349    $ 48,917     $ 58,917
 Prepaid expenses and other
  current assets............        26           947       2,194
                                ------      --------    --------
   Total current assets.....     1,143        49,296      51,111
Property and equipment,
 net........................        69         3,339       4,640
Other assets................        27           394         576
                                ------      --------    --------
   Total assets.............    $1,239      $ 53,029    $ 56,327
                                ======      ========    ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable...........    $  109      $    634    $    463
 Accrued liabilities........       132         1,424       1,572
                                ------      --------    --------
   Total current
    liabilities.............       241         2,058       2,035
Long-term debt..............       --             79          79
                                ------      --------    --------
   Total liabilities........       241         2,137       2,114
                                ------      --------    --------

Commitments (Note 4)

Stockholders' equity:
 Convertible Preferred
  Stock: $0.001 par value;
  Series A, Authorized:
  2,023,077 shares
  Issued and outstanding:
  2,023,077 shares at
  December 31, 1998,
  December 31, 1999 and
  March 31, 2000
  (unaudited)...............         2             2           2           --
 Series B, Authorized:
  4,363,637 shares
  Issued and outstanding:
  4,363,637 shares at
  December 31, 1999 and
  March 31, 2000
  (unaudited)...............       --              4           4          --
 Series C, Authorized:
  6,809,135 shares
  Issued and outstanding:
  6,809,135 shares at
  December 31, 1999 and
  March 31, 2000
  (unaudited)...............       --              7           7          --
 Series D, Authorized:
  2,000,000 shares
  Issued and outstanding:
  1,418,182 shares at March
  31, 2000 (unaudited)......       --            --            1          --
 Common Stock: $0.001 par
  value; Authorized:
  45,000,000 shares actual;
  Issued and outstanding:
  8,040,000, 9,414,673 and
  11,581,078 at
  December 31,1998,
  December 31, 1999 and
  March 31, 2000
  (unaudited) shares actual
  and 33,562,215 shares pro
  forma.....................         8             9          11           32
 Additional paid-in
  capital...................     1,431        84,525     121,036      131,029
 Deferred stock
  compensation..............      (129)      (15,379)    (25,171)     (25,171)
 Notes receivable from
  common stockholders.......       --           (314)     (3,041)      (3,041)
 Deficit accumulated during
  the development stage.....      (314)      (17,962)    (38,636)     (38,636)
                                ------      --------    --------     --------
   Total Stockholders'
    equity..................       998        50,892      54,213     $ 64,213
                                ------      --------    --------     ========
     Total liabilities and
      Stockholders' equity..    $1,239      $ 53,029    $ 56,327
                                ======      ========    ========

   The accompanying notes are an integral part of these financial statements.

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                          Period from               Period from
                           August 3,                 August 3,
                           1998 (date                1998 (date                             Period from
                               of                        of                                  August 3,
                           inception)                inception)    Three Months Ended      1998 (date of
                               to       Year Ended       to             March 31,          inception) to
                          December 31, December 31, December 31, ------------------------    March 31,
                              1998         1999         1999        1999         2000          2000
                          ------------ ------------ ------------ -----------  -----------  -------------
                                                                 (Unaudited)  (Unaudited)   (Unaudited)
Revenue.................   $      --    $      --    $      --   $      --    $       68     $      68
Cost of revenue.........          --           --           --          --           141           141
                           ----------   ----------   ----------  ----------   ----------     ---------
Gross profit............          --           --           --          --           (73)          (73)

Operating expenses:
 Research and
  development
  (exclusive of non-
  cash compensation
  expense of $771, $17
  (unaudited) and $718
  (unaudited) in the
  year ended
  December 31, 1999,
  and the three months
  periods ended
  March 31, 1999 and
  2000, respectively,
  reported below).......          111        3,053        3,164         273        2,039         5,203
 Sales and marketing
  (exclusive of non-
  cash compensation
  expenses of $984, $18
  (unaudited) and
  $2,266 (unaudited) in
  the year ended
  December 31, 1999,
  and the three months
  periods ended
  March 31, 1999 and
  2000, respectively
  and value of warrants
  granted of $1,468 and
  $3,914 (unaudited) in
  the year ended
  December 31, 1999,
  and the three months
  period ended
  March 31, 2000,
  respectively reported
  below)................           96        9,412        9,508         300        9,979        19,487
 Value of warrants
  granted in connection
  with marketing
  agreements............          --         1,468        1,468         --         3,914         5,382
 General and
  administrative
  (exclusive of non-
  cash compensation
  expense of $813, $1
  (unaudited) and
  $1,289 (unaudited) in
  the year ended
  December 31, 1999,
  and the three months
  periods ended
  March 31, 1999 and
  2000, respectively,
  reported below) ......          107        1,795        1,902         128        1,197         3,099
 Amortization of
  deferred stock
  compensation..........          --         2,568        2,568          36        4,273         6,841
                           ----------   ----------   ----------  ----------   ----------     ---------
   Total operating
    expenses............          314       18,296       18,610         737       21,402        40,012
                           ----------   ----------   ----------  ----------   ----------     ---------
Loss from operations....         (314)     (18,296)     (18,610)       (737)     (21,475)      (40,085)
Interest income, net....          --           648          648           4          801         1,449
                           ----------   ----------   ----------  ----------   ----------     ---------
Net loss................   $     (314)  $  (17,648)  $  (17,962) $     (733)  $  (20,674)      (38,636)
                           ==========   ==========   ==========  ==========   ==========     =========
Net loss per share--
 basic and diluted......   $    (0.12)  $    (4.13)  $    (4.77) $    (0.22)  $    (3.91)       $(7.76)
                           ==========   ==========   ==========  ==========   ==========     =========
Shares used in per share
 calculation--basic and
 diluted................    2,521,485    4,275,090    3,763,399   3,405,069    5,292,410     4,978,794
                           ==========   ==========   ==========  ==========   ==========     =========
Pro forma net loss per
 share--basic and
 diluted................                $    (1.15)                           $    (0.79)
                                        ==========                            ==========
Shares used in pro forma
 net loss per share--
 basic and diluted......                15,356,918                            26,025,280
                                        ==========                            ==========

   The accompanying notes are an integral part of these financial statements.

                                  NOOSH, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                                                 Deficit
                          Convertible                                   Notes                  Accumulated
                       Preferred Shares    Common Stock   Additional  Receivable    Deferred   During the      Total
                       ----------------- ----------------  Paid-In   from Common     Stock     Development Stockholders'
                         Shares   Amount  Shares   Amount  Capital   Shareholders Compensation    Stage       Equity
                       ---------- ------ --------- ------ ---------- ------------ ------------ ----------- -------------
Issuance of common
 stock to founders in
 August 1998 at
 $0.00125 per share,
 net.................         --   $ --  8,040,000  $ 8     $    1      $ --        $   --       $   --      $      9
Issuance of Series A
 Convertible
 Preferred Stock at
 $0.65 per share in
 November 1998, net
 of issuance costs...   2,023,077     2        --    --      1,301        --            --           --         1,303
Deferred stock
 compensation........         --     --        --    --        129        --           (129)         --           --
Net loss.............         --     --        --    --        --         --            --          (314)        (314)
                       ----------  ----  ---------  ---     ------      -----       -------      -------     --------
Balances at December
 31, 1998............   2,023,077     2  8,040,000    8      1,431        --           (129)        (314)         998
Issuance of common
 stock...............         --     --  1,200,220    1        497       (314)          --           --           184
Issuance of common
 stock in connection
 with services
 rendered............         --     --    174,453   --        700        --            --           --           700
Issuance of Series B
 Convertible
 Preferred Stock at
 $2.75 per share in
 April 1999, net of
 issuance costs......   4,363,637     4        --    --     11,955        --            --           --        11,959
Issuance of Series C
 Convertible
 Preferred Stock at
 $7.45 per share in
 November 1999, net
 of issuance costs...   6,809,135     7        --    --     50,656        --            --           --        50,663
Value of warrants
 granted in
 connection with
 marketing
 agreements..........         --     --        --    --      1,468        --            --           --         1,468
Deferred stock
 compensation........         --     --        --    --     17,818        --        (17,818)         --           --
Amortization of
 deferred stock
 compensation........         --     --        --    --        --         --          2,568          --         2,568
Net loss.............         --     --        --    --        --         --            --       (17,648)     (17,648)
                       ----------  ----  ---------  ---     ------      -----       -------      -------     --------

Balances at December
 31, 1999............  13,195,849    13  9,414,673    9     84,525       (314)      (15,379)     (17,962)      50,892

                                                                                                 Deficit
                         Convertible                                    Notes                  Accumulated
                      Preferred Shares    Common Stock    Additional  Receivable    Deferred   During the      Total
                      ----------------- -----------------  Paid-In   from Common     Stock     Development Stockholders'
                        Shares   Amount   Shares   Amount  Capital   Shareholders Compensation    Stage       Equity
                      ---------- ------ ---------- ------ ---------- ------------ ------------ ----------- -------------
Issuance of common
stock...............         --   --     2,146,519    2       2,740     (2,727)          --          --            15
Issuance of common
stock in connection
with services
rendered............         --   --        19,886  --          219        --            --          --           219
Value of warrants
granted in
connection with
marketing
agreements..........         --   --           --   --        3,914        --            --          --         3,914
Issuance of Series D
Convertible
Preferred Stock at
$11.00 per share in
January 2000, net of
issuance costs......   1,418,182    1          --   --       15,573        --            --          --        15,574
Deferred stock
compensation........         --   --           --   --       14,065        --        (14,065)        --           --
Amortization of
deferred stock
compensation........         --   --           --   --          --         --          4,273         --         4,273
Net loss............         --   --           --   --          --         --            --      (20,674)     (20,674)
                      ----------  ---   ----------  ---    --------    -------      --------    --------      -------
Balances at March
31, 2000
(unaudited).........  14,614,031  $14   11,581,078  $11    $121,036    $(3,041)     $(25,171)   $(38,636)     $54,213


  The accompanying notes are an integral part of these financial statements.

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                         Period from August                   Period from                                 Period from
                               3, 1998                      August 3, 1998         Three Months         August 3, 1998
                         (date of inception)  Year Ended  (date of inception)    Ended March 31,      (date of inception)
                           to December 31,   December 31,   to December 31,   -----------------------    to March 31,
                                1998             1999            1999             1999       2000            2000
                         ------------------- ------------ ------------------- ----------- ----------- -------------------
                                                                              (Unaudited) (Unaudited)     (Unaudited)
Cash flows from
 operating activities:
 Net loss..............        $ (314)         $(17,648)       $(17,962)        $ (733)    $(20,674)       $(38,636)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........             3               455             458             12          404             862
 Value of warrants
  granted in connection
  with marketing
  agreements...........           --              1,468           1,468            --         3,914           5,382
 Amortization of
  deferred stock
  compensation.........           --              2,568           2,568             36        4,273           6,841
 Issuance of common
  stock in connection
  with services
  rendered.............           --                667             667            --           219             886
 Changes in assets and
  liabilities:                                                                                  --
  Prepaid expenses and
   other current
   assets..............           (26)             (921)           (947)           (17)      (1,247)         (2,194)
  Accounts payable.....           109               525             634             60         (171)            463
  Accrued liabilities..           132             1,292           1,424            (64)         148           1,572
  Other long-term
   assets..............           (27)             (367)           (394)           (23)        (182)           (576)
                               ------          --------        --------         ------     --------        --------
   Net cash used in
    operating
    activities.........          (123)          (11,961)        (12,084)          (729)     (13,316)        (25,400)
                               ------          --------        --------         ------     --------        --------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........           (72)           (3,725)         (3,797)          (133)      (1,705)         (5,502)
                               ------          --------        --------         ------     --------        --------
Cash flows from
 financing activities:
 Proceeds from issuance
  of Convertible
  Preferred Stock net..         1,303            62,622          63,925            --        15,574          79,499
 Proceeds from issuance
  of Common Stock,
  net..................             9               184             193            --            15             208
 Proceeds from issuance
  of Common Stock in
  connection with
  services rendered....           --                 33              33            --           --               33
 Proceeds from long-
  term debt............           --                 79              79            --           --               79
                               ------          --------        --------         ------     --------        --------
   Net cash provided by
    financing
    activities.........         1,312            62,918          64,230            --        15,589          79,819
                               ------          --------        --------         ------     --------        --------
Net increase
 (decreased) in cash
 and cash equivalents..         1,117            47,232          48,349           (862)         568          48,917
Cash and cash
 equivalents at
 beginning of period...           --              1,117             --           1,117       48,349             --
                               ------          --------        --------         ------     --------        --------
Cash and cash
 equivalents at end of
 period................        $1,117          $ 48,349        $ 48,349         $  255     $ 48,917        $ 48,917
                               ======          ========        ========         ======     ========        ========
Noncash activities:
 Deferred stock
  compensation.........        $  129          $ 17,818        $ 17,947         $  218     $ 14,065        $ 32,012
                               ======          ========        ========         ======     ========        ========
 Issuance of Common
  Stock for notes
  receivable from
  shareholder..........        $  --           $    314        $    314         $  --      $  2,727        $  3,041
                               ======          ========        ========         ======     ========        ========
Value of warrants
 granted in connection
 with marketing
 agreements............        $  --           $  1,468        $  1,468         $  --      $  3,914        $  5,382
                               ======          ========        ========         ======     ========        ========

   The accompanying notes are an integral part of these financial statements.

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

  NOOSH, Inc. (the "Company") was incorporated in the state of California and commenced operations on August 3, 1998. NOOSH is a provider of business-to-business e-commerce solutions for the printing industry. The Company has developed and operates noosh.com, an Internet-based communication and collaboration service for managing the design, procurement and production of print orders. The service leverages the benefits of the Internet to enable print buyers, print vendors and other providers of related services to communicate and collaborate efficiently through the complex, multi-step process of completing a print order. The Company is in the development stage and since inception has devoted substantially all of its efforts to developing its service and raising capital.

 Unaudited interim financial information

  The accompanying financial statements for the three month periods ended March 31, 1999 and 2000, together with the related notes, are unaudited but include all adjustments, consisting only of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation, in all material respects, of the operating results and cash flows for the period presented.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents and are stated at amounts that approximate fair value, based on quoted market prices. Cash equivalents consist primarily of deposits in money market funds.

 Concentration of credit risk

  The Company's cash and cash equivalents are maintained at a major U.S. financial institution. Deposits in this institution may exceed the amount of insurance provided on such deposits.

 Fair value of financial instruments

  The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to their short maturities.

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)


 Property and equipment

  Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the period of the lease. Maintenance and repairs are charged to operations as incurred.

 Revenue recognition

  Revenue consist of transaction fees from print vendors and is recognized upon completion of the associated print project.

 Research and development

  Research and development costs are charged to operations as incurred.

  Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires that certain software development costs be capitalized after technological feasibility has been established. The Company defines technological feasibility as the establishment of a working model. Costs incurred subsequent to such point have been insignificant and have been expensed.

 Income taxes

  The Company accounts for income taxes under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Advertising

  The Company expenses advertising costs as they are incurred. Advertising expense for the period from August 3, 1998 to December 31, 1998 and the year ended December 31, 1999 was $0 and $272,000.

 Accounting for stock compensation

  The Company's stock-based compensation plan are accounted for in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock.

 Comprehensive income

  The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires that all items recognized under

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

accounting standards as components of comprehensive income be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. The Company has no comprehensive income component other than net loss.

 Net loss per share

  Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per share is computed giving effect to all dilutive potential common stock, including options, non vested common stock, preferred stock and common stock warrants. Options, non vested common stock, preferred stock and common stock warrants were not included in the computation of diluted net loss per share in the periods reported because the effect would be antidilutive.

  Antidilutive securities not included in net loss per share calculation for the periods:

                         Period from               Period from                          Period from
                          August 3,                 August 3,                            August 3,
                             1998                   1998 (date                             1998
                           (date of                     of                               (date of
                          inception)                inception)    Three Months Ended    inception)
                              to       Year Ended       to             March 31,            to
                         December 31, December 31, December 31, -----------------------  March 31,
                             1998         1999         2000        1999        2000        2000
                         ------------ ------------ ------------ ----------- ----------- -----------
                                                                (unaudited) (unaudited) (unaudited)
Non vested common
 stock..................  4,814,804     4,109,338    4,109,338   4,592,576   6,502,326   6,502,326
Common stock options....    496,720     4,521,490    4,521,490   1,446,720   5,734,365   5,734,365
Convertible Preferred
 Stock..................  2,023,077    13,195,849   13,195,849   2,023,077  14,614,031  14,614,031
Common stock warrants...        --        215,000      215,000         --    1,176,309   1,176,309
                          ---------    ----------   ----------   ---------  ----------  ----------
                          7,334,601    22,041,677   22,041,677   8,062,373  28,027,031  28,027,031
                          =========    ==========   ==========   =========  ==========  ==========

 Pro forma net loss per share (unaudited)

  Pro forma net loss per share for the year ended December 31, 1999 and the three months ended March 31, 2000 is computed using the weighted average number of common stock outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B, Series C and Series D convertible preferred stock into shares of the Company's common stock upon the closing of the Company's initial public offering (see Note 8--Subsequent Events) as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later. Pro forma common equivalent shares, composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options, are not included in pro forma diluted net loss per share because they would be anti-dilutive.

 Pro forma balance sheet (unaudited)

  Upon the closing of the Company's initial public offering, it is contemplated that the outstanding shares of Series A, Series B, Series C and Series D convertible preferred stock will convert into 21,000,745 shares of common stock (see Note 8--Subsequent Events). The pro forma column

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

reflects the receipt of net proceeds of $10.0 million upon the issuance and sale of 769,231 shares of Series E preferred stock in April 2000 and the effect of the conversion of Series A, Series B, Series C, Series D and Series E into common stock.

 Recent accounting pronouncement

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities and will be adopted in the year 2000. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company does not expect the adoption of SFAS 133 to have a material impact on its financial statements.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of this SOP did not have any significant effect on the Company's financial statements.

  In December, 1999, SAB 101 was issued which summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective in the second quarter of 2000. The Company does not expect SAB 101 to have a material effect on its financial position, results of operation or cash flow.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). This Interpretation clarifies the definition of employee for purposes of applying Accounting Practice Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company expects the adoption of FIN 44 will not have a material effect on its financial statements.

NOTE 2--PROPERTY AND EQUIPMENT:

  Property and equipment comprise (in thousands):

                                                       December
                                                          31,
                                                      ------------   March 31,
                                                      1998   1999      2000
                                                      ----  ------  -----------
                                                                    (Unaudited)
Computer equipment................................... $31   $3,024    $4,457
Communication equipment..............................  11       63        63
Leasehold improvements...............................  --       69        69
Furniture and fixtures...............................  30      641       913
                                                      ---   ------    ------
                                                       72    3,797     5,502
Less: Accumulated depreciation and amortization......  (3)    (458)     (862)
                                                      ---   ------    ------
                                                      $69   $3,339    $4,640
                                                      ===   ======    ======

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)


NOTE 3--INCOME TAXES:

  Deferred tax assets and liabilities consist of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                  1998    1999
                                                                  -----  ------
Deferred tax assets:
  Net operating loss carryforwards............................... $  24  $5,231
  Accrued employee benefits......................................    14      52
  Start-up costs.................................................    95      --
  Other..........................................................     5     (35)
                                                                  -----  ------
    Total deferred tax assets....................................   138   5,248
Valuation allowance..............................................  (138) (5,248)
                                                                  -----  ------
                                                                  $  --  $   --
                                                                  =====  ======

  At December 31, 1998 and 1999, the Company had approximately $150,000 and $13,132,000 of California and federal net operating loss carryforwards which expire between 2005 to 2019, if not utilized beforehand. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, in any three year period.

  Due to uncertainty of realizing the benefits of the deferred tax assets, the Company has provided a valuation allowance against the net deferred tax assets.

  The difference between the Company's effective income tax rate and the federal statutory rate is as follows (in thousands):

                                        Period from                Period from
                                        August 13,                 August 13,
                                       1998 (date of              1998 (date of
                                       inception) to  Year Ended  inception) to
                                       December 31,  December 31, December 31,
                                           1998          1999         2000
                                       ------------- ------------ -------------
Statutory tax benefit................      $(110)      $(6,177)      $(6,287)
Permanent differences--non-deductible
 expenses............................        --          1,674         1,674
State taxes, net of federal tax
 benefit.............................        (18)         (995)       (1,013)
Change in valuation allowance........        138         5,110         5,248
Other................................        (10)          388           378
                                           -----       -------       -------
Net tax provision....................      $ --        $   --        $   --
                                           =====       =======       =======

NOTE 4--COMMITMENTS:

 Operating lease

  The Company leases its facilities under non-cancelable operating lease agreements expiring through October 2002. Under the terms of the lease, the Company is responsible for paying common

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

area expenses, as incurred by the lessor. Future minimum lease payments under the non-cancelable lease as of December 31, 1999 were as follows (in thousands):

                                                                    Year Ending
                                                                    December 31,
                                                                    ------------
   2000............................................................    $1,679
   2001............................................................       606
   2002............................................................       102
                                                                       ------
     Total.........................................................    $2,387
                                                                       ======

  Rent expense under the operating lease totaled $19,000, $616,000 and $610,000 for the period ending December 31, 1998, the year ended December 31, 1999 and the three months period ended March 31, 2000.

NOTE 5--STOCKHOLDERS' EQUITY:

 Convertible Preferred Stock

  The convertible preferred stock at December 31, 1999 comprises:

                                                          Number of
                                              Number of    Shares    Liquidation
                                                Shares   Issued and     Value
                                              Authorized Outstanding  Per Share
                                              ---------- ----------- -----------
Series A.....................................  2,023,077  2,023,077    $ 0.65
Series B.....................................  4,363,637  4,363,637    $ 2.75
Series C.....................................  6,809,135  6,809,135    $ 7.45
Series D.....................................  2,000,000  1,418,182    $11.00
                                              ---------- ----------
                                              15,195,849 14,614,031
                                              ========== ==========

  The rights, preferences and privileges with respect to the Preferred Stock are as follows:

 Dividends

  Holders of Series A, Series B, Series C and Series D Preferred Stock, in preference to the holders of Common Stock of the Corporation, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series A, Series B, Series C and Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. No dividends have been declared as of March 31, 2000.

 Liquidation preference

  Upon any liquidation, dissolution, or winding up of the Corporation, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and convertible preferred stock own less than 50% of the resulting voting power of the surviving entity,

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive an amount per share equal to the Original Issue Price of $0.65, $2.75, $7.45 and $11.00 plus all declared and unpaid dividends. In the event funds are insufficient to make a complete distribution to holders of Preferred Stock as described above, the remaining assets will be distributed to the holders of Common Stock ratably among such holders of Common Stock.

 Voting rights

  The holders of Preferred Stock have one vote for each share of Common Stock into which such Preferred Stock may be converted.

 Conversion

  Each share of Preferred Stock is convertible at any time into shares of Common Stock at the option of the holder, subject to adjustment for dilution. Such conversion is automatic upon the earlier of the date specified by vote, written consent or agreement of a majority of the holders of such series then outstanding or immediately upon the closing date of a public offering of the Company's Common Stock for which the aggregate net proceeds exceed $10,000,000. The conversion ratio as of December 31, 1998 and 1999 and March 31, 2000 is 2:1 for Series A and B Preferred Stock after giving retroactive effect to the stock split effected in 1999. The conversion ratios as of December 31, 1999, and March 31, 2000 is 1:1 for Series C and Series D Preferred Stock. The conversion ratio of Series A, B, C and D Preferred Stock may be adjusted under circumstances described in the Company's Restated Articles of Incorporation.

 Common Stock

  The Company is authorized to issue 45,000,000 shares of Common Stock as of March 31, 2000. A portion of the outstanding shares of common stock are subject to repurchase by the Company over a four year period. As of December 31, 1998 and 1999 and March 31, 2000, there were 4,814,804, 4,109,338 and 6,502,326 shares of nonvested stock issued pursuant to a stock purchase agreement with the Company's founder and stock issued under early exercises of options all of which were subject to repurchase by the Company. The repurchase rights with respect to the Company's agreement with the founder lapse over 36 months and the repurchase rights with respect to the early exercises of options lapse over the original vesting period of the options.

 Incentive stock plan

  In November 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") under which the Company may grant stock options for Common Stock to employees, consultants and outside investors. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than fair market value at date of grant for incentive stock options). If an employee owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of fair market value, as determined by the Board of Directors. Options granted generally vest over four years. The Company has reserved 8,000,000 shares of Common Stock for issuance under the Plan.

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)


  A summary of activity under the Plan is as follows:

                                              Number of   Weighted
                                 Number of     Shares     Average
                                   Shares    Issued and   Exercise  Aggregate
                                 Authorized  Outstanding   Price      Price
                                 ----------  -----------  -------- -----------
Shares reserved.................  1,980,000         --        --   $       --
Options granted.................   (496,720)    496,720   $0.0325       16,143
                                 ----------  ----------            -----------
Balances, December 31, 1998.....  1,483,280     496,720   $0.0325       16,143
Shares reserved.................  6,020,000         --                     --
Options granted................. (5,294,990)  5,294,990   $0.6278    3,324,195
Options exercised...............             (1,200,220)  $0.4149     (497,971)
Options cancelled...............     70,000     (70,000)  $0.0325       (2,275)
                                 ----------  ----------            -----------
Balances, December 31, 1999.....  2,278,290   4,521,490   $0.6281  $ 2,840,092
Options granted................. (2,062,125)  2,062,125   $  4.38    9,032,108
Options exercised...............             (2,146,519)  $  1.28   (2,741,608)
Options cancelled...............     39,600     (39,600)  $  1.81      (71,662)
                                 ----------  ----------            -----------
                                    255,765   4,397,496   $  2.06  $ 9,058,930
                                 ==========  ==========            ===========

  For financial reporting purposes, the Company has determined that the estimated value of common stock, based on the expected price per share of the common stock in the company's initial public offering, was in excess of the exercise price, which was considered to be the fair market value as of the date of grant for 496,720 options issued in 1998 and 5,294,990 options issued in the year ended December 31, 1999 and 2,062,125 options issued in the quarter ended March 31, 2000. In connection with the grants of such options, the Company has recorded deferred compensation of $129,000 in the period from August 3, 1998 to December 31, 1998 and $17,818,000 during the year ended December 31, 1999 and $14,065,000 during the quarter ended March 31, 2000. Deferred stock compensation will be amortized over the vesting period which is generally 48 months from the date of grant; $2,568,000 was expensed in the year ended December 31, 1999. Future amortization based on options granted through March 31, 2000 is expected to be $12,934,000, $7,696,000, $3,553,000, $980,000 and
$8,000 in the nine month period ending December 31, 2000, and the years ended December 31, 2001, 2002, 2003 and 2004.

  The following table summarizes information about stock options outstanding at December 31, 1999:

                                     Options Outstanding               Options
                         -------------------------------------------  Currently
                                                                     Exercisable
                                     Weighted Average    Weighted    -----------
                           Number       Remaining        Average       Number
Range of Exercise Price  Outstanding Contractual Life Exercise Price Outstanding
-----------------------  ----------- ---------------- -------------- -----------
$ 0.0325................    837,500        9.13          $0.0325        51,041
$ 0.1375................  1,477,980        9.44          $0.1375        66,666
$ 0.5000................    258,000        9.63          $0.5000           --
$ 0.8000................    447,750        9.71          $0.8000           --
$ 1.0000................    625,850        9.77          $1.0000           --
$1.250 - $1.750.........    555,960        9.87          $1.4728         2,500
$2.000 - $2.250.........    318,450        9.98          $2.1288         6,250
                          ---------                                    -------
                          4,521,490                                    126,457
                          =========                                    =======

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

 Fair value disclosures

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." Had compensation cost for the plan been determined based on the fair value at grant date for all awards consistent with the provisions of SFAS No. 123, the impact on the Company's financial statements would be as follows:

                                       Period from
                                        August 13,                Period from
                                        1998 (date                 August 13,
                                            of                     1998 (date
                                        inception)                     of
                                            to       Year Ended    inception)
                                       December 31, December 31,  to December
                                           1998         1999        31, 1999
                                       ------------ ------------  ------------
Net loss:
  As reported.........................  $(314,000)  $(17,648,000) $(17,962,000)
  Pro forma...........................  $(314,000)  $(17,489,000) $(17,803,000)
Basic and diluted net loss per share:
  As reported.........................  $   (0.12)  $      (4.13) $      (4.77)
  Pro forma...........................  $   (0.12)  $      (4.09) $      (4.73)

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                                1998     1999
                                                               -------  -------
Risk-free interest rate.......................................    4.38%    5.35%
Expected life................................................. 4 years  4 years
Expected dividends............................................ $   --   $   --

  The weighted average per share fair value of common stock options granted during 1998 and 1999 was $0.02 and $3.55.

  Options granted to consultants are valued using the Black-Scholes method and this value is charged against income over the vesting period of the options.

 Warrants

  In connection with long-term marketing agreements entered into in December 1999, the Company issued two warrants to purchase up to an aggregate of 495,000 shares of common stock. A total of 140,000 shares subject to one of the warrants was immediately exercisable at an exercise price of $7.45 of which a portion of the warrant to purchase 35,000 shares will expire upon the closing of this Initial Public Offering. and a total of 75,000 shares subject to the other warrant was immediately exercisable at an exercise price of $11.00. An additional 35,000 shares subject to the first warrant will become exercisable on December 31, 2000 or earlier if certain volume targets are met. The remaining portions of the warrants will be exercisable when the holders meet stated volume targets for business conducted over the noosh.com service at exercise prices ranging from $7.45 per share to the fair market value of the common stock at the date the volume targets are met.

  The Company valued the portions of the warrants which have no performance requirements associated with their exercise on the date of issuance using the Black-Scholes method with the

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

following assumptions: dividend yield at 0%; expected warrant term of 3 years; risk free interest rate of 6.29% and expected volatility of 60%. The fair value of those portions was $1,468,000. The remaining warrants will be valued and charged to expense when it is probable that the performance targets will be met.

  In connection with a print buyer agreement entered into in January 2000, the Company has issued warrants to purchase up to an aggregate of 2,780,159 shares of common stock at an exercise price of $11.00 per share, of which warrants to purchase 961,309 shares were immediately exercisable and the remaining warrants will be exercisable in the future based on the holder meeting stated volume targets for business conducted over the noosh.com service. The fair value of portion of the warrants which was immediately exercisable was $3,914,000 using the Black-Scholes method and accordingly was charged to expense during the three months period ended March 31, 2000.

  In connection with a print buyer user agreement entered into in January 2000, the Company has issued a warrant to purchase up to 50,000 shares of common stock at an exercise price of $11.00 per share, all shares of which will be exercisable in the future based on the holder meeting a stated volume target for business conducted over the noosh.com service.

  In connection with a print buyer agreement entered into in February 2000, the Company has issued a warrant to purchase up to 10,000 shares of common stock at an exercise price equivalent to the initial public offering price per share. All shares subject to this warrant will be exercisable when the print buyer meets a stated target for business conducted over the noosh.com service.

  In connection with a print vendor agreement entered into in February 2000, the Company has issued a warrant to purchase up to 100,000 shares of common stock which will be exercisable in the future based on the holder meeting stated volume targets for business conducted over the noosh.com service at exercise prices ranging from the initial public offering price to the fair market value of the common stock at the date the volume targets are met.

 Employee Stock Purchase Plan

  In January 2000, the Company's Board of Directors adopted the 2000 Employee Stock Purchase Plan under which eligible employees will be able to purchase common stock at a discount price in periodic offerings. The purchase plan will commence on the effective date of the offering.

  A total of 600,000 shares of common stock have been authorized for issuance under the 2000 purchase plan.

 Non-Employee Directors' Stock Option Plan

  In January 2000, the Company's Board of Directors adopted the 2000 Non-Employee Directors' Stock Option Plan under which non-employee directors will automatically be granted options to purchase shares of common stock on the effective date of the offering and on each annual stockholders' meeting, beginning with the annual stockholders meeting in 2001.

  A total of 350,000 shares of common stock have been authorized for issuance under the 2000 Non-Employee Directors' Stock Option Plan.

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

 2000 Equity Incentive Plan

  In January 2000, the Company's Board of Directors adopted the 2000 Equity Incentive Plan under which 6,000,000 shares of common stock have been reserved for issuance of options to employees, directors and consultants.

  The 2000 Equity Incentive Plan will be effective on the effective date of the offering at which time no further option grants will be made under the 1998 Equity Incentive Plan.

NOTE 6--UNAUDITED PRO FORMA LOSS PER SHARE AND PRO FORMA SHAREHOLDERS' EQUITY:

  Pro forma basic net loss per share has been computed as described in Note 1 and also gives effect to common equivalent stock from preferred shares that will convert upon the closing of the Company's initial public offering (using the as-if-converted-method).

  A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per share follow:

                                                                  Three Months
                                                     Year Ended      Ended
                                                    December 31,   March 31,
                                                        1999          2000
                                                    ------------  ------------
Pro forma net loss per share, basic and diluted:
  Net loss......................................... $(17,648,000) $(20,674,000)
  Shares used in computing net loss per share,
   basic and diluted...............................    4,275,090     5,292,410
  Adjustment to reflect the effect of the assumed
   conversion of convertible preferred stock.......   11,081,828    20,732,870
                                                    ------------  ------------
  Shares used in computing pro forma net loss per
   share, basic and diluted........................   15,356,918    26,025,280
  Pro forma net loss per share, basic and diluted.. $      (1.15) $      (0.79)

  If the offering contemplated by this Prospectus is consummated as contemplated, all of the convertible preferred stock outstanding as of the closing date will be converted into an aggregate of approximately 19,582,563 shares of common stock based on the shares of convertible preferred stock outstanding at March 31, 2000. Unaudited pro forma shareholders' equity at March 31, 2000 as adjusted for the conversion of preferred stock, is disclosed on the balance sheet.

NOTE 7--401(k) SAVINGS PLAN:

  The Company established a 401(k) Savings Plan (the "Plan") that covers substantially all employees. Under the Plan, employees are permitted to contribute a portion of gross compensation not to exceed standard limitations provided by the Internal Revenue Service. The Company maintains the right to match employee contributions, but for the period from August 3, 1998 (date of inception) March 31, 2000.

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)


NOTE 8--SUBSEQUENT EVENTS:

 Initial public offering

  In January 2000, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon the completion of this offering, if the per share price in the offering is at least $11.00 and the gross proceeds are at least $20,000,000, the Company's preferred stock will automatically be converted into common stock.



 Patent Licensing

  The Company received a letter from an individual advising that his patent may cover certain aspects of the Company's service and requesting the Company to consider licensing the patent. The Company is currently evaluating the patent. However, based on the Company's preliminary review, management does not believe that the Company requires a license under the patent to operate its service.

 Amended and Restated Certificate of Incorporation

  In April 2000, the Company amended and restated its Certificate of Incorporation to increase the authorized number of shares of capital stock to 94,400,000 shares, of which 75,000,000 shares were designated common stock, 16,800,000 shares were designated preferred stock and 2,600,000 shares were designated Class B common stock. Of the 16,800,000 shares that were designated preferred stock, 800,000 shares were designated Series E preferred stock and 800,000 shares were designated Series E-1 preferred stock.

 Series E Preferred Financing

  In April 2000, the Company completed the closing of the Series E preferred stock financing. The Company raised $10.0 million and issued 769,231 shares of Series E preferred stock. The Series E preferred stock has substantially the same preferences as the Series A, B, C and D preferred stock except that the Series E preferred stock has a liquidation value of $13.00 per share plus all declared and unpaid dividends, is non-voting and is convertible into Class B common stock which is also non-voting. The conversion ratio for the Series E preferred stock into Class B common stock is one to one, except in the event of an initial public offering of the Company's equity securities or a sale of the Company, each share of Series E preferred stock will convert into such number of shares of Class B common stock that is equal to the result of of $13.00 divided by the lesser of the conversion price of the Series E preferred stock then in effect or 85% of the initial public offering price per share. In addition, the Class B common stock converts into common stock on a one-to-one basis at the option of the holder on the earlier of April 4, 2001, the date 180 days after an initial public offering or the Company's prior written consent, and the Class B common stock converts into common stock on a one-to-one basis automatically upon any transfer of the Class B common stock to a third-party that occurs on the earlier of April 4, 2001 or 180 days after an initial public offering.

  In connection with a print buyer user agreement entered into in April 2000, the Company has issued a warrant to purchase up to 958,400 shares of Class B common stock. A portion of the

                                  NOOSH, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      (Information as of March 31, 2000 and/or for the periods ended

                   March 31, 1999 and 2000 is unaudited)

warrant, for a total of 432,000 shares, is immediately exercisable. The remaining portion of the warrant becomes exercisable in increments upon the holder meeting stated targets. Initially, the exercise price of the warrant is $13.00 per share. Upon the automatic conversion of the Company's Series E preferred stock to Class B common stock immediately prior to an initial public offering, the exercise price of the warrant is adjusted to the lesser of $13.00 per share or the conversion price of the Series E preferred stock in effect immediately prior to such conversion.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                --------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Note Regarding Forward-Looking Statements................................  20
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Financial Data..................................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations ..........................................................  27
Business.................................................................  35
Management...............................................................  49
Related Party Transactions...............................................  62
Principal Stockholders...................................................  64
Description of Capital Stock ............................................  66
Shares Eligible for Future Sale..........................................  70
Underwriting.............................................................  72
Validity of Common Stock.................................................  74
Experts..................................................................  74
Additional Information...................................................  74
Index to Financial Statements............................................ F-1

                                --------------

  Through and including     , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,000,000 Shares

                                  NOOSH, Inc.

                                  Common Stock

                                --------------

                        [NOOSH, INC. LOGO APPEARS HERE]

                                --------------

                              Goldman, Sachs & Co.

                               Robertson Stephens

                         Banc of America Securities LLC

                            PaineWebber Incorporated

                                   E*OFFERING



                      Representatives of the Underwriters


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market application fee.

   Registration fee................................................. $   15,788
   NASD filing fee..................................................      6,480
   Nasdaq National Market application fee...........................     95,000
   Blue sky qualification fee and expenses..........................     20,000
   Printing and engraving expenses..................................    250,000
   Legal fees and expenses..........................................    500,000
   Accounting fees and expenses.....................................    250,000
   Transfer agent and registrar fees................................     15,000
   Miscellaneous....................................................     47,738
                                                                     ----------
   Total............................................................ $1,200,000
                                                                     ==========

Item 14. Indemnification of Officers and Directors.

  As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

 .  any breach of duty of loyalty to us or to our stockholders;

 . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

 .  unlawful payment of dividends or unlawful stock repurchases or redemptions;
   or

 . any transaction from which the director derived an improper personal benefit.

  Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

  We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of NOOSH, arising out of these persons' services as our director or executive officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

  The underwriting agreement will provide for indemnification by the underwriters of NOOSH, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the securities act.

Item 15. Recent Sales of Unregistered Securities.

  Since inception, we have sold and issued the following unregistered securities:

    (1) From August 15, 1998 to April 4, 2000, we granted stock options to purchase 7,992,188 shares of the our common stock to employees, consultants and directors pursuant to our 1998 equity incentive plan. Of these stock options, 109,600 shares have been cancelled without being exercised, 3,490,050 shares have been exercised, 0 have been repurchased and 4,392,538 shares remain outstanding.

    (2) On August 15, 1998, we issued an aggregate of 40,000 shares of common stock to Cooley Godward LLP at $0.00125 per share for an aggregate purchase price of $50.

    (3) In August 1998 through September 1999, we issued an aggregate of 8,000,000 shares of common stock to Ofer Ben-Shachar at $0.00125 per share for an aggregate purchase price of $10,000.

    (4) In November 1998, we issued an aggregate of 2,000,000 shares of Series A preferred stock to Asset Management Partners, Baloff Investors, LLC, GC&H Investments and eight individual investors at $0.65 per share for an aggregate purchase price of $1,300,000. Shares of Series A preferred stock are convertible into shares of common stock at the rate of two shares of common stock for each share of Series A preferred stock owned.

    (5) In December 1998, we issued an aggregate of 23,077 shares of Series A preferred stock to one individual investor at $0.65 per share for an aggregate purchase of $15,000. Shares of Series A preferred stock are convertible into shares of common stock at the rate of two shares of common stock for each share of Series A preferred stock owned.

    (6) In January 1999 through March 1999, we issued an aggregate of 76,986 shares of common stock to four consultants at $0.325 per share for an aggregate purchase price of $2,502.

    (7) On April 26, 1999, we issued an aggregate of 4,363,637 shares of Series B preferred stock to The Levinson Family Trust, The McDonald Family Trust, The Pidwell Family Living Trust, Accel VI L.P., Accel Internet Fund II L.P., Accel Investors '98 L.P., Accel Keiretsu VI L.P., Advanced Technology Ventures V, L.P., ATV Entrepreneurs V, L.P., Angel Investors LP, Asset Management Partners, Beams Technology Investments Ltd., ELK Partners, GC&H Investments and eight individual investors at $2.75 per share for an aggregate purchase price of $12,000,002. Shares of Series B preferred stock are convertible into shares of common stock at the rate of two shares of common stock for each share of Series B preferred stock owned.

    (8) On September 15, 1999, we issued an aggregate of 13,216 shares of common stock to six consultants at $0.80 per share for an aggregate purchase price of $10,573.

    (9) On October 8, 1999, we issued an aggregate of 11,609 shares of common stock to eight consultants at $1.00 per share for an aggregate purchase price of $11,609.

    (10) On October 15, 1999, we issued an aggregate of 19,000 shares of common stock to one employee as consideration with an aggregate fair market value of $19,000 under a technology transfer agreement.

    (11) On November 1, 1999, we issued an aggregate of 5,727 shares of common stock to two consultants at $1.25 per share for an aggregate purchase price of $7,159.

    (12) In November 1999, we issued an aggregate of 6,809,135 shares of Series C preferred stock to The McDonald Family Trust, The Pidwell Family Living Trust, Accel VI L.P., Accel Internet Fund II L.P., Accel Investors '98 L.P., Accel Keiretsu VI L.P., Advanced Technology Ventures V, L.P., ATV Entrepreneurs V, L.P., Asset Management Partners, Beams Technology Investments Ltd., ELK Partners, GC&H Investments, Internet Experience, L.P., MeriTech Capital Affiliates L.P.,

  MeriTech Capital Partners L.P., RSV Ventures, L.P., Spinnaker Clipper Fund, L.P., Spinnaker Crossover Fund, L.P., Spinnaker Crossover Institutional Fund, L.P., TCV III (GP) TCV III, L.P., TCV III (Q), L.P., TCV III Strategic Partners, L.P., Comdisco, Inc. and fifteen individual investors at $7.45 per share for an aggregate purchase price of $50,728,056. Shares of Series C preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series C preferred stock owned.

    (13) On November 15, 1999, we issued an aggregate of 33,865 shares of common stock to four consultants at $1.50 per share for an aggregate purchase price of $50,798.

    (14) On November 30, 1999, we issued an aggregate of 847 shares of common stock to three consultants at $1.75 per share for an aggregate purchase price of $1,482.

    (15) On December 30, 1999, we issued two warrants to two print vendors to purchase an aggregate of 495,000 shares of common stock. A portion of the first warrant, for a total of 140,000 shares, became immediately exercisable upon issuance at an exercise price of $7.45. A portion of the second warrant, for a total of 75,000 shares, became immediately exercisable upon issuance at an exercise price of $11.00. The remaining portions of the warrants are exercisable when the print vendors meet stated volume targets for business conducted over our service at exercise prices ranging from $7.45 per share to the fair market value of our common stock on the date the volume targets are met.

    (16) On December 31, 1999, we issued an aggregate of 13,203 shares of common stock to seven consultants for an aggregate purchase price of $29,707.

    (17) On January 14, 2000, we issued one warrant to Bank of America Technology and Operations, Inc. to purchase an aggregate of 50,000 shares of common stock at an exercise price of $11.00 per share.

    (18) On January 25, 2000 we issued an aggregate of 1,418,182 shares of Series D preferred stock to R.R. Donnelley & Sons Company and two individual investors at $11.00 per share for a total of $15,600,002. Shares of Series D preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series D preferred stock owned. In addition, we issued two warrants to R.R. Donnelley & Sons Company to purchase an aggregate of 2,780,159 shares of common stock at an exercise price of $11.00 per share. A total of 961,309 shares of common stock are immediately exercisable under the warrants. The remaining shares under the warrants are exercisable when the holder meets stated volume targets for business conducted over our service.

    (19) On February 4, 2000, we issued one warrant to ColorGraphics, a print vendor, to purchase an aggregate of 100,000 shares of common stock. The warrant is first exercisable on the one year anniversary of the date of grant and only to the extent ColorGraphics meets stated volume targets for business conducted over our service. The exercise price for the warrant ranges from the initial public offering price to the fair market value of our common stock as of the end of the calendar quarter during which the stated volume targets are met.

    (20) On February 4, 2000, we issued an aggregate of 17,350 shares of common stock to two consultants for an aggregate purchase price of $138,775.

    (21) On February 14, 2000, we issued one warrant to J. Crew Group, Inc., a print buyer, to purchase an aggregate of 10,000 shares of common stock. The warrant is first exercisable on the one year anniversary of the date of grant and only to the extent J. Crew meets a target for business conducted over our service. The exercise price for the warrant is equal to the initial public offering price.

    (22) On March 10, 2000, we issued an aggregate of 2,536 shares of common stock to two consultants for an aggregate purchase price of $24,092.

    (23) On April 4, 2000, we issued an aggregate of 769,231 shares of Series E preferred stock to GE Capital Equity Investments, Inc. at $13.00 per share for a total of $10,000,003. Initially, shares of Series E preferred stock are convertible into shares of Class B common stock at the rate of one share of Class B common stock for each share of Series E preferred stock. In the event of an initial public offering or a sale of NOOSH, each share of Series E preferred stock will be convertible into that number of shares of Class B common stock equal to $13.00 divided by the lesser of the conversion price then in effect for the Series E preferred stock or 85% of the initial public offering price per share. Assuming an initial public offering price of $12.00, each share of Series E preferred stock will be convertible into approximately 1.27 shares of Class B common stock. In addition, we issued a warrant to GE Capital Equity Investments to purchase up to 958,400 shares of capital stock. A portion of the warrant, for a total of 432,000 shares of share of Series E preferred stock will be convertible into approximately 1.27 shares of Class B common stock. In addition, we issued a warrant to GE Capital Equity Investments to purchase up to 958,400 shares of capital stock. A portion of the warrant, for a total of 432,000 shares of capital stock, is immediately exercisable. The remaining portion of the warrant becomes exercisable in increments upon the holder meeting stated targets. Initially, the exercise price of the warrant is $13.00 per share. Upon the automatic conversion of our Series E preferred stock upon the closing of an initial public offering, the exercise price of the warrant is adjusted to the lesser of $13.00 per share or the conversion price of the Series E preferred stock in effect immediately prior to such conversion. Initially, the warrant is exercisable for Class B common stock. At the option of GE Capital Equity Investments, on the date 90 days after this offering, a portion of the warrant will become exercisable for common stock. In addition, on the earlier of April 4, 2001 or the date 180 days after this offering, the remainder of the warrant will become exercisable for common stock.

  With respect to the grant of stock options described in paragraph (1), an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as this term is used in Section 2(3) of the Securities Act. The sale and issuance of securities and the exercise of options described in paragraphs (1), (6), (8), (9), (11), (13), (14), (16),
(20) and (22) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided in Rule
701. The sale and issuance of securities described in paragraphs (2), (3),
(4), (5), (7), (10), (12), (15), (17), (18), (19), (21) and (23) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2) or Regulation D promulgated thereunder.

  Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any of these securities. All recipients either received adequate information about NOOSH or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

 Exhibit
 Number  Description of Document
 ------- -----------------------
  1.1**  Form of Underwriting Agreement.
  3.1**  Restated Certificate of Incorporation of Registrant, as currently in effect.
  3.2**  Form of Amended and Restated Certificate of Incorporation of
         Registrant to be filed upon the closing of the offering made pursuant to this Registration Statement.
  3.3**  Bylaws of the Registrant as currently in effect.
  4.1**  Specimen Common Stock Certificate.
  4.2**  Amended and Restated Investor Rights Agreement dated April 4, 2000 between Registrant and holders of the Registrant's Series A Preferred
         Stock, Series B Preferred Stock, Series C Preferred Stock, Series D
         Preferred Stock and Series E Preferred Stock.

 Exhibit
  Number  Description of Document
 -------  -----------------------
  5.1**   Opinion of Cooley Godward LLP.
 10.1**   Form of Indemnity Agreement.
 10.2**   1998 Equity Incentive Plan and related documents.
 10.3**   2000 Equity Incentive Plan and related documents.
 10.4**   2000 Employee Stock Purchase Plan.
 10.5**   2000 Non-Employee Directors Stock Option Plan and related documents.
 10.6**   Lease Agreement, dated April 1, 1999, between Registrant and Syntex
          (U.S.A.) Inc.
 10.7**   Sublease Agreement, dated November 1, 1999, between the Registrant and Xerox Corporation.
 10.8**   Promissory Note, dated April 15, 1999, between Registrant and David
          Hannebrink.
 10.8.1** Amendment No. 1 to Promissory Note, dated April 15, 1999, between
          Registrant and David Hannebrink.
 10.9**   Promissory Note, dated October 8, 1999, between Registrant and Hagi
          Schwartz.
 10.10**  Promissory Note, dated November 1, 1999, between Registrant and David
          Hannebrink.
 10.11**  Promissory Note, dated January 3, 2000, between Registrant and Kevin
          Akeroyd.
 10.12**  Promissory Note, dated January 3, 2000, between Registrant and Ray
          Martinelli.
 10.13**  Promissory Note, dated January 3, 2000, between Registrant and
          Timothy Moore.
 10.14**  Promissory Note, dated January 15, 2000, between Registrant and
          Steven Baloff.
 10.15**  Promissory Note, dated January 15, 2000, between Registrant and David
          Hannebrink.
 10.16**  Promissory Note, dated January 15, 2000 between Registrant and Robert
          Shaw.
 10.17**  Promissory Note, dated February 4, 2000 between Registrant and Hagi
          Schwartz.
 10.18**  Internet Services and Colocation Agreement, dated as of July 20,
          1999, between the Registrant and Abovenet.
 10.19**+ Co-Development and Marketing Agreement, dated as of January 25, 2000, between the Registrant and R.R. Donnelley & Sons Company.
 10.20**+ Warrant for the Purchase of 225,000 shares of Common Stock issued to
          Consolidated Graphics, Inc. dated December 30, 1999.
 10.21**+ Warrant for the Purchase of 270,000 shares of Common Stock issued to
          Wallace Computer Services, Inc. dated December 30, 1999.
 10.22**+ Warrant for the Purchase of 50,000 shares of Common Stock issued to
          Bank of America Technology and Operations, Inc. dated January 14,
          2000.
 10.23**  Warrant for the Purchase of 2,430,158 shares of Common Stock issued to R.R. Donnelley & Sons Company dated January 25, 2000.
 10.24**  Warrant for the Purchase of 350,000 shares of Common Stock issued to
          R.R. Donnelley & Sons Company dated January 25, 2000.
 10.25**  Warrant for the Purchase of 958,400 shares of Class B Common Stock issued to GE Capital Equity Investments, Inc. dated April 4, 2000.
 10.26**  Promissory Note, dated March 15, 2000 between Registrant and Edward
          E. Barr.
 10.27**  Office Lease dated March 31, 2000 by and between Registrant and PAC
          Court Associates, L.P., a California limited partnership.
 10.28**  Lease dated October 1999 by and between the Realty Associates Fund
          IV, L.P. and Registrant of the Hillsite Building, 75 Second Ave.,
          Needham, Massachusetts, 02912.
 10.29    Office Space Lease, dated February 2000, by and between Registrant and LaSalle National Bank.
 10.30    Deed of Lease, by and between Registrant and MDM Development Company,
          L.L.C.
 10.31    Offer Letter, dated October 14, 1998, between Registrant and Mathew
          Spolin
 10.32    Offer Letter, dated April 10, 1999, between Registrant and Lawrence
          Slotnick
 10.33    Offer Letter, dated July 27, 1999, between Registrant and Kevin
          Akeroyd
 10.34    Offer Letter, dated January 6, 1999, between Registrant and David
          Hannebrink.
 10.35    Offer Letter, dated October 7, 1999, between Registrant and Hagi
          Schwartz.
 10.36    Offer Letter, dated January 3, 2000, between Registrant and Timothy
          Moore.
 10.37    Offer Letter, dated January 4, 2000, between Registrant and Robert
          Shaw.
 23.1     Consent of Independent Accountants.

 Exhibit
 Number  Description of Document
 ------- -----------------------
 23.2**  Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule.

--------

** Previously filed.

+  Confidential treatment has been requested for a portion of this exhibit.

(b) Financial Statement Schedules.

  Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

    (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denomination and registered in the names required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Santa Clara, State of California, on the 16th day of May, 2000.

                                          NOOSH, Inc.

                                                             *
                                          By: _________________________________
                                                      Ofer Ben-Shachar
                                                 President, Chief Executive
                                                    Officer and Chairman

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signatures                          Title                    Date
              ----------                          -----                    ----

                  *                    President, Chief Executive      May 16, 2000
______________________________________  Officer and Chairman of
           Ofer Ben-Shachar             the Board of Directors
                                        (principal executive
                                        officer)

         /s/ Hagi Schwartz             Vice President and Chief        May 16, 2000
______________________________________  Financial Officer
            Hagi Schwartz               (principal financial and
                                        accounting officer)

                  *                    Director                        May 16, 2000
______________________________________
            Steven Baloff

                  *                    Director                        May 16, 2000
______________________________________
             Edward Barr

                  *                    Director                        May 16, 2000
______________________________________
           Arthur Patterson

                  *                    Director                        May 16, 2000
______________________________________
            Kathy Levinson

         /s/ Hagi Schwartz
*By: ____________________________
Name:      Hagi Schwartz
         Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
  Number  Description of Document
 -------  -----------------------
  1.1**   Form of Underwriting Agreement.
  3.1**   Restated Certificate of Incorporation of Registrant, as currently in effect.
  3.2**   Form of Amended and Restated Certificate of Incorporation of
          Registrant to be filed upon the closing of the offering made pursuant to this Registration Statement.
  3.3**   Bylaws of the Registrant as currently in effect.
  4.1**   Specimen Common Stock Certificate.
  4.2**   Amended and Restated Investor Rights Agreement dated April 4, 2000 between Registrant and holders of the Registrant's Series A Preferred
          Stock, Series B Preferred Stock, Series C Preferred Stock, Series D
          Preferred Stock and Series E Preferred Stock.
  5.1**   Opinion of Cooley Godward LLP.
 10.1**   Form of Indemnity Agreement.
 10.2**   1998 Equity Incentive Plan and related documents.
 10.3**   2000 Equity Incentive Plan and related documents.
 10.4**   2000 Employee Stock Purchase Plan.
 10.5**   2000 Non-Employee Directors Stock Option Plan and related documents.
 10.6**   Lease Agreement, dated April 1, 1999, between Registrant and Syntex
          (U.S.A.) Inc.
 10.7**   Sublease Agreement, dated November 1, 1999, between the Registrant and Xerox Corporation.
 10.8**   Promissory Note, dated April 15, 1999, between Registrant and David
          Hannebrink.
 10.8.1** Amendment No. 1 to Promissory Note, dated April 15, 1999, between
          Registrant and David Hannebrink.
 10.9**   Promissory Note, dated October 8, 1999, between Registrant and Hagi
          Schwartz.
 10.10**  Promissory Note, dated November 1, 1999, between Registrant and David
          Hannebrink.
 10.11**  Promissory Note, dated January 3, 2000, between Registrant and Kevin
          Akeroyd.
 10.12**  Promissory Note, dated January 3, 2000, between Registrant and Ray
          Martinelli.
 10.13**  Promissory Note, dated January 3, 2000, between Registrant and
          Timothy Moore.
 10.14**  Promissory Note, dated January 15, 2000, between Registrant and
          Steven Baloff.
 10.15**  Promissory Note, dated January 15, 2000, between Registrant and David
          Hannebrink.
 10.16**  Promissory Note, dated January 15, 2000 between Registrant and Robert
          Shaw.
 10.17**  Promissory Note, dated February 4, 2000 between Registrant and Hagi
          Schwartz.
 10.18**  Internet Services and Colocation Agreement, dated as of July 20,
          1999, between the Registrant and Abovenet.
 10.19**+ Co-Development and Marketing Agreement, dated as of January 25, 2000, between the Registrant and R.R. Donnelley & Sons Company.
 10.20**+ Warrant for the Purchase of 225,000 shares of Common Stock issued to
          Consolidated Graphics, Inc. dated December 30, 1999.
 10.21**+ Warrant for the Purchase of 270,000 shares of Common Stock issued to
          Wallace Computer Services, Inc. dated December 30, 1999.
 10.22**+ Warrant for the Purchase of 50,000 shares of Common Stock issued to
          Bank of America Technology and Operations, Inc. dated January 14,
          2000.
 10.23**  Warrant for the Purchase of 2,430,158 shares of Common Stock issued to R.R. Donnelley & Sons Company dated January 25, 2000.
 10.24**  Warrant for the Purchase of 350,000 shares of Common Stock issued to
          R.R. Donnelley & Sons Company dated January 25, 2000.
 10.25**  Warrant for the Purchase of 958,400 shares of Class B Common Stock issued to GE Capital Equity Investments, Inc. dated April 4, 2000.
 10.26**  Promissory Note, dated March 15, 2000 between Registrant and Edward
          E. Barr.
 10.27**  Office Lease dated March 31, 2000 by and between Registrant and PAC
          Court Associates, L.P., a California limited partnership.
 10.28**  Lease dated October 1999 by and between the Realty Associates Fund
          IV, L.P. and Registrant of the Hillsite Building, 75 Second Ave.,
          Needham, Massachusetts, 02912.

 Exhibit
 Number  Description of Document
 ------- -----------------------
 10.29   Office Space Lease, dated February 2000, by and between Registrant and
         LaSalle National Bank.
 10.30   Deed of Lease, by and between Registrant and MDM Development Company,
         L.L.C.
 10.31   Offer Letter, dated October 14, 1998, between Registrant and Mathew
         Spolin
 10.32   Offer Letter, dated April 10, 1999, between Registrant and Lawrence
         Slotnick
 10.33   Offer Letter, dated July 27, 1999, between Registrant and Kevin
         Akeroyd
 10.34   Offer Letter, dated January 6, 1999, between Registrant and David
         Hannebrink.
 10.35   Offer Letter, dated October 7, 1999, between Registrant and Hagi
         Schwartz.
 10.36   Offer Letter, dated January 3, 2000, between Registrant and Timothy
         Moore.
 10.37   Offer Letter, dated January 4, 2000, between Registrant and Robert
         Shaw.
 23.1    Consent of Independent Accountants.
 23.2**  Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule.

--------

** Previously filed.

+  Confidential treatment has been requested for a portion of this exhibit.